Exhibit 2.1

MASTER CONTRIBUTION AND TRANSACTIONS AGREEMENT

BY AND BETWEEN

HCP, INC.

AND

BROOKDALE SENIOR LIVING INC.

April 23, 2014

Schedules:
Schedule 1	HCP CCRC Prop-Subs and HCP CCRC Facilities
Schedule 2	BKD CCRC Subs and BKD CCRC Facilities;
Freedom Pointe at the Villages Phase II Project
Schedule 3	A Facilities
Schedule 4	HCP RIDEA Prop-Subs and HCP RIDEA Facilities
Schedule 5	NNN Lessors & Lessees
Schedule 6	Gross Contribution Value
Schedule 7	PO Termination Leases, Lessees and Lessors
Schedule 8	Applicable Use
Schedule 9	Indebtedness
Schedule 10A	HB Management Agreements
Schedule 10B	Annual Incentive Fee Baselines

Schedule 11	BKD Diligence Materials
Schedule 12A	NNN Lease Delayed Commencement Facilities
Schedule 12B	RIDEA Delayed Commencement Facility
Schedule 12C	Fannie Mae Debt
Schedule 13	CCRC Program Max Expenses
Schedule 14	Intentionally Deleted
Schedule 15	Pending or Threatened Condemnation Proceedings
Schedule 16	Violations of Legal Requirements
Schedule 17	Hazardous Material Remediation
Schedule 18	Missing Permits from Governmental Authorities
Schedule 19	Pending or Threatened Litigation
Schedule 20	Entrance Fee Liabilities
Schedule 21	Lender Approval Ceiling Amount
Schedule 22	Financial Statements
Schedule 23	BKD Marketing Programs
Schedule 24	Acquisition Loan Term Sheet

Exhibits:
Exhibit A	Form CCRC P-HoldCo LLC Agreement
Exhibit B	Form CCRC Op-HoldCo LLC Agreement
Exhibit C	Form RIDEA P-HoldCo LLC Agreement
Exhibit D	Form RIDEA Op-HoldCo LLC Agreement
Exhibit E	Form CCRC TRS Lease
Exhibit F-1	Form BKD CCRC Management Agreement (BKD Life Estate CCRC Facilities)
Exhibit F-2	Form BKD CCRC Management Agreement (all other Contributed Facilities)
Exhibit G	Form Brookdale CCRC Management Agreement Guaranty
Exhibit H	Form RIDEA TRS Lease
Exhibit I	Form BKD RIDEA Management Agreement
Exhibit J	Form Brookdale RIDEA Management Agreement Guaranty
Exhibit K	Form HCP/BKD Lease Modification Agreement
Exhibit L	Form Brookdale Lease Modification Guaranty
Exhibit M	Form E Lease Modification Agreement
Exhibit N	Form HCP CCRC Facility OTA
Exhibit O	Form Brookdale HCP CCRC Facility OTA Guaranty
Exhibit P	Form BKD CCRC Facility OTA
Exhibit Q	Form E Facility OTA
Exhibit R	Form Brookdale E Facility OTA Guaranty
Exhibit S	Form NNN Lease
Exhibit T	Form Brookdale NNN Lease Guaranty
Exhibit U	Form BKD/HCP Lease Letter Agreement
Exhibit V	Form CCRC Pooling Agreement
Exhibit W	Form RIDEA Pooling Agreement
Exhibit X-1	Form A Assignment and Assumption Agreement
Exhibit X-2	Form B Assignment and Assumption Agreement

MASTER CONTRIBUTION AND TRANSACTIONS AGREEMENT

THIS MASTER CONTRIBUTION AND TRANSACTIONS AGREEMENT (this “Agreement”) is made and entered into as of April 23, 2014 (the “Effective Date”), by and between HCP, INC., a Maryland corporation (“HCP”), and BROOKDALE SENIOR LIVING INC., a Delaware corporation (“Brookdale”).  Each of HCP and Brookdale shall sometimes be referred to herein as a “Party” and collectively, as the “Parties”.

RECITALS

Part 1: General Background

A.            HCP. HCP is a publicly traded company.

B.            Brookdale. Brookdale is a publicly traded company.

Part 2: General Background: CCRC Venture

C.            HCP CCRC Facilities.  HCP is the direct or indirect owner of 100% of the fee interest in certain land, improvements and certain other property relating to one or more independent living, assisted living, memory care and/or skilled nursing care facilities listed on Schedule 1-A (each, a “HCP CCRC Facility” and collectively, the “HCP CCRC Facilities”).

D.            Current HCP CCRC Facilities Lease/Management Arrangements.

(i)            The HCP CCRC Facilities are currently leased to the Persons identified as the “BKD Lessees” on Schedule 1-B hereto (each, a “BKD Lessee” and collectively, the “BKD Lessees”) pursuant to each lease agreement identified opposite the name of such HCP CCRC Facility on Schedule 1-B attached hereto (each, as amended, modified or supplemented from time to time in accordance with its terms, a “HCP/BKD Lease” and collectively, the “HCP/BKD Leases”).  Although the BKD Lessees, together with other lessees, lease the HCP CCRC Facilities, jointly and severally, pursuant to the HCP/BKD Leases, the applicable BKD Lessee that holds all Required Governmental Approvals (as defined below) for the use and operation of the applicable HCP CCRC Facility for its Applicable Use (as defined below) is identified opposite the name of such HCP CCRC Facility on Schedule 1-B.

(ii)           The obligations of the BKD Lessees under the HCP/BKD Leases are guaranteed by Brookdale and/or an Affiliate of Brookdale pursuant to each guaranty identified opposite the name of such HCP CCRC Facility on Schedule 1-B attached hereto (each, as amended, modified or supplemented from time to time in accordance with its terms, an “Existing HCP/BKD Lease Guaranty” and collectively, the “Existing HCP/BKD Lease Guarantees”).

(iii)          Each BKD Lessee has engaged the manager identified opposite the name of such HCP CCRC Facility on Schedule 1-B attached hereto (each, the “Existing BKD/HCP Facility Manager”) to provide certain management services relating to the applicable HCP CCRC Facility leased by such BKD Lessee, pursuant to that certain management agreement listed opposite the name of such Existing BKD/HCP Facility Manager on Schedule 1-B attached hereto (with respect to each HCP CCRC Facility, as amended, modified or supplemented from time to time in accordance with its terms, an “Existing BKD/HCP Facility Management Agreement” and collectively with respect to all HCP CCRC Facilities, the “Existing BKD/HCP Facility Management Agreements”).

E.            HCP CCRC Facilities Debt. As of the Effective Date, the HCP CCRC Facilities do not secure Indebtedness of HCP or any of its Affiliates.

F.             BKD CCRC Facilities. Brookdale indirectly owns and operates, through its wholly-owned subsidiaries identified as such on Schedule 2-A attached hereto (each, a “BKD CCRC Sub” and collectively, the “BKD CCRC Subs” or the “BKD Contributed Subs”), 100% of the fee interest in (i) certain land, improvements and certain other property (including certain garden homes) relating to one or more independent living, assisted living, memory care and/or skilled nursing care facilities identified as a BKD Non-Life Estate CCRC Facility on Schedule 2-A (each, a “BKD Non-Life Estate CCRC Facility”), (ii) certain land, improvements and certain other property relating to one or more independent living, assisted living, memory care and/or skilled nursing care facilities identified as a BKD Life Estate CCRC Facility on Schedule 2-A (each, a “BKD Life Estate CCRC Facility”, and together with the BKD Non-Life Estate CCRC Facilities, collectively, the “BKD CCRC Facilities”) and (iii) a certain 18-hole executive golf course commonly known as Freedom Fairways, adjacent to the Freedom Plaza Sun City Center Community located in Sun City Center, Florida (the “Golf Course”).  Each BKD CCRC Sub that owns and operates a BKD Non-Life Estate CCRC Facility is also hereinafter referred to as a “BKD CCRC Prop-Sub” and each BKD CCRC Sub that owns and operates a BKD Life Estate CCRC Facility or the Golf Course is also hereinafter referred to as a “BKD CCRC OpCo-Sub”.  Brookdale shall have the right to transfer, indirectly (by contribution of all of the equity interests in the applicable BKD CCRC Sub) or directly by deed conveyance, any BKD CCRC Facility to a different wholly-owned subsidiary of Brookdale, which different subsidiary shall, immediately upon such transfer, be deemed to be the applicable BKD CCRC Sub and BKD Contributed Sub for all purposes hereunder so long as (i) the entity will own no property or assets other than the applicable BKD CCRC Facility and (ii) Brookdale shall give HCP prompt written notice of any such transfer, together with reasonable evidence of any such transfer.

G.            Existing BKD CCRC Facilities Management Arrangements.  Each BKD CCRC Sub has engaged the manager identified opposite the name of such BKD CCRC Facility on Schedule 2-B attached hereto (each, an “Existing BKD Facility Manager”) to provide certain management services relating to the applicable BKD CCRC Facility, pursuant to that certain management agreement listed opposite the name of such Existing BKD Facility Manager on Schedule 2-B attached hereto (with respect to each BKD CCRC Facility, as amended, modified or supplemented from time to time in accordance with its terms, an “Existing BKD Management Agreement” and collectively with respect to all BKD CCRC Facilities, the “Existing BKD Management Agreements”).

H.            A Portfolio Acquisition.  BLC Acquisitions, Inc., an indirect wholly owned subsidiary of Brookdale (in its capacity as purchaser under the A Purchase Agreement, “BKD A Acquisition”) has entered into a definitive agreement for the acquisition of the fee ownership of three (3) facilities identified on Schedule 3 attached hereto (the “A Facilities”).  The definitive agreement provides for the A Facilities to be acquired free of Indebtedness and otherwise on the terms described in Section 4.4 (such agreement executed by BKD A Acquisition, the “A Purchase Agreement”).

I.             B Facility Acquisition.  BLC Acquisitions, Inc., an indirect wholly owned subsidiary of Brookdale (in its capacity as purchaser under the B Purchase Agreement, “BKD B Acquisition”) has entered into a definitive agreement for the acquisition of the facility known as Freedom Village Bradenton located in Bradenton, Florida (the “B Facility”).  The definitive agreement provides for the B Facility to be acquired free of Indebtedness and otherwise on the terms described in Section 4.4 (such agreement executed by BKD B Acquisition, the “B Purchase Agreement”).

J.             Freedom Pointe at the Villages Phase II Project.  ARC Lady Lake, Inc., an indirect wholly-owned subsidiary of Brookdale (“Freedom Pointe Owner”), owns the BKD CCRC Facility currently under development and identified on Schedule 2-A as Freedom Pointe at the Villages Phase II (the “Freedom Pointe II Facility”).  Freedom Pointe Owner is developing a building on the premises, which is commonly known as the Freedom Pointe at the Villages Phase II Project.  Such building will include not less than 106 units, and such building and premises shall, in all material respects, comply with the description thereof set forth on Schedule 2-C.  In addition, Freedom Pointe Owner has commenced architectural and engineering work for the purposes of pursuing a skilled nursing facility at the Freedom Pointe at the Villages Phase II Project.

Part 3: General Background: RIDEA Venture

K.            RIDEA Contributed Facilities. HCP is the direct or indirect owner of 100% of the fee interest in certain land, improvements and certain other property relating to one or more independent living, assisted living, memory care and/or skilled nursing care facilities listed on Schedule 4-A (each, a “RIDEA Contributed Facility”, and collectively, the “RIDEA Contributed Facilities”).

L.            Current RIDEA Contributed Facilities Lease/Management Arrangements.

(i)            The RIDEA Contributed Facilities are currently leased to the Persons identified as the “E Facility Lessees” on Schedule 4-B hereto (each, an “E Facility Lessee” and collectively, the “E Facility Lessees”) pursuant to each lease agreement identified opposite the name of such RIDEA Contributed Facility on Schedule 4-B attached hereto (each, as amended, modified or supplemented from time to time in accordance with its terms, an “E Facility Lease” and collectively, the “E Facility Leases”).  Although the E Facility Lessees lease the RIDEA Contributed Facilities, jointly and severally, pursuant to the E Facility Leases, the applicable E Facility Lessee that holds all Required Governmental Approvals for the use and operation of the applicable RIDEA Contributed Facility for its Applicable Use is identified opposite the name of such RIDEA Contributed Facility on such Schedule 4-B.

(ii)           The obligations of the E Facility Lessees under the E Facility Leases are guaranteed by Emeritus or an Affiliate of Emeritus pursuant to each guaranty identified opposite the name of such RIDEA Contributed Facility on Schedule 4-B attached hereto (each, as amended, modified or supplemented from time to time in accordance with its terms, an “E Lease Guaranty” and collectively, the “E Lease Guarantees”).

M.           RIDEA Contributed Facilities Debt. As of the Effective Date, the RIDEA Contributed Facilities do not secure Indebtedness.

Part 4: Formation of CCRC Joint Ventures and Contribution of Capital and Assets

N.            CCRC P-HoldCo Joint Venture.

(i)            HCP and Brookdale desire to form a Delaware limited liability company to be named CCRC PropCo Ventures, LLC (“CCRC P-HoldCo”), which will be governed by and operated in accordance with a Limited Liability Company Agreement to be entered into upon the Closing Date by a wholly-owned subsidiary of HCP (“HCP CCRC P-HoldCo Member”) and a wholly-owned subsidiary of Brookdale (“BKD CCRC P-HoldCo Member”) in substantially the form attached hereto as Exhibit A (the “CCRC P-HoldCo LLC Agreement”).

(ii)           Pursuant to this Agreement and the CCRC P-HoldCo LLC Agreement, the Parties desire that, upon the Closing Date: (A) HCP will cause HCP CCRC P-HoldCo Member to contribute to CCRC P-HoldCo (1) each of the HCP CCRC Facilities, indirectly by contribution of all of the equity interests in each of the HCP CCRC Prop-Subs (including all Personal Property with respect to the HCP CCRC Facilities), (2) cash in an amount equal to $118,500,000 for the purposes of funding the PropCo Acquisition Amount and (3) cash in an amount equal to forty-nine percent (49%) of any CCRC Required P-HoldCo Additional Capital Contribution (as defined below), in exchange for forty-nine percent (49%) of the membership interests of CCRC P-HoldCo (based upon such cash contributions and the Net Contribution Value of the HCP CCRC Facilities), (B) Brookdale will cause BKD CCRC P-HoldCo Member to contribute to CCRC P-HoldCo (1) all of the equity interests in each of the BKD CCRC Prop-Subs (including all Personal Property with respect to the BKD CCRC Non-Life Estate Facilities), (2) the BKD Contributed Leasehold Interests, (3) the PropCo EF Liabilities and (4) cash in an amount equal to fifty-one percent (51%) of any CCRC Required P-HoldCo Additional Capital Contribution, in exchange for fifty-one percent (51%) of the membership interests of CCRC P-HoldCo (based upon such cash contributions and the Net Contribution Value of the BKD CCRC Non-Life Estate Facilities and the BKD Contributed Leasehold Interests); and (C) the Board (as defined in the CCRC P-HoldCo LLC Agreement attached as Exhibit A) shall manage CCRC P-HoldCo.

(iii)          From and after the Closing Date, CCRC P-HoldCo will own and hold 100% of the equity interests in each of the HCP CCRC Prop-Subs and the BKD CCRC Prop-Subs contributed to CCRC P-HoldCo (collectively, the “CCRC Contributed Prop-Subs”) and each other wholly-owned subsidiary of CCRC P-HoldCo formed by CCRC P-HoldCo to acquire a HCP CCRC Facility in accordance with the terms of the CCRC P-HoldCo LLC Agreement, and each CCRC Contributed Prop-Sub and each other wholly-owned subsidiary of CCRC P-HoldCo that acquires a HCP CCRC Facility (together with the CCRC Contributed Prop-Subs, collectively, the “CCRC Prop-Subs”) will be governed and operated in accordance with a limited liability company agreement (or, as applicable, an amended and restated limited liability company agreement) to be entered into on the Closing Date by CCRC P-HoldCo as its sole member and in a form approved by HCP and Brookdale (each, a “CCRC Prop-Sub LLC Agreement” and collectively, the “CCRC Prop-Sub LLC Agreements”).

O.            CCRC Op-HoldCo Joint Venture.

(i)            HCP and Brookdale desire to form a Delaware limited liability company to be named CCRC OpCo Ventures, LLC (“CCRC Op-HoldCo”), which will be governed by and operated in accordance with a Limited Liability Company Agreement to be entered into on the Closing Date by a wholly-owned subsidiary of HCP (“HCP CCRC Op-HoldCo Member”) and a wholly-owned subsidiary of Brookdale (“BKD CCRC Op-HoldCo Member”) in substantially the form attached hereto as Exhibit B (the “CCRC Op-HoldCo LLC Agreement”).

(ii)           Pursuant to this Agreement and the CCRC Op-HoldCo LLC Agreement, the Parties desire that, upon the Closing Date: (A) HCP will cause HCP CCRC Op-HoldCo Member to contribute to CCRC Op-HoldCo (1) cash in an amount equal to $205,000,000 for the purposes of funding the OpCo Acquisition Amount and (2) cash in an amount equal to forty-nine percent of the CCRC Required Op-HoldCo Capital Contribution (as defined below), in exchange for forty-nine percent (49%) of the membership interests of CCRC Op-HoldCo, (B) Brookdale will cause BKD Op-HoldCo Member to contribute to CCRC Op-HoldCo (1) all of the equity interests in each of the BKD CCRC OpCo-Subs (including all Personal Property with respect to the BKD CCRC Life Estate Facilities), (2) the OpCo EF Liabilities, (3) all of the equity interests in any BKD (Regulatory Approval) CCRC OpCo-Sub and (4) cash in an amount equal to fifty-one percent (51%) of the CCRC Required Op-HoldCo Capital Contribution to CCRC Op-HoldCo, in exchange for the fifty-one percent (51%) of the membership interests of CCRC Op-HoldCo (based upon such cash contributions and the Net Contribution Value of the BKD CCRC Life Estate Facilities) and (C) the Board (as defined in the CCRC OP-HoldCo LLC Agreement attached hereto as Exhibit B) shall manage CCRC Op-HoldCo.

(iii)          HCP and Brookdale also desire that CCRC Op-HoldCo will form a number of wholly-owned subsidiary (single-member) Delaware limited liability companies (together with each BKD CCRC Op-Co Sub, each, a “CCRC OpCo-Sub,” and collectively, the “CCRC OpCo-Subs”) which is equal to the number of CCRC PropCo Facilities, and will cause, as applicable, each CCRC OpCo-Sub to enter into on the Closing Date (A) a CCRC TRS Lease (as defined below) with each of the CCRC Prop-Subs with respect to each of the CCRC PropCo Facilities, (B) a BKD CCRC Management Agreement (as defined below) with respect to each of the CCRC Contributed Facilities, and (C) the CCRC Pooling Agreement (as defined below).

(iv)          From and after the Closing Date, CCRC Op-HoldCo will own and hold 100% of the equity interests in each CCRC OpCo-Sub in accordance with the terms of the CCRC Op-HoldCo LLC Agreement, and each CCRC OpCo-Sub will be governed and operated in accordance with a limited liability company agreement (or, as applicable, an amended and restated limited liability company agreement) to be entered into on the Closing Date by CCRC Op-HoldCo as its sole member, and in a form approved by HCP and Brookdale (each, a “CCRC OpCo-Sub LLC Agreement,” and collectively, the “CCRC OpCo-Sub LLC Agreements”).

The provisions of this Part 4 of these Recitals are subject to the provisions of Section 4.5 of this Agreement.

Part 5: Formation of RIDEA Joint Ventures and Contribution of Capital and Assets

P.             RIDEA P-HoldCo Joint Venture.

(i)            HCP and Brookdale desire to form a Delaware limited liability company to be named S-H Forty-Nine PropCo Ventures, LLC (“RIDEA P-HoldCo”), which will be governed by and operated in accordance with a Limited Liability Company Agreement to be entered into upon the Closing Date by a wholly-owned subsidiary of HCP (“HCP RIDEA P-HoldCo Member”) and a wholly-owned subsidiary of Brookdale (“BKD RIDEA P-HoldCo Member”) in substantially the form attached hereto as Exhibit C (the “RIDEA P-HoldCo LLC Agreement”).

(ii)           Pursuant to this Agreement and the RIDEA P-HoldCo LLC Agreement, the Parties desire that, upon the Closing Date: (A) HCP will cause HCP RIDEA P-HoldCo Member to contribute to RIDEA P-HoldCo (1) each of the RIDEA Contributed Facilities, indirectly by contribution of all of the equity interests in each of the HCP RIDEA Prop-Subs (including all Personal Property with respect to the RIDEA Contributed Facilities), subject to the HCP RIDEA Mezz Loan in the amount of $628,089,000 and (2) cash in an amount equal to eighty percent (80%) of any RIDEA Required P-HoldCo Additional Capital Contribution (as defined below) in exchange for eighty percent (the “HCP RIDEA Percentage”) of the membership interests of RIDEA P-HoldCo (based upon such cash contributions and the Net Contribution Value of the RIDEA Contributed Facilities), (B) Brookdale will cause BKD RIDEA P-HoldCo Member to contribute to RIDEA P-HoldCo cash in an amount equal to $67,640,000 plus twenty percent (20%) of any RIDEA Required P-HoldCo Additional Capital Contribution (collectively, the “BKD RIDEA Initial Contribution”), in exchange for twenty percent (20%) (the “BKD RIDEA Percentage”) of the membership interests of RIDEA P-HoldCo, (C) following such contribution by BKD RIDEA P-HoldCo Member, RIDEA P-HoldCo shall make the Special Distribution (as defined below) to HCP RIDEA P-HoldCo Member, and (D) HCP RIDEA P-HoldCo Member shall be the managing member of RIDEA P-HoldCo.

(iii)          From and after the Closing Date, RIDEA P-HoldCo will own and hold 100% of the equity interests in each of the HCP RIDEA Prop-Subs contributed to RIDEA P-HoldCo and each other wholly-owned subsidiary of RIDEA P-HoldCo formed by RIDEA P-HoldCo to acquire a RIDEA Contributed Facility (together with any HCP RIDEA Prop-Subs, collectively, the “RIDEA Prop-Subs”) in accordance with the terms of the RIDEA P-HoldCo LLC Agreement, and each RIDEA Contributed Prop-Sub and each other wholly-owned subsidiary of RIDEA P-HoldCo that acquires a RIDEA Contributed Facility will be governed and operated in accordance with a limited liability company agreement (or, as applicable, an amended and restated limited liability company agreement) to be entered into on the Closing Date by RIDEA P-HoldCo as its sole member and in a form approved by HCP and Brookdale (each, a “RIDEA Prop-Sub LLC Agreement,” and collectively, the “RIDEA Prop-Sub LLC Agreements”).

Q.            RIDEA Op-HoldCo Joint Venture.

(i)            HCP and Brookdale desire to form a Delaware limited liability company to be named S-H Forty-Nine OpCo Ventures, LLC (“RIDEA Op-HoldCo”), which will be governed by and operated in accordance with a Limited Liability Company Agreement to be entered into on the Closing Date by a wholly-owned subsidiary of HCP (“HCP RIDEA Op-HoldCo Member”) and a wholly-owned subsidiary of Brookdale (“BKD RIDEA Op-HoldCo Member”) in substantially the form attached hereto as Exhibit D (the “RIDEA Op-HoldCo LLC Agreement”).

(ii)           Pursuant to this Agreement and the RIDEA Op-HoldCo LLC Agreement, the Parties desire that, upon the Closing Date: (A) HCP will cause HCP RIDEA Op-HoldCo Member to contribute cash in an amount equal to eighty percent (80%) of the RIDEA Required Op-HoldCo Capital Contribution (as defined below) in exchange for eighty percent (80%) of the membership interests of RIDEA Op-HoldCo, (B) Brookdale will cause BKD Op-HoldCo Member to contribute (1) all of the equity interests in any BKD (Regulatory Approval) RIDEA OpCo-Sub and (2) cash in an amount equal to twenty percent (20%) of the RIDEA Required Op-HoldCo Capital Contribution to RIDEA Op-HoldCo, in exchange for twenty percent (20%) of the membership interests of RIDEA Op-HoldCo and (C) HCP RIDEA Op-HoldCo Member shall be the managing member of RIDEA Op-HoldCo.

(iii)          HCP and Brookdale also desire that HCP RIDEA Op-HoldCo Member, as the managing member, shall cause RIDEA Op-HoldCo to form forty-nine (49) wholly-owned subsidiary (single-member) Delaware limited liability companies (each, a “RIDEA OpCo-Sub,” and collectively, the “RIDEA OpCo-Subs”) and to cause each of the RIDEA OpCo-Subs to enter into on the Closing Date (A) a RIDEA TRS Lease (as defined below) with respect to each of the RIDEA Contributed Facilities, (B) a BKD RIDEA Management Agreement (as defined below) with respect to each of the RIDEA Contributed Facilities, and (C) the RIDEA Pooling Agreement (as defined below).

(iv)          From and after the Closing Date, RIDEA Op-HoldCo will own and hold 100% of the equity interests in each RIDEA OpCo-Sub in accordance with the terms of the RIDEA Op-HoldCo LLC Agreement, and each RIDEA OpCo-Sub will be governed and operated in accordance with a limited liability company agreement to be entered into on the Closing Date by RIDEA Op-HoldCo as its sole member, and in a form approved by the HCP RIDEA Op-HoldCo Member (each, a “RIDEA OpCo-Sub LLC Agreement,” and collectively, the “RIDEA OpCo-Sub LLC Agreements”).

The provisions of this Part 5 of these Recitals are subject to the provisions of Section 4.5 of this Agreement.

Part 6: Leasing and Management of CCRC Contributed Facilities

R.            CCRC TRS Leases. The Parties desire that, from and after the Closing Date, but subject to Section 4.5 below, each CCRC Prop-Sub will lease to a CCRC OpCo-Sub, and each such CCRC OpCo-Sub will lease from the applicable CCRC Prop-Sub, a CCRC PropCo Facility (together with such CCRC Prop-Sub’s interest in and to certain personal property and rights related thereto as of the Closing Date), pursuant to the terms of a lease substantially in the form attached hereto as Exhibit E (each, a “CCRC TRS Lease”).

S.             Engagement of Manager. The Parties desire that, from and after the Closing Date, but subject to Section 4.5 below, (i) each CCRC OpCo-Sub will engage BKD CCRC Manager to manage the applicable CCRC Contributed Facility owned or leased by such CCRC OpCo-Sub pursuant to a management agreement substantially in the form attached hereto as Exhibit F-1 (for the BKD Life Estate CCRC Facilities) and Exhibit F-2 (for all other Contributed Facilities) (each, a “BKD CCRC Management Agreement,” and collectively, the “BKD CCRC Management Agreements”), (ii) the CCRC OpCo-Subs and BKD CCRC Manager will agree to certain pooling and portfolio related matters with respect to the BKD CCRC Management Agreements and the CCRC Contributed Facilities pursuant to the terms of the CCRC Pooling Agreement, and (iii) Brookdale will guarantee certain of the obligations of BKD CCRC Manager under the BKD CCRC Management Agreements pursuant to the terms of a guaranty in favor of the CCRC OpCo-Subs in substantially the form attached hereto as Exhibit G (the “Brookdale CCRC Management Agreement Guaranty”).  Pursuant to the terms of the BKD CCRC Management Agreements, rents shall be paid by BKD CCRC Manager’s Affiliates for use of spaces for ancillary services in any of the CCRC Contributed Facilities at current fair market value which the parties expect will aggregate approximately $456,000 per annum.

Part 7: Leasing and Management of RIDEA Contributed Facilities

T.            RIDEA TRS Leases. The Parties desire that, from and after the Closing Date but subject to Section 4.5 below, each RIDEA Prop-Sub will lease to a RIDEA OpCo-Sub, and each such RIDEA OpCo-Sub will lease from the applicable RIDEA Prop-Sub, a RIDEA Contributed Facility (together with such RIDEA Prop-Sub’s interest in and to certain personal property and rights related thereto as of the Closing Date), pursuant to the terms of a lease substantially in the form attached hereto as Exhibit H (each, a “RIDEA TRS Lease”).

U.            Engagement of Manager. The Parties desire that from and after the Closing Date but subject to Section 4.5 below, (i) each RIDEA OpCo-Sub will engage BKD RIDEA Manager to manage the applicable RIDEA Contributed Facility leased by such RIDEA OpCo-Sub pursuant to a management agreement substantially in the form attached hereto as Exhibit I (each, a “BKD RIDEA Management Agreement,” and collectively, the “BKD RIDEA Management Agreements”), (ii) the RIDEA OpCo-Subs and BKD RIDEA Manager will agree to certain pooling and portfolio related matters with respect to the BKD RIDEA Management Agreements and the RIDEA Contributed Facilities pursuant to the terms of the RIDEA Pooling Agreement, and (iii) Brookdale will guarantee certain of the obligations of BKD RIDEA Manager under the

BKD RIDEA Management Agreements pursuant to the terms of a guaranty in favor of the RIDEA OpCo-Subs in substantially the form attached hereto as Exhibit J (the “Brookdale RIDEA Management Agreement Guaranty”).

Part 8: Modification of Agreements & Transfer of Operations

V.            Modification of HCP/BKD Leases and Related Agreements.  The Parties desire that:

(i)            following the contribution by BKD CCRC P-HoldCo Member of the BKD Contributed Leasehold Interests to CCRC P-HoldCo on the Closing Date (subject to Section 4.5 below), (a) the BKD Lessees and the HCP Lessors (as identified on Schedule 1-B) shall amend and modify the HCP/BKD Leases to acknowledge the removal and deletion of the applicable BKD Lessees and the applicable HCP CCRC Facilities therefrom, and (b) the BKD Lessees shall terminate the Existing BKD/HCP Facility Management Agreements, in each case of (a) and (b) pursuant to the terms of the agreement for modification substantially in the form attached hereto as Exhibit K (the “HCP/BKD Lease Modification Agreement”) and (c) Brookdale will guarantee certain of the obligations of the BKD Lessees under the HCP/BKD Lease Modification Agreement pursuant to the terms of a guaranty in favor of the HCP Lessors in substantially the form attached hereto as Exhibit L (the “Brookdale Lease Modification Guaranty”); and

(ii)           on the Closing Date, each BKD CCRC Sub shall terminate the Existing BKD Management Agreements.

W.           Modification of E Leases and Related Agreements.  The Parties desire that, on the Closing Date: (i) the E Facility Lessees and the HCP Lessors (as identified on Schedule 4-B) shall amend and modify the E Facility Leases to remove and delete therefrom the RIDEA Contributed Facilities and the E Facility Lessees that hold all Required Governmental Approvals for the use and operation of such RIDEA Contributed Facilities, in each case pursuant to the terms of the agreement for modification substantially in the form attached hereto as Exhibit M (the “E Lease Modification Agreement”) and (ii) Brookdale will guarantee certain of the obligations of the E Facility Lessees under the E Lease Modification Agreement pursuant to the terms of a guaranty in favor of the HCP Lessors in substantially the form of the Brookdale Lease Modification Guaranty.

X.            Operations Transfer Agreements.

(i)            The Parties desire that on the Closing Date but subject to Section 4.5 below, (i) the applicable CCRC OpCo-Subs, the applicable BKD Lessees, Existing BKD/HCP Facility Manager and BKD CCRC Manager will provide for the orderly transition of operations of each HCP CCRC Facility and clarify each such party’s responsibilities and obligations with regard to such transfer of operations and management of each HCP CCRC Facility, including financial adjustments relating thereto, pursuant to the terms of an operations transfer agreement in substantially the form attached hereto as Exhibit N (each, a “HCP CCRC Facility OTA,” and collectively, the “HCP CCRC Facility OTAs”) and (ii) Brookdale will guarantee certain of the obligations of the applicable BKD Lessees and Existing BKD/HCP Facility Manager under each HCP CCRC Facility OTA pursuant to the terms of a guaranty in favor of the applicable CCRC OpCo-Subs in substantially the form attached hereto as Exhibit O (the “Brookdale HCP CCRC Facility OTA Guaranty”).

(ii)           The Parties desire that, on the Closing Date, (i) the applicable CCRC OpCo-Subs, the applicable BKD CCRC Subs, Existing BKD Facility Manager, BKD CCRC Manager and Brookdale will provide for the orderly transition of operations of each BKD CCRC Facility and clarify each such party’s responsibilities and obligations with regard to such transfer of operations and management of each BKD CCRC Facility, including financial adjustments relating thereto, pursuant to the terms of an operations transfer agreement in substantially the form attached hereto as Exhibit P, which agreement shall provide that Brookdale shall be responsible for and guarantee certain of the obligations of the applicable BKD CCRC Subs and Existing BKD Facility Manager from and after the Closing Date (each, a “BKD CCRC Facility OTA”, and collectively, the “BKD CCRC Facility OTAs”).

(iii)          The Parties desire that on the Closing Date, but subject to Section 4.5 below, (i) the applicable RIDEA OpCo-Subs, the applicable E Facility Lessees and BKD RIDEA Manager will provide for the orderly transition of operations of each RIDEA Contributed Facility and clarify each such party’s responsibilities and obligations with regard to such transfer of operations and management of each RIDEA Contributed Facility, including financial adjustments relating thereto, pursuant to the terms of an operations transfer agreement in substantially the form attached hereto as Exhibit Q (each, a “E Facility OTA,” and collectively, the “E Facility OTAs”) and (ii) Brookdale will guarantee certain of the obligations of the applicable E Facility Lessees under each E Facility OTA from and after the Closing Date pursuant to the terms of a guaranty in favor of the applicable RIDEA OpCo-Subs in substantially the form attached hereto as Exhibit R (the “Brookdale E Facility OTA Guaranty”).

Y.            Interim Operations Agreement.  Each of the BKD CCRC Subs, Existing Brookdale Facility Manager and BKD CCRC Manager has entered into the Interim Operations Agreement on the Effective Date (the “Interim Operations Agreement”).

Part 9: Merger Transaction

Z.            Merger Agreement.  Broadway Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Brookdale (“BKD Merger Sub”), has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 20, 2014, by and among Brookdale, BKD Merger Sub and Emeritus Corporation, a Washington corporation, for the merger of BKD Merger Sub with and into Emeritus Corporation and to consummate certain other transactions as more particularly described, and subject to the terms, set forth therein (the “Merger Transaction”).

Part 10: Reorganization of NNN Lease Facilities; PO Termination; HB Management Agreement Amendments and BKD/HCP Lease Letter Agreement; Other Leases.

AA.         NNN Leases for NNN Lease Facilities and BKD NNN Lease Guaranty.  The Parties desire that, on the Closing Date but subject to Section 4.5 below, the E NNN Lessees and the HCP NNN Lessors will enter into one or more amended and restated master lease agreements (each, a “NNN Lease”) substantially in the form of the master lease agreement attached hereto as Exhibit S, and pursuant to which each of the HCP NNN Lessors will lease to each of the E NNN Lessees the facilities identified opposite the name of each on Schedule 5 (the “NNN Lease Facilities”).  Brookdale will guarantee the obligations of the E NNN Lessees under the NNN Leases pursuant to the terms of a guaranty in favor of the HCP NNN Lessors in the form attached hereto as Exhibit T (the “Brookdale NNN Lease Guaranty”).

BB.         PO Lease Amendments.  On the Closing Date, the Parties intend to cause each lease identified on Schedule 7 attached hereto to be modified by a PO Lease Amendment to eliminate the purchase option in favor of the PO Termination Lessees.

CC.         HB Management Agreement Amendments.  On the Closing Date, each of HCP and Brookdale intend to cause its respective Affiliates set forth on Schedule 10-A attached hereto to amend each of the management agreements set forth on Schedule 10-A and the pooling agreement set forth on Schedule 10-A (the “HB Management Agreement/Pooling Agreement Amendments”) to provide that (i) BKD Twenty-One Management Company, Inc. will receive annual incentive fees equal to 25% of EBITDAR (as defined in such management agreements) in excess of the annual baseline set forth on Schedule 10-B attached hereto, subject to a maximum of 2.5% of revenues, (ii) the Multi-Year Incentive Fee (as defined in such management agreements) shall be terminated, (iii) the “Extension Hurdle” (as defined in such pooling agreement) shall be reduced to 8%; and (iv) rents paid by BKD Twenty-One Management Company, Inc. or its Affiliates for use of spaces for ancillary services in any of the Communities (as defined in such management agreements) shall, as of the later of (x) January 1, 2015 and (y) the Closing Date, be readjusted to fair market rental value at January 1, 2015, which the Parties expect will result in an aggregate rent reduction of approximately $200,000.

DD.         BKD/HCP Lease Letter Agreement.  At Closing, each of HCP and Brookdale intends to enter into a letter agreement in the form of Exhibit U attached hereto (the “BKD/HCP Lease Letter Agreement”) pursuant to which (i) subject to the terms of the BKD/HCP Lease Letter Agreement, HCP will agree for itself and for each of its Affiliates to release and return, and to have a continuing obligation to release and return from time to time, those certain lease deposits and reserves described in the BKD/HCP Lease Letter Agreement (collectively, “Deposits”) which are posted or made by Brookdale and/or any of its Affiliates (including Emeritus Corporation and its Affiliates) pursuant to certain agreements between HCP and/or any of its Affiliates, on the one hand, and Brookdale and/or any of its Affiliates (including Emeritus Corporation and its Affiliates), on the other hand, and (ii) subject to the terms of the BKD/HCP Lease Letter Agreement, Brookdale will pay to HCP a lease restructuring fee in the amount of $15,500,000, which will be fully amortized in equal quarterly installments during the first year following the Closing, and $18,500,000, which will be fully amortized in equal quarterly installments during the second year following the Closing (collectively, the “Lease Restructuring Fee”), Brookdale will guarantee the payment of the Lease Restructuring Fee, and the obligations under the BKD/HCP Lease Letter Agreement to pay the Lease Restructuring Fee in accordance with the terms of the BKD/HCP Lease Letter Agreement will be cross-defaulted with all leases between HCP and its Affiliates, on the one hand, and Brookdale and its Affiliates, on the other hand.

EE.          Other Leases.  Certain Affiliates of HCP have entered into the following leases (each, an “Other Lease”, and each facility that is subject to any Other Lease, an “Other Lease Facility”) with Emeritus Corporation: (i) that certain Lease and Security Agreement dated March 26, 2013, between HCP SH River Road, LLC and Emeritus Corporation, (ii) that certain Lease and Security Agreement dated March 26, 2013, between HCP SH Windfield Village, LLC and Emeritus Corporation, (iii) that certain Lease and Security Agreement dated March 26, 2013, between HCP SH Hermiston Terrace, LLC and Emeritus Corporation, and (iv) that certain Master Lease and Security Agreement dated October 31, 2012, between HCP SH ELP1 Properties, LLC, HCP SH ELP2 Properties, LLC and HCP SH ELP3 Properties, LLC, as lessors, and Emeritus Corporation, as lessee, in each case as the same may have been amended, supplemented or otherwise modified. At Closing, Brookdale will guarantee the obligations of Emeritus Corporation under the Other Leases pursuant to the terms of a guaranty in favor of such Affiliates in substantially the form of the Brookdale NNN Lease Guaranty, provided that the recitals thereof will be revised as appropriate to reflect the Other Leases.  The Parties desire that, upon a request by Brookdale, the Parties will cooperate reasonably and in good faith, at Brookdale’s expense, (a) to obtain the lender and regulatory consents required to amend, and to amend, the Other Leases consistent with the terms of the NNN Lease, mutatis mutandis, or (b) otherwise to permit the lessee(s) under the Other Leases to have and enjoy the benefits of the provisions of the NNN Lease in conformity with the benefits available to the lessees under the NNN Lease as of the Closing Date, in each case in accordance with the terms of Section 4.3(f) hereof provided (in each case) that neither HCP nor any of its Affiliates will be obligated to take any action in respect of the Other Leases that would require the prior consent of any third party lender or any Required Governmental Approval without first obtaining such consent or approval.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals and the respective covenants, representations, warranties and agreements set forth herein, and other good and valuable consideration, the mutuality, receipt and legal sufficiency of which are hereby acknowledged, the Parties hereto intending to be legally bound hereby do hereby agree as follows:

ARTICLE I
BASIC DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles, applied on a consistent basis (“GAAP”); (c) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement; (d) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other phrases of similar import; and (e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

“A Assignment” shall have the meaning set forth in Section 4.4(a) hereof.

“A Facilities” shall have the meaning set forth in the Recitals hereto.

“Acquisition Loan” shall have the meaning set forth in Section 4.4(d) hereof.

“Affiliate” shall mean, with reference to a specified Person, any Person which, directly or indirectly (including through one or more intermediaries), controls or is controlled by or is under common control with any other Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble hereof, as the same may be amended or modified in writing from time to time in accordance with the terms hereof.

“Applicable Use” shall mean with respect to any Contributed Facility, the “Applicable Use” set forth opposite the name of such Contributed Facility on Schedule 8 attached hereto.

“A Purchase Agreement” shall have the meaning previously agreed by the Parties hereto.

“Assigned Entities” shall have the meaning set forth in Section 9.2(a) hereof.

“Bankruptcy Code” shall mean the Bankruptcy Code, 11 U.S.C. § 101 et seq.

“B Assignment” shall have the meaning set forth in Section 4.4(b) hereof.

“B Facility” shall have the meaning set forth in the Recitals hereto.

“B Purchase Agreement” shall have the meaning previously agreed by the Parties hereto.

“BKD A Acquisition” shall have the meaning set forth in the Recitals hereto.

“BKD B Acquisition” shall have the meaning set forth in the Recitals hereto.

“BKD CCRC Facility” and “BKD CCRC Facilities” shall have the meanings set forth in the Recitals hereto.

“BKD CCRC Facility OTA” and “BKD CCRC Facility OTAs” shall have the meanings forth in the Recitals hereto.

“BKD CCRC Management Agreement” and “BKD CCRC Management Agreements” shall have the meanings set forth in the Recitals hereto.

“BKD CCRC Manager” shall mean BKD Twenty-One Management Company, Inc., a Delaware corporation.

“BKD CCRC Op-HoldCo Member” shall have the meaning set forth in the Recitals hereof.

“BKD CCRC OpCo-Subs” shall have the meaning set forth in the Recitals hereof.

“BKD CCRC P-HoldCo Member” shall have the meaning set forth in the Recitals hereof.

“BKD CCRC Percentage” shall mean, with respect to BKD CCRC P-HoldCo Member or BKD CCRC Op-HoldCo Member, as applicable, a percentage equal to fifty-one percent (51%).

“BKD CCRC Sub” shall have the meaning set forth in the Recitals hereto.

“BKD CCRC Sub Owner” shall mean each Person identified as such in Schedule 2-A.

“BKD CCRC Subs” shall have the meaning set forth in the Recitals hereto.

“BKD Contributed Leasehold Interests” shall mean the leasehold interests held by the BKD Lessees pursuant to the terms of the HCP/BKD Leases, as applicable, including the rights of each BKD Lessee to any purchase option granted pursuant to the terms of the HCP/BKD Leases.

“BKD Contributed Subs” shall have the meaning set forth in the Recitals hereof.

“BKD Diligence Information” shall have the meaning set forth in Section 5.1(a) hereof.

“BKD/HCP Lease Letter Agreement” shall have the meaning set forth in the Recitals hereto.

“BKD Lessee” and “BKD Lessees” shall have the meanings set forth in the Recitals hereto.

“BKD Life Estate CCRC Facility” shall have the meaning set forth in the Recitals hereof.

“BKD Marketing Programs” shall mean those programs described on Schedule 23 attached hereto.

“BKD Merger Sub” shall have the meaning set forth in the Recitals hereto.

“BKD Non-Life Estate CCRC Facility” shall have the meaning set forth in the Recitals hereof.

“BKD Operated Facilities” shall mean the BKD CCRC Facilities and the HCP CCRC Facilities.

“BKD (Regulatory Approval) CCRC OpCo-Sub” shall have the meaning set forth in Section 4.9 hereof.

“BKD (Regulatory Approval) OpCo-Sub” shall have the meaning set forth in Section 4.9 hereof.

“BKD (Regulatory Approval) RIDEA OpCo-Sub” shall have the meaning set forth in Section 4.9 hereof.

“BKD RIDEA Initial Contribution” shall have the meaning set forth in the Recitals hereto.

“BKD RIDEA Management Agreement” and “BKD RIDEA Management Agreements” shall have the meanings set forth in the Recitals hereto.

“BKD RIDEA Manager” shall mean BKD Twenty-One Management Company, Inc., a Delaware corporation.

“BKD RIDEA Op-HoldCo Member” shall have the meaning set forth in the Recitals hereof.

“BKD RIDEA P-HoldCo Member” shall have the meaning set forth in the Recitals hereof.

“BKD RIDEA Percentage” shall have the meaning set forth in the Recitals hereto.

“Brookdale” shall have the meaning set forth in the preamble hereof.

“Brookdale CCRC Management Agreement Guaranty” shall have the meaning set forth in the Recitals hereto.

“Brookdale CCRC Facility OTA Guaranty” shall mean the obligations of Brookdale under the BKD CCRC Facility OTAs.

“Brookdale Diligence Information” shall have the meaning set forth in Section 5.1 hereof.

“Brookdale E Facility OTA Guaranty” shall have the meaning set forth in the Recitals hereto.

“Brookdale Guarantees” shall mean the Brookdale NNN Lease Guaranty, the Brookdale E Facility OTA Guaranty, the Brookdale HCP CCRC Facility OTA Guaranty, the Brookdale CCRC Facility OTA Guaranty, each Brookdale Lease Modification Guaranty, the

Brookdale RIDEA Loan Guaranty, the obligation of Brookdale to pay the Lease Restructuring Fee in accordance with the terms of the BKD/HCP Lease Letter Agreement and (if applicable) the Robin Run Indemnification.

“Brookdale HCP CCRC Facility OTA Guaranty” shall have the meaning set forth in the Recitals hereto.

“Brookdale Lease Modification Guaranty” shall have the meaning set forth in the Recitals hereto.

“Brookdale NNN Lease Guaranty” shall have the meaning set forth in the Recitals hereto.

“Brookdale RIDEA Loan Guaranty” shall have the meaning set forth in Section 4.6 hereof.

“Brookdale RIDEA Management Agreement Guaranty” shall have the meaning set forth in the Recitals hereto.

“Brookdale’s Knowledge” shall have the meaning set forth in Section 7.2(g) hereof.

“Capital Contribution” shall have the meaning set forth in Section 8.2(b)(ii) hereof.

“CCRC Contributed Facility” and “CCRC Contributed Facilities” shall mean any of the HCP CCRC Facilities and the BKD CCRC Facilities.

“CCRC Contributed Prop-Subs” shall have the meaning set forth in the Recitals hereto.

“CCRC OpCo Facility” and “CCRC OpCo Facilities” shall mean the A Facilities and each CCRC Contributed Facility identified as such on Schedule 2-A.

“CCRC OpCo-Sub LLC Agreement” shall have the meaning set forth in the Recitals hereto.

“CCRC OpCo-Subs” shall have the meaning set forth in the Recitals hereto.

“CCRC Op-HoldCo Closing Statement” shall mean the Closing Settlement Statement mutually acceptable to the Parties relating to CCRC Op-HoldCo and the Closing.

“CCRC Op-HoldCo LLC Agreement” shall have the meaning set forth in the Recitals hereto.

“CCRC Op-HoldCo” shall have the meaning set forth in the Recitals hereto.

“CCRC P-HoldCo” shall have the meaning set forth in the Recitals hereto.

“CCRC P-HoldCo Closing Statement” shall mean the Closing Settlement Statement mutually acceptable to the Parties relating to CCRC P-HoldCo and the Closing.

“CCRC P-HoldCo LLC Agreement” shall have the meaning set forth in the Recitals hereto.

“CCRC Pooling Agreement” shall mean that certain Pooling Agreement substantially in the form of Exhibit V attached hereto.

“CCRC PropCo Facility” and “CCRC PropCo Facilities” shall mean (i) the B Facility, (ii) each BKD CCRC Facility identified as such on Schedule 2-A and (iii) each HCP CCRC Facility.

“CCRC Prop-Sub” and “CCRC Prop-Subs” shall have the meanings set forth in the Recitals hereto.

“CCRC Prop-Sub LLC Agreement” and “CCRC Prop-Sub LLC Agreements” shall have the meanings set forth in the Recitals hereto.

“CCRC Required Op-HoldCo Capital Contribution” shall mean (i) an amount for working capital equal to one month of projected operating costs for CCRC Op-HoldCo and its subsidiaries following the Closing, as shall be reasonably agreed between HCP and Brookdale, and (ii) any additional amounts necessary for CCRC Op-HoldCo to satisfy its obligations at the Closing under this Agreement and under the other CCRC Venture Closing Documents to which CCRC Op-HoldCo is or will be a party, as reasonably determined by HCP CCRC Op-HoldCo Member and BKD CCRC Op-HoldCo Member and set forth on the CCRC Op-HoldCo Closing Statement.

“CCRC Required P-HoldCo Additional Capital Contribution” shall mean the amounts, if any, necessary for CCRC P-HoldCo to satisfy its obligations at the Closing under this Agreement and under the other CCRC Venture Closing Documents to which CCRC P-HoldCo is or will be a party, as reasonably determined by HCP CCRC P-HoldCo Member and BKD CCRC P-HoldCo Member set forth on the CCRC P-HoldCo Closing Statement.

“CCRC TRS Lease” shall have the meaning set forth in the Recitals hereto.

“CCRC Venture” shall mean the transactions contemplated by Parts 2, 4 and 6 and the applicable portions of Part 8 of the Recitals hereto.

“CCRC Venture Closing Documents” shall have the meaning set forth in Section 8.1 hereof.

“Claims” shall mean any and all claims, losses, costs, damages, liabilities, suits, actions, proceedings, judgments, fines, penalties, charges and expenses, including reasonable attorneys’ fees and costs.

“Closing” shall mean the consummation of the Transactions contemplated by this Agreement.

“Closing Date” shall mean the date of consummation of the Transactions contemplated by this Agreement, in each case subject to and in accordance with the terms of this Agreement.

“Closing Date Document Representation” shall have the meaning set forth in Section 4.8(b)(iv) hereof.

“Closing Documents” shall have the meaning set forth in Section 8.1.

“Closing Statements” shall mean one or more of the CCRC Op-HoldCo Closing Statement, the CCRC P-HoldCo Closing Statement, the RIDEA Op-HoldCo Closing Statement and the RIDEA P-HoldCo Closing Statement.

“Contributed Facilities” and “Contributed Facility” shall mean all or any, as applicable, of the CCRC Contributed Facilities and the RIDEA Contributed Facilities.

“Contributed Subs” and “Contributed Sub” shall mean all or any, as applicable, of the BKD Contributed Subs and the HCP Contributed Prop-Subs.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competing Community” means any assisted living facility/community, senior independent living facility/community, memory care facility/community, or continuing care retirement community operating or under construction or development within a five (5) mile radius outward from the outside boundary of any HCP CCRC Facility.

“Cut-Off Date” shall have the meaning set forth in Section 8.5(a)(iii) hereof.

“Deductible” shall have the meaning set forth in Section 7.4 hereof.

“Delayed NNN Facilities” shall have the meaning set forth in Section 4.5 hereof.

“Delayed RIDEA Facility” shall have the meaning set forth in Section 4.5 hereof.

“Deposits” shall have the meaning set forth in the Recitals hereto.

“Disclosure Letter” shall mean the disclosure letter dated the Effective Date.

“E Facility Lease” and “E Facility Leases” shall have the meanings set forth in the Recitals hereto.

“E Facility Lessee” and “E Facility Lessees” shall have the meanings set forth in the Recitals hereto.

“E Facility OTA” and “E Facility OTAs” shall have the meanings set forth in the Recitals hereto.

“E Lease Guarantees” and “E Lease Guaranty” shall have the meanings set forth in the Recitals hereto.

“E Lease Modification Agreement” shall have the meaning set forth in the Recitals hereto.

“E Management Agreement” and “E Management Agreements” shall have the meanings set forth in the Recitals hereto.

“E NNN Lessees” shall mean those Persons identified on Schedule 5 attached hereto, including the Deferred NNN Lessee.

“EF Liabilities” shall mean the PropCo EF Liabilities and the OpCo EF Liabilities.

“Effective Date” shall have the meaning set forth in the preamble hereof.

“Entrance Fee Liabilities” shall mean, from time to time with respect to any resident at each HCP CCRC Facility and each BKD CCRC Facility, the aggregate service and financial obligations owing to such resident under its applicable entrance fee agreement, including, without limitation, the obligations to (a) refund any portion of the entrance fees paid by such resident, (b) make My Choice or PIPP refunds or repayments (however designated on such facility’s financial statements), (c) make available free or discounted resident services, care or health benefit days, or provide continuing life care services or benefits to such resident, (d) repurchase from such resident the life estate real property interest of such resident in its unit at such HCP CCRC Facility or such BKD CCRC Facility, as applicable or (e) pay any master trust liabilities.

“Environmental Laws” shall mean all federal, state, local and foreign Legal Requirements relating to pollution or the environment, including laws relating to releases or threatened releases of or exposure to Hazardous Materials or relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials and Legal Requirements with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Exception Notice/Schedule” shall have the meaning set forth in Section 4.8(b)(iv) hereof.

“Existing BKD Facility Manager” shall have the meaning set forth in the Recitals hereto.

“Existing BKD Management Agreement” and “Existing BKD Management Agreements” shall have the meanings set forth in the Recitals hereto.

“Existing BKD/HCP Facility Management Agreement” and “Existing BKD/HCP Facility Management Agreements” shall have the meanings set forth in the Recitals hereto.

“Existing BKD/HCP Facility Manager” shall have the meaning set forth in the Recitals hereto.

“Existing BKD MLR Provider” shall have the meaning set forth in Section 8.5(b) hereof.

“Existing Cross-Defaulted Agreements” shall have the meaning set forth in Section 9.1 hereof.

“Existing HCP/BKD Agreements” shall have the meaning set forth in Section 9.1 hereof.

“Existing HCP/BKD Lease Guarantees” and “Existing HCP/BKD Lease Guaranty” shall have the meanings set forth in the Recitals hereto.

“Facility Diligence Report” shall have the meaning set forth in Section 5.1(c) hereof.

“Fannie Mae Debt” shall have the meaning set forth in Section 4.5(b) hereof.

“Financial Statements” shall mean those financial statements set forth on Schedule 22 attached hereto, which have been provided by or on behalf of Brookdale to HCP with respect to the BKD Operated Facilities prior to the date hereof.

“Freedom Pointe II Facility” shall have the meaning set forth in the Recitals hereto.

“Freedom Pointe II Project” shall mean the building on the Freedom Pointe II Facility that complies with the requirements set forth in the third sentence of Recital J hereof.

“Freedom Pointe Completion” shall mean the receipt by Brookdale or its Affiliates of a certificate of occupancy for the Freedom Pointe II Project.

“Freedom Pointe Owner” shall have the meaning set forth in the Recitals hereto.

“Future Cross-Defaulted Agreements” shall have the meaning set forth in Section 9.1 hereof.

“GAAP” shall have the meaning set forth in Article I hereof.

“GE Debt” shall mean that certain Third Amended and Restated Credit Agreement, dated as of September 20, 2013, among certain Affiliates of Brookdale, as borrowers, General Electric Capital Corporation, as Administrative Agent, and the other financial institutions party thereto, as lenders, which is secured in part by a mortgage or deed of trust recorded against the BKD CCRC Facilities known as “Lake Seminole Square” and “Galleria Woods”.

“Golf Course” shall have the meaning set forth in the Recitals hereof.

“Governmental Authority” shall mean any federal, state, county or municipal government, or political subdivision thereof, any governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court or administrative tribunal.

“Gross Contribution Value” shall mean, with respect to each of the Contributed Facilities and the purchase options included in the BKD Contributed Leasehold Interests, the amount set forth opposite such Contributed Facilities and such purchase options on Schedule 6 attached hereto.

“Guaranty Contribution Agreement” shall mean the agreement between HCP and Brookdale in form mutually and reasonably agreed by the Parties pursuant to which HCP agrees to contribute to, and reimburse, Brookdale the HCP CCRC Percentage of any amounts required to be paid by Brookdale or an Affiliate of Brookdale pursuant to (i) any guaranty identified on Schedule 9, (ii) any indemnification obligation or guarantee under the B Purchase Agreement and/or the A Purchase Agreement, or any closing documents relating thereto and/or (iii) any guaranty of the return of any refundable Entrance Fee Liabilities in favor of any resident of any of the Contributed Facilities.

“Hazardous Materials” shall mean (A) those substances included within the definitions of any one or more of the terms “hazardous substances,” “toxic pollutants,” “hazardous materials,” “toxic substances,” and “hazardous waste” or otherwise characterized as hazardous, toxic or harmful to human health or the environment, under any Environmental Law, (B) petroleum, radon gas, lead based paint, asbestos or asbestos containing material and polychlorinated biphenyls and (C) mold or water conditions which may exist at any Contributed Facility or other matters governed by any applicable federal, state or local law or statute.

“HB Management Agreement/Pooling Amendments” shall have the meaning set forth in the Recitals hereto.

“HCP” shall have the meaning set forth in the preamble hereof.

“HCP CCRC Costs” shall mean any and all attorneys’ fees and expenses incurred by HCP and its wholly-owned subsidiaries in connection with the CCRC Venture.

“HCP CCRC Facilities” and “HCP CCRC Facility” shall have the meanings set forth in the Recitals hereto.

“HCP CCRC Facility OTA” and “HCP CCRC Facility OTAs” shall have the meanings set forth in the Recitals hereto.

“HCP CCRC Op-HoldCo Member” shall have the meaning set forth in the Recitals hereof.

“HCP CCRC P-HoldCo Member” shall have the meaning set forth in the Recitals hereof.

“HCP CCRC Percentage” shall mean, with respect to HCP CCRC P-HoldCo Member or HCP CCRC Op-HoldCo Member, as applicable, a percentage equal to forty-nine percent (49%).

“HCP CCRC Prop-Sub” and “HCP CCRC Prop-Subs” shall mean each Person identified as such in Schedule 1-A; provided that HCP shall have the right to transfer, indirectly (by contribution of all of the equity interests in the applicable HCP CCRC Prop-Sub) or directly by deed conveyance, any HCP CCRC Facility to a different wholly-owned subsidiary of HCP, which different subsidiary shall, immediately upon such transfer, be deemed to be the applicable HCP CCRC Prop-Sub for all purposes hereunder so long as (i) the HCP CCRC Prop-Sub will own no property or assets other than one (or more than one) HCP CCRC Facility and (ii) HCP shall give Brookdale prompt written notice of any such transfer, together with reasonable evidence of any such transfer.

“HCP CCRC Prop-Sub Owner” shall mean each Person identified as such in Schedule 1-A.

“HCP Contributed Facility” shall mean any of the HCP CCRC Facilities and/or the RIDEA Contributed Facilities.

“HCP Contributed Prop-Subs” shall mean any of the HCP CCRC Prop-Subs and/or the HCP RIDEA Prop-Subs.

“HCP Diligence Information” shall have the meaning set forth in Section 5.2 hereof.

“HCP’s Knowledge” shall have the meaning set forth in Section 7.1(d) hereof.

“HCP NNN Lessors” shall mean each lessor identified on Schedule 5 attached hereto, including Deferred NNN Lessor.

“HCP PO Termination Lessors” shall mean each lessor identified on Schedule 7 attached hereto.

“HCP RIDEA Mezz Loan” shall have the meaning set forth in Section 4.6(b) hereof.

“HCP RIDEA Mezz Loan Assumption” shall have the meaning set forth in Section 4.6(b) hereof.

“HCP RIDEA Mezz Loan Documents” shall mean the documents evidencing and governing the HCP RIDEA Mezz Loan.

“HCP RIDEA Mezz Loan Interest Rate” shall mean as follows:

Months After Closing Date	HCP RIDEA Mezz Loan Interest Rate
0-12	10.38%
13-24	11.37%
25-36	12.49%
37-48	5.50%
49-60	5.50%
61-72	5.75%
73-84	6.00%

“HCP RIDEA Op-HoldCo Member” shall have the meaning set forth in the Recitals hereof.

“HCP RIDEA P-HoldCo Member” shall have the meaning set forth in the Recitals hereof.

“HCP RIDEA Percentage” shall have the meaning set forth in the Recitals hereto.

“HCP RIDEA Prop-Sub” and “HCP RIDEA Prop-Subs” shall mean each Person identified as such in Schedule 4-A; provided that HCP shall have the right to transfer, indirectly (by contribution of all of the equity interests in the applicable HCP RIDEA Prop-Sub subsidiary) or directly by deed conveyance, any HCP RIDEA Facility to a different wholly-owned subsidiary of HCP, which different subsidiary shall, immediately upon such transfer, be deemed to be the applicable HCP RIDEA Prop-Sub for all purposes hereunder so long as (i) the HCP RIDEA Prop-Sub will own no property or assets other than one (or more than one) HCP RIDEA Facility and (ii) HCP shall give Brookdale prompt written notice of any such transfer, together with reasonable evidence of any such transfer.

“HCP/BKD Lease” and “HCP/BKD Leases” shall have the meanings set forth in the Recitals hereto.

“HCP/BKD Lease Modification Agreement” shall have the meaning set forth in the Recitals hereto.

“HCP/BKD RIDEA Loan” shall have the meaning set forth in the Section 4.6 hereof.

“HCP/BKD RIDEA Loan Documents” shall mean the documents evidencing and governing the HCP/BKD RIDEA Loan.

“HCP/BKD RIDEA Loan Interest Rate” shall mean as follows:

Months After Closing Date	HCP/BKD RIDEA Loan Interest Rate
0-12	7.0%
13-24	7.0%
25-36	7.20%
37-48	7.40%
49-60	7.65%

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable (whether primarily or as a guarantor), (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all obligations under leases that constitute capital leases for which such Person is liable, and (v) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnitee” shall have the meaning set forth in Section 9.2(a) hereof.

“Indemnitor” shall have the meaning set forth in Section 9.2(b) hereof.

“Interim Operations Agreement” shall have the meaning set forth in the Recitals.

“JV Closing Payoff” shall have the meaning set forth in Section 4.4(d) hereof.

“Leases” shall mean, with respect to any Party and its Affiliates, all written leases, subleases, license agreements or other occupancy agreements affecting any Contributed Facility under which such Party or its Affiliates is the landlord or lessor, and all rent, income and proceeds arising therefrom and security and other deposits made by the tenants thereunder, provided that none of the Resident Agreements shall be deemed to be Leases.

“Legal Requirement” shall mean any constitution, statute, law, code, rule, ordinance, regulation or order of any Governmental Authority having jurisdiction over the business, ownership, operation or management of any Party hereto or matters which are the subject of this Agreement or the Transactions contemplated hereby, including any resident care or health care, building, zoning or use laws, ordinances regulations or orders, environmental protection laws and fire department rules and rules and requirements of any board of fire underwriters respecting the use, construction, maintenance, or operation of any Contributed Facility and all requirements, conditions, procedures, policies, rules, regulations, and other mandatory measures promulgated by any Governmental Authority making payments or reimbursements under any Medicare and/or Medicaid programs (or any other similarly administered government program).

“Lender Approval Ceiling Amount” shall mean, with respect to any Permitted Debt, the amount set forth on Schedule 21 attached hereto.

“Lender Approvals” shall have the meaning set forth in Section 6.1(b)(viii) hereof.

“Life Estate Disclosed Documents” shall mean (i) the form of life estate residency agreement (including the warranty deed, repurchase agreement and other attachments thereto) for the BKD Life Estate CCRC Facilities (ii) the two (2) marketing brochures for the BKD Life Estate CCRC Facilities and (iii) the documents referenced in the Disclosure Letter, in each case which was provided by Brookdale to HCP on or prior to the Effective Date.

“Lists” shall mean the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) pursuant to the Order (as defined herein) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (as defined herein).

“Material Adverse Change” shall mean, with respect to any Person, any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets, liabilities, financial condition, results of operations or prospects of such Person and its Affiliates, taken as a whole, other than as a result of (i) changes adversely affecting general economic conditions or the financial and lending markets, (ii) performance by a Party or its Affiliates of its obligations under, and in accordance with the terms of, this Agreement or any of the Closing Documents or (iii) the announcement or pendency of the Transactions contemplated by this Agreement.

“Material Adverse Effect” means, with respect to the CCRC Venture or the RIDEA Venture, as applicable, any matter, event, circumstance, change or effect that has had, or would reasonably be expected to have, a material adverse effect on the CCRC Venture or the RIDEA Venture, as applicable, taken as a whole, or the operation or condition thereof, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a “Material Adverse Effect”: any event, circumstance, change, or effect relating to (a) changes in conditions in the U.S. or global economy or capital or financial markets in general, including changes in interest or exchange rates or to the senior living industry in general, (b) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions in which the Contributed Facilities in the CCRC Venture or the RIDEA Venture, as applicable, are located or the senior living industry, (c) changes in Legal Requirements and/or GAAP that are adopted or enacted after the date hereof or the interpretation thereof, (d) the announcement of this Agreement or the consummation of transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, vendors, investors, venture partners or employees, provided that the exception in this clause (d) any declaration by the U.S. of a natural emergency or war, acts of war, hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (e) earthquakes, hurricanes or other natural disasters, or (f) any action taken by any Party at the express request or with the prior written consent of the other Party, which in the case of each of clauses (a), (b) and (e) do not disproportionately affect the Contributed Facilities in the CCRC Venture or the RIDEA Venture, as applicable, or the operation or condition thereof, taken as a whole, relative to similar properties owned or leased by other participants in the industries and geographic areas in which the business of the CCRC Venture or the RIDEA Venture, as applicable, operates.

“Material Diligence Objection” means, with respect to any BKD CCRC Facility, any matter disclosed on any Facility Diligence Report (and which was not disclosed in the Brookdale Diligence Information), which would have a Material Adverse Effect on the CCRC Venture.

“Merger Agreement” shall have the meaning set forth in the Recitals hereto.

“Merger Transaction” shall have the meaning set forth in the Recitals hereto.

“Merger Transaction Closing” means the consummation of the Merger Transaction.

“Merger Transaction Closing Date” means the date of the consummation of the Merger Transaction.

“MLRs” shall have the meaning set forth in Section 8.5(b) hereof.

“Net Contribution Value” shall mean, with respect to the applicable Contributed Facilities, the Gross Contribution Value therefor, minus the entire outstanding principal balance of the applicable Permitted Debt as of the Closing Date

“Lease Restructuring Fee” shall have the meanings set forth in the Recitals hereto.

“NNN Lease” shall have the meaning set forth in the Recitals hereto.

“NNN Lease Facilities” shall have the meaning set forth in the Recitals hereto.

“Notice” shall have the meaning set forth in Section 10.3 hereto.

“OpCo Acquisition Amount” shall have the meaning set forth in Section 4.4(c) hereto.

“OpCo Acquisition Facilities” shall mean the A Facilities.

“OpCo EF Liabilities” shall mean all Entrance Fee Liabilities allocable to CCRC OpCo Facilities as of the Closing Date.

“OpCo PropCo EF Liabilities Assumption Agreement” shall have the meaning set forth in Section 4.7 hereto.

“Order” shall mean the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and together with other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury and in any enabling legislation or other executive orders or regulations in respect thereof, the “Orders.”

“Organizational Documents” shall mean, collectively, with respect to any Person, as applicable, the articles or certificate of incorporation, certificate of limited partnership or certificate of limited liability company, by-laws, partnership agreement, operating company agreement, trust agreement, statement of partnership, fictitious business name filings and all other organizational documents relating to the creation, formation and/or existence of such Person, together with resolutions of the board of directors, partner or member consents, trustee certificates, incumbency certificates and all other documents or instruments approving or authorizing the transactions contemplated by this Agreement, the Exhibits and Schedules hereto and any document executed and delivered in connection herewith, in each case with respect to such Person, as the same may be amended or restated.

“OTAs” shall mean, collectively, the HCP CCRC Facility OTA, the BKD CCRC Facility OTA and the E Facility OTA.

“Other Lease” shall have the meaning set forth in the Recitals hereto.

“Outside Closing Date” means December 31, 2014.

“P-Note” shall mean each promissory note made by a Resident in furtherance of any BKD Marketing Program.

“Parties” and “Party” shall have the meanings set forth in the preamble hereof.

“Permits” shall mean all governmental permits, licenses, certificates and authorizations relating to the use or operation of any of the BKD Operated Facilities, permits, accreditations, approvals and certificates used in or relating to the ownership, occupancy or operation of all or any part of the BKD Operated Facilities, including any permit, license, accreditation or other approval necessary under applicable federal, state or local law in order to permit the operation of the BKD Operated Facilities as healthcare facilities or continuing care retirement communities.

“Permitted Debt” shall means (a) with respect to the BKD Contributed Subs and the BKD CCRC Facilities, any Indebtedness set forth on Schedule 9 attached hereto in the principal amounts not greater than such principal amounts set forth on Schedule 9 hereto, and (b) with respect to the HCP RIDEA Prop-Subs and the RIDEA Contributed Facilities, the HCP RIDEA Mezz Loan.

“Permitted Debt Documents” shall mean any and all the documents evidencing or securing the repayment of the Permitted Debt.

“Person” or “person” shall mean any individual, sole proprietorship, joint venture, corporation, partnership, limited liability company, Governmental Authority or other entity of any nature.

“Personal Property” shall mean, with respect to any Contributed Facility, those items of equipment, any buses and other motor vehicles and other tangible personal property used in connection with the ownership, maintenance and/or operation of such Facility, but not including Inventory, Operational Personal Property, or Excluded Assets (as such terms are defined in the OTAs).

“PO Termination Lease Amendment” shall have the meaning set forth in Section 4.3(b) hereto.

“PO Termination Lessee” shall have the meaning set forth in Section 4.3(b) hereto.

“PropCo Acquisition Amount” shall have the meaning set forth in Section 4.4(c) hereto.

“PropCo Acquisition Facility” shall mean the B Facility.

“PropCo EF Liabilities” shall mean all Entrance Fee Liabilities allocable to CCRC PropCo Facilities as of the Closing Date.

“PropCo EF Liabilities Guaranty” shall have the meaning set forth in Section 4.7 hereof.

“PropCo EF Liabilities Note” shall have the meaning set forth in Section 4.7 hereof.

“PropCo EF Liabilities Tax Amount” shall mean the amount of the PropCo EF Liabilities as determined for U.S. federal income tax purposes as of the Closing Date.

“Prop-Sub LLC Agreements” and “Prop-Sub LLC Agreement” shall have the meanings set forth in the Recitals hereto.

“Referee” shall have the meaning set forth in Section 3.1(b) hereof.

“Required Governmental Approvals” shall mean, with respect to each Contributed Facility, all licenses, permits, accreditations, authorizations and certifications from all Governmental Authorities which are material to or required for the operation of such Contributed Facility for its Applicable Use in compliance with all Legal Requirements, including any state facility license, certificate of need and any accreditations, certifications and/or provider or reimbursement agreement from or with Medicare and/or Medicaid.

“Resident Agreements” shall mean agreements for the use or occupancy of any portion of any Contributed Facility by an individual or individuals residing in such Contributed Facility, and all modifications and amendments thereto and renewals or extensions thereof, including any life estate deed or similar conveyance and any agreements relating to any notes, mortgages or other security granted by such individual or individuals in connection with any of the foregoing.

“Residents” shall mean the residents or tenants under the Resident Agreements.

“RIDEA Contributed Facility” and “RIDEA Contributed Facilities” shall have the meaning set forth in the Recitals hereto.

“RIDEA Op-HoldCo” shall have the meaning set forth in the Recitals hereto.

“RIDEA Op-HoldCo LLC Agreement” shall have the meaning set forth in the Recitals hereto.

“RIDEA OpCo-Sub” shall have the meaning set forth in the Recitals hereto.

“RIDEA OpCo-Sub LLC Agreement” shall have the meaning set forth in the Recitals hereto.

“RIDEA Pooling Agreement” shall mean that certain Pooling Agreement substantially in the form of Exhibit W attached hereto.

“RIDEA Prop-Subs” shall have the meanings set forth in the Recitals hereto.

“RIDEA Required Op-HoldCo Capital Contribution” shall mean (i) an amount for working capital equal to one month of projected operating costs for RIDEA Op-HoldCo and its subsidiaries, as shall be reasonably agreed between HCP and Brookdale, and (ii) any additional amounts necessary for RIDEA Op-HoldCo to satisfy its obligations at the Closing under this Agreement and under the other RIDEA Venture Closing Documents to which Op-HoldCo is or will be a party, as reasonably determined by HCP RIDEA Op-HoldCo Member and BKD RIDEA Op-HoldCo Member set forth on the RIDEA Op-HoldCo Closing Statement.

“RIDEA Required P-HoldCo Additional Capital Contribution” shall mean the amounts, if any, necessary for RIDEA P-HoldCo to satisfy its obligations at the Closing under this Agreement and under the other RIDEA Venture Closing Documents to which RIDEA P-HoldCo is or will be a party, as reasonably determined by HCP RIDEA P-HoldCo Member and BKD RIDEA P-HoldCo Member set forth on the RIDEA P-HoldCo Closing Statement.

“RIDEA TRS Lease” shall have the meaning set forth in the Recitals hereto.

“RIDEA Venture” shall mean the transactions contemplated by Parts 3, 5 and 7 and the applicable portions of Part 8 of the Recitals hereto.

“RIDEA Venture Closing Documents” shall have the meaning set forth in Section 8.1 hereof.

“Robin Run Debt” shall mean the Permitted Debt secured, in part, by the BKD CCRC Facility known as “Robin Run”.

“Robin Run Indemnification” shall have the meaning set forth in Section 8.3(d) hereof.

“ROFRs” shall mean (i) with respect to HCP, that certain Right of First Refusal for the benefit of ARC Sun City Center Real Estate Holdings, LLC relating to the Golf Course and (ii) with respect to Brookdale, that certain Right of First Refusal for the benefit of BLC-Cypress Village, LLC relating to garden homes located at Cypress Village.

“Robin Run Release” shall have the meaning set forth in Section 8.3(d) hereof.

“Special Damages” shall mean punitive damages.

“Special Distribution” shall have the meaning set forth in Section 3.4(c) hereof.

“Taxes” shall have the meaning set forth in Section 7.1(c)(v) hereof.

“Tenants” shall mean the tenants under the Leases.

“Total Development Costs” shall mean the sum of all costs and expenses associated with the applicable project and/or billed by the contractor, including interior design costs, kitchen design costs, costs of construction and land improvements, utilities, furniture, fixtures and equipment, signage, project contingency funds actually expended for costs that would otherwise constitute “Total Development Costs”, costs of renovation, landscaping, and permitting, impact and licensing fees, if any.  Notwithstanding the above, Total Development Costs shall not include financing fees and costs, capitalized interest, pre/post-opening operating deficits, architectural and engineering costs, land acquisition costs, and reimbursements for travel.

“Transactions” shall mean the transactions contemplated by this Agreement and the Closing Documents.

“Transfer Taxes” shall have the meaning specified in Section 8.3(b) hereof.

ARTICLE II
FORMATION OF ENTITIES

Section 2.1            Formation of CCRC P-HoldCo & CCRC Prop-Subs. On or prior to the Closing Date, HCP and Brookdale shall cause to be formed CCRC P-HoldCo by filing all required documents with the Secretary of State’s Office of the State of Delaware and any other State as may be determined by such parties to be necessary to qualify CCRC P-HoldCo to do business in any such other State.  On or prior to the Closing Date, HCP and Brookdale shall also cause CCRC P-HoldCo to form each CCRC Prop-Sub that will acquire a HCP CCRC Facility by filing all required documents with the Secretary of State’s Office of the State of Delaware and each other State as they may determine to be necessary to qualify each such CCRC Prop-Sub to do business in any such other State, including each State in which such CCRC Prop-Sub shall own a CCRC Contributed Facility. All out-of-pocket costs and expenses incurred by HCP and Brookdale in forming and filing any such documents for either CCRC P-HoldCo or any CCRC Prop-Sub shall be a cost and expense of CCRC P-HoldCo and shall either be paid directly by CCRC P-HoldCo or reimbursed to HCP and Brookdale, as applicable, at or promptly following the Closing.

Section 2.2            Formation of CCRC Op-HoldCo and CCRC OpCo-Subs. On or prior to the Closing Date, HCP and Brookdale shall cause to be formed CCRC Op-HoldCo by filing all required documents with the Secretary of State’s Office of the State of Delaware and any other State as may be determined by such parties to be necessary to qualify CCRC Op-HoldCo to do business in any such other State. On or prior to the Closing Date, HCP and Brookdale shall also cause CCRC Op-HoldCo to form each CCRC OpCo-Sub by filing all required documents with the Secretary of State’s Office of the State of Delaware and each other State as they may determine to be necessary to qualify each such CCRC OpCo-Sub to do business in any such other State, including each State in which such CCRC OpCo-Sub shall lease a CCRC Contributed Facility pursuant to a CCRC TRS Lease. All out-of-pocket costs and expenses incurred by HCP and Brookdale in forming and filing any such documents for either CCRC Op-HoldCo or any CCRC OpCo-Sub shall be a cost and expense of CCRC Op-HoldCo and shall either be paid directly by CCRC Op-HoldCo or reimbursed to HCP or Brookdale, as applicable, at or promptly following the Closing.

Section 2.3            Formation of RIDEA P-HoldCo & RIDEA Prop-Subs. On or prior to the Closing Date, HCP and Brookdale shall cause to be formed RIDEA P-HoldCo by filing all required documents with the Secretary of State’s Office of the State of Delaware and any other State as may be determined by such parties to be necessary to qualify RIDEA P-HoldCo to do business in any such other State.  On or prior to the Closing Date, HCP and Brookdale shall also cause RIDEA P-HoldCo to form each RIDEA Prop-Sub that will acquire a RIDEA Contributed Facility by filing all required documents with the Secretary of State’s Office of the State of Delaware and each other State as they may determine to be necessary to qualify each such RIDEA Prop-Sub to do business in any such other State, including each State in which such RIDEA Prop-Sub shall own a RIDEA Contributed Facility.  All out-of-pocket costs and expenses incurred by HCP and Brookdale in forming and filing any such documents for RIDEA P-HoldCo shall be a cost and expense of RIDEA P-HoldCo and shall either be paid directly by RIDEA P-HoldCo or reimbursed to HCP and Brookdale, as applicable, at or promptly following the Closing.

Section 2.4            Formation of RIDEA Op-HoldCo and RIDEA OpCo-Subs. On or prior to the Closing Date, HCP and Brookdale shall cause to be formed RIDEA Op-HoldCo by filing all required documents with the Secretary of State’s Office of the State of Delaware and any other State as may be determined by such parties to be necessary to qualify RIDEA Op-HoldCo to do business in any such other State.  On or prior to the Closing Date, HCP and Brookdale shall also cause RIDEA Op-HoldCo to form each RIDEA OpCo-Sub by filing all required documents with the Secretary of State’s Office of the State of Delaware and each other State as they may determine to be necessary to qualify each such RIDEA OpCo-Sub to do business in any such other State, including each State in which such RIDEA OpCo-Sub shall lease a RIDEA Contributed Facility pursuant to a RIDEA TRS Lease. All out-of-pocket costs and expenses incurred by HCP and Brookdale in forming and filing any such documents for either RIDEA Op-HoldCo or any RIDEA OpCo-Sub shall be a cost and expense of RIDEA Op-HoldCo and shall either be paid directly by RIDEA Op-HoldCo or reimbursed to HCP and Brookdale, as applicable, at or promptly following the Closing.

ARTICLE III
CONTRIBUTION TRANSACTIONS AND RELATED MATTERS

Section 3.1            Net Contribution Value.

(a)  Each of the Parties agrees to be bound by the Net Contribution Values for the Contributed Facilities (and the Gross Contribution Values for the purchase options identified on Schedule 6) for the purposes of this Agreement, the Closing Documents and the Transactions.  The Parties shall mutually agree, prior to Closing, as to the allocation of the Gross Contribution Value of each Contributed Facility towards real property, personal property and good will/business value, provided that the Gross Contribution Value allocated to the personal property at each Contributed Facility will not exceed fifteen percent (15%) of the Gross Contribution Value for the Contributed Facility.

(b)           Referee.  The Parties acknowledge and confirm that Schedule 6 sets forth the aggregate Gross Contribution Value for all RIDEA Contributed Facilities but does not specify the Gross Contribution Value of each RIDEA Contributed Facility.  The Parties shall negotiate in good faith to agree upon the individual Gross Contribution Values for each RIDEA Contributed Facility.  To the extent the Parties have not agreed to all such values before the Closing Date, they shall continue to negotiate in good faith after the Closing Date.  If the Parties have not agreed to all such values on or before the 30th day after the Closing Date, any disputed values shall be resolved by an appraisal firm that is a member of the Appraisal Institute and that has experience appraising health care facilities chosen and mutually accepted by both parties (the “Referee”), whose determination shall be final and binding on the parties.  The Referee shall be instructed that the Gross Contribution Value of a facility shall be its debt free fair market value as of the Closing Date, provided, that, all determinations of the Referee must be consistent with Schedule 6.  The Referee shall resolve the dispute within thirty (30) days after the dispute has been referred to it. The costs, fees and expenses of the Referee shall be paid 50% by Brookdale and 50% by HCP.

Section 3.2            CCRC P-HoldCo Contributions and Related Matters.

(a)        Contributions to CCRC P-HoldCo. Subject to the terms, covenants and conditions set forth in this Agreement, the following shall occur at the Closing:

(i)    HCP shall cause HCP CCRC P-HoldCo Member to:

(1)       contribute, assign and convey to CCRC P-HoldCo each of the HCP CCRC Facilities, indirectly by contribution of all of the equity interests in each of the HCP CCRC Prop-Subs; and

(2)       contribute to CCRC P-HoldCo in immediately available funds (A) an amount equal to $118,500,000 for the purposes of funding the PropCo Acquisition Amount (with a portion of such contribution equal to the deposit made by Brookdale to the seller under the B Acquisition Agreement being paid to Brookdale to reimburse Brookdale for such deposit) and (B) an amount equal to forty-nine percent (49%) of any CCRC Required P-HoldCo Additional Capital Contribution; provided, however, that in lieu of delivering all of such immediately available funds at the Closing, HCP may elect instead to direct that CCRC P-HoldCo withhold and apply to HCP CCRC P-HoldCo Member’s obligation to contribute its share of any CCRC Required P-HoldCo Additional Capital Contribution any reimbursement owing to HCP CCRC P-HoldCo Member by CCRC P-HoldCo pursuant to Section 8.3(b) hereof.  In exchange for such contributions to CCRC P-HoldCo, HCP CCRC P-HoldCo Member shall receive the HCP CCRC Percentage of the membership interests in CCRC P-HoldCo.

(ii)   Brookdale shall cause BKD CCRC P-HoldCo Member to:

(1)       contribute, assign and convey to CCRC P-HoldCo all of the outstanding equity interests in each of the BKD CCRC Prop-Subs;

(2)       contribute, assign and convey to CCRC P-HoldCo the BKD Contributed Leasehold Interests and the PropCo EF Liabilities; and

(3)       contribute to CCRC P-HoldCo in immediately available funds an amount equal to fifty-one percent (51%) of any CCRC Required P-HoldCo Additional Capital Contribution; provided, however, that in lieu of delivering all of such immediately available funds at the Closing, Brookdale may elect instead to direct that CCRC P-HoldCo withhold and apply to BKD CCRC P-HoldCo Member’s obligation to contribute its share of any CCRC Required P-HoldCo Additional Capital Contribution any reimbursement owing to BKD CCRC P-HoldCo Member by CCRC P-HoldCo pursuant to Section 8.3(b) hereof.  In exchange for such contributions to CCRC P-HoldCo, BKD CCRC P-HoldCo Member shall receive the BKD CCRC Percentage of the membership interests in CCRC P-HoldCo.

(b)        CCRC P-HoldCo LLC Agreement and CCRC Prop-Sub LLC Agreements.  At the Closing, each of HCP and Brookdale shall cause HCP CCRC P-HoldCo Member and BKD CCRC P-HoldCo Member, respectively, to execute and deliver the CCRC P-HoldCo LLC Agreement.  At the Closing, HCP and Brookdale shall cause CCRC P-HoldCo to execute each CCRC Prop-Sub LLC Agreement in the form approved by each of HCP and Brookdale.

(c)        Reimbursements.  At the Closing, CCRC P-HoldCo shall pay to HCP and Brookdale any amounts owing to either as reimbursement for any out-of-pocket costs and expenses incurred and paid by either that are an expense or cost of CCRC P-HoldCo in accordance with Section 8.3(b) hereof, subject to any withholding and application of any applicable amounts otherwise owing by either HCP CCRC P-HoldCo Member or BKD CCRC P-HoldCo Member, as applicable, as provided in Section 3.2(a)(i)(2) or 3.2(a)(ii)(3) above.

(d)        Brookdale Restructuring.  HCP hereby agrees that, notwithstanding anything to the contrary contained in any Existing HCP/BKD Agreement, Brookdale and its Affiliates shall have the right to engage in any restructuring of the direct and/or indirect equity interests in BKD Lessees solely for the purposes of facilitating the contribution of the BKD Contributed Leasehold Interests and the PropCo EF Liabilities by BKD CCRC P-HoldCo Member to CCRC P-HoldCo, subject, in each case, to the reasonable consent of HCP.

Section 3.3            CCRC Op-HoldCo Contributions and Related Matters.

(a)        Contributions to CCRC Op-HoldCo. Subject to the terms, covenants and conditions set forth in this Agreement, the following shall occur at the Closing:

(i)    HCP shall cause HCP CCRC Op-HoldCo Member to contribute to CCRC Op-HoldCo in immediately available funds (A) an amount equal to $205,000,000 for the purposes of funding the OpCo Acquisition Amount (with a portion of such contribution equal to the deposit made by Brookdale to the seller under the A Acquisition Agreement being paid to Brookdale to reimburse Brookdale for such deposit) and (B) an amount equal to forty-nine percent (49%) of the CCRC Required Op-HoldCo Capital Contribution; provided, however, that in lieu of delivering all of such immediately available funds at the Closing, HCP may elect instead to direct that CCRC Op-HoldCo withhold and apply to HCP CCRC Op-HoldCo Member’s obligation to contribute its share of the CCRC Required Op-HoldCo Capital Contribution any reimbursement owing to HCP CCRC Op-HoldCo Member by CCRC Op-HoldCo pursuant to Section 8.3(c) hereof.  In exchange for such contribution to CCRC Op-HoldCo, HCP CCRC Op-HoldCo Member shall receive forty-nine percent (49%) of the membership interests in CCRC Op-HoldCo.

(ii)   Brookdale shall cause BKD CCRC Op-HoldCo Member (i) to contribute, assign and convey to CCRC Op-HoldCo all of the outstanding equity interests in each of the BKD CCRC OpCo-Subs, (ii) to contribute, assign and convey to CCRC Op-HoldCo the OpCo EF Liabilities, (iii) to contribute, assign and convey to CCRC Op-HoldCo all of the outstanding equity interests in any BKD (Regulatory Approval) CCRC OpCo-Sub and (iv) to contribute to CCRC Op-HoldCo in immediately available funds an amount equal to fifty-one percent (51%) of the CCRC Required Op-HoldCo Capital Contribution; provided, however, that in lieu of delivering all of such immediately available funds at Closing, Brookdale may elect instead to direct that CCRC Op-HoldCo withhold and apply to BKD CCRC Op-HoldCo Member’s obligation to contribute its share of the CCRC Required Op-HoldCo Capital Contribution any reimbursement owing to BKD CCRC Op-HoldCo Member by CCRC Op-HoldCo pursuant to Section 8.3(c) hereof. In exchange for such contribution to CCRC Op-HoldCo, BKD CCRC Op-HoldCo Member shall receive fifty-one percent (51%) of the membership interests in CCRC Op-HoldCo.

(b)        CCRC Op-HoldCo LLC Agreement and CCRC OpCo-Sub LLC Agreements.  At the Closing, HCP and Brookdale shall cause each of HCP CCRC Op-HoldCo Member and BKD CCRC Op-HoldCo Member, respectively, to execute and deliver the CCRC Op-HoldCo LLC Agreement.  At the Closing, HCP and Brookdale shall cause CCRC Op-HoldCo to execute each CCRC OpCo-Sub LLC Agreement in the form approved by each of HCP and Brookdale.

(c)        Reimbursements.  At the Closing, HCP and Brookdale shall cause CCRC Op-HoldCo to pay to HCP CCRC Op-HoldCo Member and to BKD CCRC Op-HoldCo Member any amounts owing to either as reimbursement for any out-of-pocket costs and expenses incurred and paid by either that are an expense or cost of CCRC Op-HoldCo in accordance with Section 8.3(c) hereof, subject to any withholding and application of any applicable amounts otherwise owing by either HCP CCRC Op-HoldCo Member or BKD CCRC Op-HoldCo Member, as applicable, as provided in Sections 3.3(a)(i) or 3.3(a)(ii), respectively, above.

Section 3.4            RIDEA P-HoldCo Contributions and Related Matters.

(a)        Contributions to RIDEA P-HoldCo. Subject to the terms, covenants and conditions set forth in this Agreement, the following shall occur at the Closing:

(i)    HCP shall cause HCP RIDEA P-HoldCo Member to:

(1)       contribute, assign and convey to RIDEA P-HoldCo each of the RIDEA Contributed Facilities indirectly by contribution of all of the equity interests in each of the HCP RIDEA Prop-Subs, subject to the HCP RIDEA Mezz Loan in the amount of $628,089,000; and

(2)       contribute to RIDEA P-HoldCo in immediately available funds an amount equal to eighty percent (80%) of any RIDEA Required P-HoldCo Additional Capital Contribution; provided, however, that in lieu of delivering all of such immediately available funds at the Closing, HCP may elect instead to direct that RIDEA P-HoldCo withhold and apply to HCP RIDEA P-HoldCo Member’s obligation to contribute its share of any RIDEA Required P-HoldCo Additional Capital Contribution any reimbursement owing to HCP RIDEA P-HoldCo Member by RIDEA P-HoldCo pursuant to Section 8.3(b) hereof or all or any portion of the Special Distribution otherwise payable by P-HoldCo to HCP P-HoldCo Member at the Closing as provided in Section 3.4(c) hereof.  In exchange for such contributions to RIDEA P-HoldCo, HCP RIDEA P-HoldCo Member shall receive eighty percent (80%) of the membership interests in RIDEA P-HoldCo.

(ii)   Brookdale shall cause BKD RIDEA P-HoldCo Member to contribute to RIDEA P-HoldCo (1) in immediately available funds an amount equal to the BKD RIDEA Initial Contribution, (2) all of the equity interests in any BKD (Regulatory Approval) RIDEA OpCo-Sub and (3) in immediately available funds an amount equal to twenty percent (20%) of any RIDEA Required P-HoldCo Additional Capital Contribution; provided, however, that in lieu of delivering all of such immediately available funds at the Closing, Brookdale may elect instead to direct that RIDEA P-HoldCo withhold and apply to BKD RIDEA P-HoldCo Member’s obligation to contribute its share of any RIDEA Required P-HoldCo Additional Capital Contribution any reimbursement owing to BKD RIDEA P-HoldCo Member by RIDEA P-HoldCo pursuant to Section 8.3(b) hereof.  In exchange for such contributions to RIDEA P-HoldCo, BKD RIDEA P-HoldCo Member shall receive twenty percent (20%) of the membership interests in RIDEA P-HoldCo.

(b)        RIDEA P-HoldCo LLC Agreement and RIDEA Prop-Sub LLC Agreements.  At the Closing, HCP and Brookdale shall cause each of HCP RIDEA P-HoldCo Member and BKD RIDEA P-HoldCo Member, respectively, to execute and deliver the RIDEA P-HoldCo LLC Agreement.  At the Closing, HCP and Brookdale shall cause RIDEA P-HoldCo to execute each RIDEA Prop-Sub LLC Agreement in the form approved by each of HCP and Brookdale.

(c)        Special Distribution.  At the Closing, an amount equal to the Special Distribution (as hereinafter defined) shall be paid over by RIDEA P-HoldCo to HCP RIDEA P-HoldCo Member in immediately available funds as a special distribution to HCP RIDEA P-HoldCo Member pursuant to the RIDEA P-HoldCo LLC Agreement and this Agreement.  As used herein, the term “Special Distribution” shall mean an amount equal to $67,640,000, subject to any withholding and application of any applicable amounts otherwise owing by HCP RIDEA P-HoldCo Member to RIDEA P-HoldCo as provided in Section 3.4(a)(i)(2) above.

(d)        Reimbursements.  At the Closing, HCP and Brookdale shall cause RIDEA P-HoldCo to pay to HCP RIDEA P-HoldCo Member and to BKD RIDEA P-HoldCo Member any amounts owing to either as reimbursement for any out-of-pocket costs and expenses incurred and paid by either that are an expense or cost of RIDEA P-HoldCo in accordance with Section 8.3(b) hereof, subject to any withholding and application of any applicable amounts otherwise owing by either HCP RIDEA P-HoldCo Member or BKD RIDEA P-HoldCo Member, as applicable, as provided in Sections 3.4(a)(i)(2) or 3.4(a)(ii) above.

Section 3.5            RIDEA Op-HoldCo Contributions and Related Matters.

(a)        Contributions to RIDEA Op-HoldCo.  Subject to the terms, covenants and conditions set forth in this Agreement, the following shall occur at the Closing:

(i)    HCP shall cause HCP RIDEA Op-HoldCo Member to contribute to RIDEA Op-HoldCo in immediately available funds an amount equal to eighty percent (80%) of the RIDEA Required Op-HoldCo Capital Contribution; provided, however, that in lieu of delivering all of such immediately available funds at the Closing, HCP may elect instead to direct that RIDEA Op-HoldCo withhold and apply to HCP RIDEA Op-HoldCo Member’s obligation to contribute its share of the RIDEA Required Op-HoldCo Capital Contribution any reimbursement owing to HCP RIDEA Op-HoldCo Member by RIDEA Op-HoldCo pursuant to Section 8.3(c) hereof. In exchange for such contribution to RIDEA Op-HoldCo, HCP RIDEA Op-HoldCo Member shall receive the HCP RIDEA Percentage of the membership interests in RIDEA Op-HoldCo.

(ii)   Brookdale shall cause BKD RIDEA Op-HoldCo Member to contribute to RIDEA Op-HoldCo in immediately available funds an amount equal to twenty percent (20%) of the RIDEA Required Op-HoldCo Capital Contribution; provided, however, that in lieu of delivering all of such immediately available funds at the Closing, Brookdale may elect instead to direct that RIDEA Op-HoldCo withhold and apply to BKD RIDEA Op-HoldCo Member’s obligation to contribute its share of the RIDEA Required Op-HoldCo Capital Contribution any reimbursement owing to BKD RIDEA Op-HoldCo Member by RIDEA Op-HoldCo pursuant to Section 8.3(c) hereof. In exchange for such contribution to RIDEA Op-HoldCo, BKD RIDEA Op-HoldCo Member shall receive the BKD RIDEA Percentage of the membership interests in RIDEA Op-HoldCo.

(b)        RIDEA Op-HoldCo LLC Agreement and RIDEA OpCo-Sub LLC Agreements.  At the Closing, HCP and Brookdale shall cause each of HCP RIDEA Op-HoldCo Member and BKD RIDEA Op-HoldCo Member, respectively, to execute and deliver the RIDEA Op-HoldCo LLC Agreement. At the Closing, HCP and Brookdale shall cause RIDEA Op-HoldCo to execute each RIDEA OpCo-Sub LLC Agreement in the form approved by each of HCP and Brookdale.

(c)        Reimbursements.  At the Closing, HCP and Brookdale shall cause RIDEA Op-HoldCo to pay to HCP RIDEA Op-HoldCo Member and to BKD RIDEA Op-HoldCo Member any amounts owing to either as reimbursement for any out-of-pocket costs and expenses incurred and paid by either that are an expense or cost of RIDEA Op-HoldCo in accordance with Section 8.3(c) hereof, subject to any withholding and application of any applicable amounts otherwise owing by either HCP RIDEA Op-HoldCo Member or BKD RIDEA Op-HoldCo Member, as applicable, as provided in Sections 3.5(a)(i) or 3.5(a)(ii) above.

ARTICLE IV
OTHER TRANSACTIONS AND RELATED MATTERS

Section 4.1            Leasing and Management of CCRC Contributed Facilities.  Subject to the terms, covenants and conditions set forth in this Agreement, each of HCP and Brookdale shall cause the following to occur at the Closing (except as otherwise provided below):

(a)        CCRC TRS Leases.  Each CCRC Prop-Sub shall lease to the applicable CCRC OpCo-Sub a CCRC PropCo Facility pursuant to a CCRC TRS Lease.

(b)        Engagement of BKD CCRC Manager.

(i)    Each CCRC OpCo-Sub and BKD CCRC Manager shall enter into a BKD CCRC Management Agreement with respect to each CCRC Contributed Facility;

(ii)   Each CCRC OpCo-Sub and BKD CCRC Manager shall enter into the Pooling Agreement; and

(iii)  Brookdale shall enter into the Brookdale CCRC Management Agreement Guaranty.

(c)        Modification Agreement & Management Agreement Termination.  The BKD Lessees, the HCP Lessors (as defined on Schedule 1-B) and the Existing BKD/HCP

Facility Manager shall enter into the HCP/BKD Lease Modification Agreement. Each BKD CCRC Sub shall terminate the Existing BKD Management Agreements.

(d)        Operations Transfer Agreements.

(i)    Each of the applicable CCRC OpCo-Subs, the BKD Lessees, Existing BKD/HCP Facility Manager and BKD CCRC Manager shall enter into the HCP CCRC Facility OTA;

(ii)   Each of the applicable CCRC OpCo-Subs, the BKD CCRC Subs, Existing BKD/HCP Facility Manager, BKD CCRC Manager and, as applicable, Brookdale shall enter into the BKD CCRC Facility OTA; and

(iii)  Brookdale shall enter into the Brookdale HCP CCRC Facility OTA Guaranty.

Section 4.2            Leasing and Management of RIDEA Contributed Facilities.  Not later than ten (10) Business Days prior to the Closing Date, Brookdale shall submit to HCP the Annual Plan (as defined in the applicable BKD RIDEA Management Agreement) that would (if the applicable BKD RIDEA Management Agreement were then in effect) be required under the BKD RIDEA Management Agreement for each RIDEA Contributed Facility to be submitted by BKD RIDEA Manager to the applicable RIDEA OpCo-Sub for the initial Fiscal Year (as defined in such BKD RIDEA Management Agreement).  Subject to the terms, covenants and conditions set forth in this Agreement (including Section 4.5), each of HCP and Brookdale shall cause the following to occur at the Closing (except as otherwise expressly provided below):

(a)        RIDEA TRS Leases. Each RIDEA Prop-Sub and each RIDEA OpCo-Sub shall enter into a RIDEA TRS Lease with respect to the applicable RIDEA Contributed Facility.

(b)        Engagement of BKD RIDEA Manager.

(i)    Each RIDEA OpCo-Sub and BKD RIDEA Manager shall enter into a BKD RIDEA Management Agreement with respect to each RIDEA Contributed Facility;

(ii)   Each RIDEA OpCo-Sub and BKD RIDEA Manager shall enter into the Pooling Agreement; and

(iii)  Brookdale shall enter into the Brookdale RIDEA Management Agreement Guaranty.

(c)        Modification Agreement.  Certain of the E Lessees and the HCP Lessors (as defined on Schedule 4-B) shall enter into the E Lease Modification Agreement.

(d)        Operations Transfer Agreements.

(i)    Each of the RIDEA OpCo-Subs, the E Lessees and BKD RIDEA Manager shall enter into the E Facility OTA;

(ii)   Brookdale shall enter into the Brookdale E Facility OTA Guaranty.

Section 4.3            NNN Leases for NNN Lease Facilities; PO Termination; HB Management Agreement Amendments; BKD/HCP Lease Letter Agreement and Other Leases.

(a)        Subject to the terms, covenants and conditions set forth in this Agreement (including Section 4.5), each of HCP and Brookdale shall cause the following to occur at the Closing (except as set forth below):

(i)    each of the E NNN Lessees and each of the HCP NNN Lessors will enter into a NNN Lease for each of the NNN Lease Facilities; and

(ii)   Brookdale shall enter into the Brookdale NNN Lease Guaranty.

(b)        Subject to the terms and conditions set forth in this Agreement, at the Closing, each of HCP and Brookdale shall cause each lease identified on Schedule 7 attached hereto to be modified (each, the “PO Termination Lease Amendment”) to terminate the purchase option in favor of the “Lessee” identified on Schedule 7 (each, a “PO Termination Lessee”).

(c)        At the Closing, each of HCP and Brookdale shall cause its respective Affiliates set forth on Schedule 10-A attached hereto to enter into the HB Management Agreement Amendments.

(d)        At the Closing, each of HCP and Brookdale shall enter into the BKD/HCP Lease Letter Agreement.

(e)        At Closing, Brookdale shall execute and deliver to the lessors under the Other Leases a guaranty of the obligations of Emeritus Corporation under the Other Leases in substantially the form of the Brookdale NNN Lease Guaranty (provided that the recitals of such guaranty shall reflect the Other Leases).

(f)            Upon a request by Brookdale, the Parties will cooperate reasonably and in good faith (i) to obtain the lender and regulatory consents required to amend, and to amend at any time after the Closing, the Other Leases in order to amend and restate the Other Leases in the form of the NNN Lease or to replace the provisions of the Other Leases with one or more of the terms of the NNN Lease including, without limitation, Sections 7.4 and/or 24 of the NNN Lease, mutatis mutandis, or (ii) otherwise to permit the lessee(s) under the Other Leases to have and enjoy the benefits of the provisions of the NNN Lease in conformity with the benefits available to the lessees under the NNN Lease as of the Closing Date, in each case so as to achieve the same result that would have been achieved under the NNN Lease if all Other Lease Facilities were “Facilities” under the NNN Leases as of the Closing Date, provided (in each case) that neither HCP nor any of its Affiliates shall be obligated to take any action in respect of the Other Leases that would (with or without the giving of notice and/or passage of time) result in any breach, default or violation of any loan document or Legal Requirement or give any lender or Governmental Authority any termination, cancellation, acceleration, suspension or other right or remedy adverse to HCP or its Affiliates. Notwithstanding the terms of the NNN Leases, with respect to any Other Lease and any Other Lease Facility, during any period that (a) such Other Lease Facility is subject to such Other Lease, (b) such Other Lease Facility is not included as a “Facility” under a NNN Lease, and (c) such Other Lease is not amended and restated as contemplated by clause (i) above, the rental as calculated under the NNN Leases shall (without duplication of any reduction in the rental payable by the applicable lessees, and/or any other accommodation made to permit the applicable lessees to have and enjoy the benefits of a reduction in the rental, as contemplated by clause (ii) above) be reduced in a manner such that the aggregate rental payable under the NNN Leases and the Other Leases, in the aggregate, does not exceed the rental that would be payable under the NNN Leases if all Other Lease Facilities were “Facilities” under the NNN Leases.   If requested by HCP, Brookdale shall execute and deliver in connection with any of the foregoing written reaffirmations (reasonably satisfactory to HCP in form and substance) of Brookdale’s obligations in respect of the Other Leases.  Brookdale shall reimburse HCP and its Affiliates for any out-of-pocket costs incurred by them (including any amounts payable to a lender or Governmental Authority) in connection with any of the foregoing.

Section 4.4            Additional Contributions and Payments: A Facilities and B Facility.

(a)        The A Purchase Agreement (i) provides for an aggregate purchase price of $205 million for the A Facilities, and (ii)  permits BKD A Acquisition to assign all of its rights thereunder to CCRC Op-HoldCo.  On the Closing Date, Brookdale shall cause BKD A Acquisition to assign to CCRC Op-HoldCo, and CCRC Op-HoldCo shall assume, all of the rights and obligations of BKD A Acquisition thereunder pursuant to the assignment and assumption agreement substantially in the form attached hereto as Exhibit X-1 (the “A Assignment”).  During any diligence period provided under the A Purchase Agreement, HCP shall be entitled to review all diligence materials relating to the A Facilities made available pursuant to the A Purchase Agreement.  From and after the execution of the A Purchase Agreement until the consummation of the closing thereunder, all decisions with respect to amending such agreement and exercising any rights and remedies of the buyer thereunder (including, without limitation, the right of the buyer to elect to terminate the A Purchase Agreement for any reason) shall be made jointly and reasonably by HCP and Brookdale.

(b)        The B Purchase Agreement (i) provides for an aggregate purchase price of $118.5 million for the B Facility, and (ii) permits BKD B Acquisition to assign all of its rights thereunder to CCRC P-HoldCo.  On the Closing Date, Brookdale shall cause BKD B Acquisition (i) to assign to CCRC P-HoldCo, and CCRC P-HoldCo shall assume, all of the rights and obligations of BKD B Acquisition thereunder except inasmuch as such rights and obligations relate to the Inventory, Permits and Approvals and Operational Personal Property (as such terms are defined in the OTAs) and (ii) to assign to CCRC Op-HoldCo, and CCRC Op-HoldCo shall assume, all of the rights and obligations of BKD B Acquisition thereunder inasmuch as such rights and obligations relate to the Inventory, Permits and Approvals and Operational Personal Property (as such terms are defined in the OTAs), in each case pursuant to the assignment and assumption agreement substantially in the form attached hereto as Exhibit X-2 (the “B

Assignment”).  During any diligence period provided under the B Purchase Agreement, HCP shall be entitled to review all diligence materials relating to the B Facility made available pursuant to the B Purchase Agreement.  From and after the execution of the B Purchase Agreement until the consummation of the closing thereunder, all decisions with respect to amending such agreement and exercising any rights and remedies of the buyer thereunder (including, without limitation, the right of the buyer to elect to terminate the B Purchase Agreement for any reason) shall be made jointly and reasonably by HCP and Brookdale.

(c)        For the purposes of this Agreement, (i) “PropCo Acquisition Amount” shall mean an amount equal to the applicable purchase price (which amount shall include the amount of any prepayment penalty paid to the applicable seller’s lender which the buyer under the B Purchase Agreement is required to pay) for the PropCo Acquisition Facility, without adjustment for any closing pro-rations or any other items and (ii) “OpCo Acquisition Amount” shall mean an amount equal to the applicable purchase price for the OpCo Acquisition Facilities, without adjustment for any closing pro-rations or any other items.  If the sum of (x) the aggregate purchase prices for the A Facilities and B Facility specified in Section 4.4(a) and Section 4.4(b), as adjusted by closing prorations and any other closing adjustments and (y) all closing costs (including title insurance costs and transfer taxes) and reasonable legal fees incurred in connection with the acquisition of such facilities (such sum, the “Aggregate Acquisition Amount”) is greater than the PropCo Acquisition Amount and the OpCo Acquisition Amount, in the aggregate, such excess shall be allocated as a CCRC Required P-HoldCo Additional Contribution and a CCRC Required Op-HoldCo Additional Contribution pro rata in accordance with the respective amounts of the PropCo Acquisition Amount and the OpCo Acquisition Amount.  If the sum of the PropCo Acquisition Amount and the OpCo Acquisition Amount, in the aggregate, is greater than the Aggregate Acquisition Amount, such excess shall be retained by CCRC P-HoldCo and CCRC Op-HoldCo, allocated pro rata in accordance with the respective amounts of the PropCo Acquisition Amount and the OpCo Acquisition Amount, for the benefit of its members.

(d)        If (i) the Closing has not occurred as of the last day that the buyer under the A Purchase Agreement, or the buyer under the B Purchase Agreement, has the right to close under such purchase agreement, then (assuming such buyer has not elected to terminate such purchase agreement as described above) and (ii) the Parties are unable to agree (in the sole and absolute discretion of each) on the terms of a joint venture between the Parties (or an Affiliate of each) to acquire the applicable facilities, then Brookdale shall have the right (in its sole and absolute discretion and through a wholly-owned subsidiary) to consummate the acquisition of the B Facility and the A Facilities. In such event, on the date of such closing HCP or a subsidiary of HCP shall make an acquisition loan (an “Acquisition Loan”) to a subsidiary of Brookdale based on the terms set forth in the term sheet attached hereto as Schedule 24.   Each of HCP and Brookdale will cooperate prior to the closing of the transactions contemplated by the B Purchase Agreement and the A Purchase Agreement to prepare the documentation required to give effect to the terms of this Section 4.4(d).  In addition, each of Brookdale and HCP shall cooperate reasonably and in good faith to structure and consummate such transactions in a manner that is designed to maximize the efficiency of such transactions, taking into account taxes, costs and other business considerations relating thereto.

In the event Brookdale (or its subsidiaries) shall acquire the B Facility and/or the A Facility prior to the Closing, in connection with the Closing, Brookdale shall cause its applicable subsidiary that acquires such facilities to (i) execute an interim operations agreement substantially in the form of the Interim Operations Agreement which agreement shall terminate at the earlier of Closing and the Outside Closing Date, (ii) enter into a purchase and sale agreement with CCRC P-HoldCo, in form and substance reasonably acceptable to HCP and Brookdale, pursuant to which such subsidiary shall sell the B Facility (or 100% of the equity interest in the owner of the B Facility), free and clear of all liens, charges and encumbrances other than those that existed immediately prior to such subsidiary’s acquisition thereof, to CCRC P-HoldCo at Closing for the same purchase price contemplated by the B Purchase Agreement and (iii) enter into a purchase and sale agreement with CCRC Op-HoldCo, in form and substance reasonably acceptable to HCP and Brookdale, pursuant to which such subsidiary shall sell each of the A Facilities (or 100% of the equity interests in the owner(s) of the A Facilities), free and clear of all liens, charges and encumbrances other than those that existed immediately prior to such subsidiary’s acquisition thereof, to CCRC Op-HoldCo at Closing for the same purchase price contemplated by the A Purchase Agreement.  The purchase and sale agreements shall include customary closing conditions including the parties obtaining all Required Governmental Approvals and the repayment of the Acquisition Loan (a “JV Closing Payoff”) and shall provide that the buyer or seller of the applicable facilities will receive a credit at Closing in an amount equal to the amount by which (A) the aggregate entrance fee liabilities with respect to such facilities as of 11:59:59 p.m., local time, on the date immediately prior to the Closing Date, exceed (in the case of a credit to the buyer) or are less than (in the case of a credit to the seller) (B) the aggregate entrance fee liabilities with respect to such facilities as of 11:59:59 p.m., local time, on the date immediately prior to the date on which Brookdale (or its subsidiaries) acquired such facilities (it being understood that, for purposes of this sentence, the term “entrance fee liabilities” shall mean, with respect to any facility, the (1) refundable entry fees, (2) deferred revenue attributable to entry fees, (3) My Choice or PIPP refund liabilities and (4) master trust liabilities to the extent not included in prior clauses (1)-(3), all determined with respect to such facility in accordance with GAAP).

Brookdale and its subsidiaries shall have no obligation to make any representation and warranty with respect to the B Facility and the A Facilities in the purchase and sale agreements in favor of the buyer, the Parties agreeing and acknowledging that Brookdale shall make the representation and warranty set forth in Section 7.2(e) at Closing.  The Parties agree that (in the event that the Closing occurs) HCP and its affiliates shall continue to be obligated (notwithstanding Brookdale’s prior acquisition of the B Facility and the A Facilities) to comply with the terms of this Agreement (including Section 3.2 and Section 3.3) in relation to funding the acquisition by CCRC P-HoldCo and CCRC Op-HoldCo of the B Facility and the A Facilities, respectively.  If the Closing shall occur, Brookdale shall be reimbursed at Closing in accordance with Section 8.3(b) and (c) for costs and expenses incurred by Brookdale and its subsidiaries in connection with the acquisition of the B Facility and the A Facilities.  If Brookdale acquires the B Facility and the A Facilities prior to Closing, Section 8.1 shall be modified to reflect the additional closing deliveries contemplated by this Section 4.4(d).

The provisions of this Section 4.4(d) shall survive any termination of this Agreement.

Section 4.5            Delayed NNN Facilities and Delayed RIDEA Facility.

(a)        Notwithstanding anything to the contrary in this Agreement, but subject to Section 4.5(d) below, (i) the NNN Lease Facilities listed in Schedule 12-A (the “Delayed NNN Facilities”) will not be included as a “Facility” in the NNN Lease on the Closing Date, (ii) the RIDEA Contributed Facility listed on Schedule 12-B (the “Delayed RIDEA Facility”) shall not be contributed to RIDEA P-HoldCo on the Closing Date (and therefore, none of the other transactions described in Parts 5, 7 and 8 of the Recitals of this Agreement and Sections 3.4, 4.2 and 4.3 hereof with respect to the Delayed RIDEA Facility and the applicable HCP RIDEA Prop-Sub shall take place on the Closing Date) and (iii) the Freedom Pointe II Facility shall not be contributed to CCRC P-HoldCo on the Closing Date (and therefore, none of the other transactions described in Parts 4, 6 and 8 of the Recitals of this Agreement and Sections 3.3, 4.1 and 4.4 hereof with respect to the Freedom Pointe II Facility and the Freedom Pointe Owner shall take place on the Closing Date).

(b)        HCP covenants and agrees to cause each of the Delayed NNN Facilities and the Delayed RIDEA Facility to be free and clear of the debt described on Schedule 12-C (the “Fannie Mae Debt”) and unencumbered by any mortgages securing such debt no later than December 31, 2014.  If the Closing occurs, then thereafter promptly upon each such facility becoming free and clear and unencumbered as described in the preceding sentence and, provided that, with respect to each Delayed NNN Facility and the Delayed RIDEA Facility, all Required Governmental Approvals for such facility have been obtained (the Parties hereby agreeing that the provisions of Section 6.2(c) — 6.2(e) shall apply, mutatis mutandis, with respect to the foregoing conditions and each Party’s obligations with respect thereto), (i) pursuant to the terms of the NNN Lease, such Delayed NNN Facility shall automatically become a “Facility” under the NNN Lease, (ii) the actions described in Parts 5, 7 and 8 of the Recitals of this Agreement and Sections 3.4, 4.2, 4.3 and 8.1(2) hereof shall take place with respect to the Delayed RIDEA Facility, and (iii) the applicable provisions of Section 8.2 and 8.3(a) — 8.3(c) shall apply, mutatis mutandis, with respect to the conditions, actions and documents described in this sentence.

(c)        If the Closing occurs, then promptly upon the earlier of (i) Freedom Pointe Completion and (ii) the one-year anniversary of the Closing Date and, provided that all Required Governmental Approvals for such facility have been obtained (the Parties hereby agreeing that the provisions of Sections 6.2(c) - 6.2(e) shall apply, mutatis mutandis, with respect to such conditions and each Party’s obligations with respect thereto), the actions described in Parts 4, 6 and 8 of the Recitals of this Agreement and Sections 3.3, 4.1, 4.4 and 8.1(1) hereof shall take place with respect to the Freedom Pointe II Facility and the Freedom Pointe Owner.  Brookdale covenants that as of the date the actions described in the preceding sentence take place, the outstanding principal amount of the Permitted Debt covering the Freedom Pointe II Facility (which debt is guaranteed 50% by Brookdale) shall be not more than $18.75 million.  On the six month anniversary of the Freedom Pointe Completion, CCRC P-HoldCo shall pay Brookdale or an Affiliate of Brookdale, as directed by Brookdale, a development fee equal to $2,430,000 (the “FP Completion Fee”), which payment shall be due to Brookdale or its Affiliate within ten (10) Business Days of receipt by CCRC P-HoldCo of written notice from Brookdale of the occurrence of such anniversary, together with reasonable evidence thereof.  Brookdale shall use commercially reasonable efforts to cause Freedom Pointe Completion to be achieved as soon as reasonably possible.  Brookdale shall not incur any additional expenses in connection with the development of a “skilled nursing” facility expansion of the Freedom Point II Facility without HCP’s prior written consent of such expansion in HCP’s sole discretion, provided that (A) within ten (10) Business Days of approval by HCP or CCRC P-HoldCo, as applicable, of such “skilled nursing” facility expansion (after the Closing), CCRC P-HoldCo shall reimburse Brookdale for all out-of-pocket costs and expenses for architectural and engineering work performed prior to the Effective Date with respect to such expansion and (B) if HCP or CCRC P-HoldCo, as applicable, approves the “skilled nursing” facility expansion, CCRC P-HoldCo shall pay Brookdale a development fee equal to ten percent (10%) of the Total Development Cost of such expansion, which payment shall be due to Brookdale within ten (10) Business Days of receipt by CCRC P-Holdco of written notice that a certificate of occupancy for such expansion has been obtained, together with reasonable evidence thereof.

(d)        If the Delayed NNN Facilities and the Delayed RIDEA Facility are free and clear of the Fannie Mae Debt and unencumbered by any mortgages securing such debt on the Closing Date, then clauses (i) and (ii) of Section 4.5(a) and Section 4.5(b) shall not apply. If Freedom Point Completion has been achieved as of the Closing Date, clause (iii) of Section 4.5(a) and Section 4.5(c) (other than the last sentence thereof which shall remain in effect and provided that the FP Completion Fee shall be paid by CCRC P-HoldCo in accordance with the terms of Section 4.5(c) on the Closing Date) shall not apply.

(e)        The terms and conditions of this Section 4.5 shall survive the Closing.

Section 4.6            HCP Loans.

(a)        HCP/BKD RIDEA Loan.  At the Closing, HCP shall make a loan (or shall cause a subsidiary of HCP to make a loan) (the “HCP/BKD RIDEA Loan”) to BKD RIDEA P-HoldCo Member in the original principal amount of $67,640,000, and BKD RIDEA P-HoldCo Member shall use the proceeds thereof for the purpose of funding the BKD RIDEA Initial Contribution.  The HCP/BKD RIDEA Loan (1) shall bear interest at the HCP/BKD RIDEA Loan Interest Rate, (2) shall have a maturity date that is the fifth (5th) anniversary of the Closing Date, (3) shall require monthly payments of interest only during the term with the principal balance due upon the maturity date, (4) shall be guaranteed by Brookdale, (5) shall be secured by a pledge by BKD RIDEA P-HoldCo Member of 100% of its membership interests in RIDEA P-HoldCo, and (6) shall be evidenced and governed by a note, pledge agreement, Brookdale guaranty (the “Brookdale RIDEA Loan Guaranty”) and other appropriate HCP/BKD RIDEA Loan Documents reflecting the provisions of this sentence (and the next sentence) and otherwise on terms reasonably satisfactory to HCP and Brookdale.  BKD RIDEA P-HoldCo Member shall have the right to repay the HCP/BKD RIDEA Loan at any time without penalty.

(b)        HCP RIDEA Mezzanine Loan.  One (1) day prior to the Closing, a subsidiary of HCP shall make a loan (the “HCP RIDEA Mezz Loan”) to HCP RIDEA P-HoldCo Member in the original principal amount of $628,089,000.  The HCP RIDEA Mezz Loan (1) shall bear interest at the HCP RIDEA Mezz Loan Interest Rate, (2) shall have a maturity date that is the seventh (7th) anniversary of the Closing Date, (3) shall require monthly payments of interest only during the term with the principal balance due upon the maturity date, (4) shall be secured by a pledge of the equity interests in the HCP RIDEA Prop-Subs (and/or the equity interests in any holding company owned directly by HCP RIDEA P-HoldCo Member), (5) shall be assumed by RIDEA P-HoldCo at the Closing pursuant to a written agreement among the holder of the HCP RIDEA Mezz Loan, HCP RIDEA P-HoldCo Member and RIDEA P-HoldCo (which agreement is reasonably satisfactory to the Parties), in which HCP RIDEA P-HoldCo Member is released of all of its obligations, and RIDEA P-HoldCo assumes all of the borrower’s obligations, under the HCP RIDEA Mezz Loan (the “HCP RIDEA Mezz Loan Assumption”), (6) shall permit prepayment, subject to prepayment restrictions and penalties customary for fixed rate health care facility mortgage loans and (7) shall be evidenced and governed by a note, pledge agreement, assumption agreement and other appropriate HCP RIDEA Mezz Loan Documents reflecting the provisions of this sentence and otherwise on terms reasonably satisfactory to HCP and Brookdale.

Section 4.7            Assumption of EF Liabilities.  Immediately following the contribution of the PropCo EF Liabilities by BKD CCRC P-HoldCo Member to CCRC P-HoldCo, CCRC Op-HoldCo shall assume (the “OpCo PropCo EF Liabilities Assumption Agreement”) from CCRC P-HoldCo the PropCo EF Liabilities in exchange for (i) a note (the “PropCo EF Liabilities Note”) by CCRC P-HoldCo to CCRC Op-HoldCo in the original principal amount of the PropCo EF Liabilities Tax Amount and with an interest rate equal to the Applicable Federal Rates (AFR) as of the Closing Date, and (ii) a guaranty (the “PropCo EF Liabilities Guaranty”) by CCRC P-HoldCo in favor of CCRC Op-HoldCo.  Each of the OpCo PropCo EF Liabilities Assumption Agreement, the PropCo EF Liabilities Note and the PropCo EF Liabilities Guaranty shall be in form reasonably acceptable to HCP and Brookdale.

Section 4.8            Agreement of the Parties Relating to Closing Document Forms.

(a)        Notwithstanding that the forms of certain of the Closing Documents have been agreed to by the Parties and are attached to this Agreement as Exhibits, HCP and Brookdale agree to negotiate reasonably and in good faith any changes or modifications to such forms prior to the execution and delivery thereof to the extent required to obtain any Required Governmental Approvals or Lender Approvals in connection with the Transactions, so long as such changes or modifications do not (in each such Party’s reasonable judgment) individually, or in the aggregate, adversely impact (other than to a de minimus extent) the rights, duties, covenants or obligations of such Party (or such Party’s subsidiaries) thereunder.

(b)        Subject to the foregoing, the Parties further acknowledge and agree as follows:

(i)        certain of the Closing Documents attached hereto as Exhibits are forms only, and that prior to the execution and delivery thereof, all missing information and/or blanks will need to be completed and all required exhibits and/or schedules will need to be attached thereto. With respect to any other missing information and/or blanks or other required exhibits and/or schedules to any of the Closing Documents prior to the execution and delivery thereof, the Parties shall, and shall cause their applicable Affiliates to, cooperate reasonably and in good faith with one another in completing the same;

(ii)       certain of the definitive Closing Documents have not yet

been agreed to (including the HCP/BKD RIDEA Loan Documents and the HCP RIDEA Mezz Loan Documents), but the Parties have agreed upon the material terms and conditions of such documents. With respect to such Closing Documents the Parties shall, and shall cause their applicable Affiliates to cooperate and negotiate reasonably and in good faith to reach agreement on such definitive Closing Documents;

(iii)      Each of HCP and Brookdale agrees that (A) it is the intent of the Parties that (1) the RIDEA TRS Lease and the CCRC TRS Lease be structured in a manner such that each is treated as a “true lease” for U.S. federal income tax purposes and (2) the CCRC TRS Lease is structured in a manner such it that is treated as a capital lease for purposes of GAAP, (B) the Parties will cooperate, prior to the Closing Date, to modify the forms of the RIDEA TRS Lease and the CCRC TRS Lease as reasonably necessary to ensure such treatment and (C) subject to the foregoing, the final forms of the RIDEA TRS Lease and the CCRC TRS Lease shall be subject to the reasonable approval of each of the Parties; and

(iv)      certain of the Closing Documents require the parties thereto to make certain representations and warranties or confirmations regarding the existence or absence of certain factual matters as of the Closing Date, the truth and accuracy of which cannot or may not be known until the Closing Date (each, a “Closing Date Document Representation”).  Accordingly, at or prior to the Closing, any Party may, or may cause its applicable Affiliate to, deliver to the other Parties hereto a written notice or a schedule to any such Closing Document identifying any Closing Date Document Representation that is not, or will not be, true and correct as of the Closing Date and explaining the state of facts giving rise to the change (an “Exception Notice/Schedule”).  If a Party or its Affiliate delivers an Exception Notice/Schedule with respect to any Closing Date Document Representation, then such Closing Date Document Representation of the applicable Party shall be modified at the Closing by the information set forth in such Exception Notice/Schedule, but only to the extent the same (A) results from any change that occurs between the Effective Date hereof and the Closing Date and (B) is either (1) expressly permitted under the terms of this Agreement or (2) is beyond the reasonable control of such Party and its Affiliates to prevent (it being understood, however, that for purposes of all Existing HCP/BKD Agreements, the foregoing shall not be deemed or construed to prohibit HCP or Brookdale or any Affiliate of either from declaring a breach or event of default as a result of the actions or omissions of any Person occurring from and after the Effective Date hereof). If a change in a Closing Date Document Representation is (x) not permitted hereunder or (y) is within a Party’s or its Affiliate’s reasonable control to prevent, then such Closing Date Document Representation shall not be modified at the Closing by the information set forth in the Exception Notice/Schedule, and the applicable Closing Document shall be delivered without qualification and the party making such Closing Date Document Representation shall be liable or responsible, as the case may be, for the inaccuracy thereof.

Section 4.9            Formation of BKD Op-Co Subs.  Notwithstanding anything to the contrary contained in this Agreement, in furtherance of, and subject to, the terms of Section 6.2(c) hereof, after the Effective Date, Brookdale may form (i) a number of wholly-owned subsidiaries (single member) Delaware limited liability companies with respect to the CCRC Venture (each, a

“BKD (Regulatory Approval) CCRC OpCo-Sub”) which is equal to the number of CCRC PropCo Facilities and (ii) up to forty-nine (49) wholly-owned subsidiaries (single member) Delaware limited liability companies with respect to the RIDEA Venture (each, a “BKD (Regulatory Approval) RIDEA OpCo-Sub” and together with the BKD (Regulatory Approval) CCRC OpCo-Subs, a “BKD (Regulatory Approval) OpCo-Sub” and collectively, the “BKD (Regulatory Approval) OpCo-Subs”), in each case solely for the purposes of commencing the application process for, and obtaining, the Required Governmental Approvals for all or some of the Contributed Facilities.  At Closing, and (in whole or in part, as applicable) in lieu of each of CCRC Op-HoldCo and RIDEA Op-HoldCo forming subsidiaries as CCRC OpCo-Subs and RIDEA OpCo-Subs, respectively, pursuant to the terms of Part 4 and Part 5 of the Recitals, Brookdale shall cause BKD CCRC Op-Holdco Member and BKD RIDEA Op-Holdco Member to contribute to CCRC Op-HoldCo and RIDEA Op-HoldCo, respectively and as applicable, each of the BKD (Regulatory Approval) OpCo-Subs, and all costs and expenses incurred by Brookdale and its Affiliates in connection with the formation of the BKD (Regulatory Approval) OpCo-Subs and the application for, and pursuit of, the Required Governmental Approvals shall be reimbursed by CCRC Op-HoldCo and RIDEA Op-HoldCo, as applicable, pursuant to the terms of Section 8.3(c) hereof.

Section 4.10          Qualified Health Care Property Requirement.  The Parties agree that each CCRC Contributed Facility and each RIDEA Contributed Facility qualifies as a “qualified health care property” in its entirety under section 856(e)(6)(D) of the Code, and, to the extent that any CCRC Contributed Facility or RIDEA Contributed Facility, or any portion thereof, does not so qualify, the Parties shall modify this Agreement and the Transactions in order to comply with the applicable REIT provisions of the Code.

Section 4.11          Monetary Liens.  Notwithstanding anything to the contrary contained herein, each of HCP and Brookdale shall be obligated to pay off and satisfy, or otherwise cause to be released, at Closing, any monetary lien or mortgage, deed of trust or other security interest against any Contributed Facility caused by it or any of its Affiliates (whether or not such lien is a voluntary or involuntary encumbrance), including the liens securing the GE Debt, but excluding liens securing the Permitted Debt, Entrance Fee Liabilities, MLRs and taxes that are not yet due and payable.

Section 4.12          HCP CCRC Facilities Interim Covenants.  Between the Effective Date and the earlier of the Closing and the Outside Closing Date, Brookdale shall cause each of the BKD Lessees (i) to operate each of the HCP CCRC Facilities in the ordinary course of business and timely pay or satisfy all of the operating expenses of each of the HCP CCRC Facilities and diligently proceed to collect the outstanding accounts receivable of each of the HCP CCRC Facilities, and (ii) (a) not to transfer any executive director or sales and marketing director of any of the HCP CCRC Facilities to a Competing Community or (b) except as reasonably necessary to provide residents or patients with an alternative level of care not provided at the applicable HCP CCRC Facilities, not to recommend the removal or transfer of a resident or patient from any of the HCP CCRC Facilities to a Competing Community; provided, however, that the foregoing restrictions shall not apply (i) to any recommendation of the removal or transfer of a resident or patient if it (x) is in the best interest of the care of the resident or patient or (y) is in response to an unsolicited request by the resident or his/her family or caregiver for a recommendation for alternative facilities, or (ii) if Brookdale or its Affiliates engage in such actions in the ordinary course of operating their business consistent with past practice and such actions do not have a material adverse effect on any of such HCP CCRC Facilities.

Section 4.13          Acquisition Facilities Fee.  Upon the later to occur of (i) the Closing Date and (ii) the consummation of the transactions contemplated by the A Purchase Agreement and the B Purchase Agreement, CCRC P-HoldCo and CCRC Op-HoldCo shall pay (on a pro rata basis in accordance with the respective amounts of the PropCo Acquisition Amount and the OpCo Acquisition Amount) to Brookdale or an Affiliate of Brookdale, at Brookdale’s election, a fee in the amount of $3,061,000.  Notwithstanding the foregoing, in the event either of the A Purchase Agreement or the B Purchase Agreement is terminated with the approval of HCP and Brookdale, CCRC P-HoldCo (if the A Purchase Agreement is terminated) and CCRC Op-HoldCo (if the B Purchase Agreement is terminated) shall pay the entire fee to Brookdale or its Affiliate upon the later to occur of (x) the Closing Date and (y) the consummation of the transactions contemplated by the other purchase agreement.

Section 4.14          Termination of Rights of First Refusal.  Unless otherwise agreed by the Parties, each of HCP and Brookdale shall cause its Affiliates to execute and deliver, at or prior to Closing, a termination of the ROFRs, as applicable, in recordable form to cause the removal of such ROFRs from the applicable real estate records.

ARTICLE V
“AS IS”

Section 5.1            “AS IS” - BKD CCRC Facilities and BKD Contributed Subs.

(a)        HCP acknowledges that, except as otherwise expressly set forth in this Agreement, Brookdale has afforded HCP and each of its agents and representatives an opportunity to review each of the BKD CCRC Facilities and the BKD Contributed Subs and all documentation, contracts, agreements, financials and other information related thereto including, without limitation, each of the reports and surveys identified on Schedule 11 attached hereto (collectively, the “BKD Diligence Information”) prior to the Effective Date and that HCP has completed such review to its satisfaction. HCP acknowledges that, except as otherwise expressly set forth in this Agreement, HCP will acquire at the Closing its respective interest (whether direct or indirect) in each of the BKD CCRC Facilities and each of the BKD Contributed Subs, as applicable, subject to the risk that HCP has failed completely and adequately to review and consider any or all of the BKD Diligence Information.

(b)        EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS, HCP ACKNOWLEDGES AND AGREES AS FOLLOWS:

(i)        BROOKDALE IS NOT MAKING NOR AT ANY TIME HAS MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY CONTRIBUTED FACILITY OR CONTRIBUTED SUB INCLUDING ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS

FOR A PARTICULAR PURPOSE. IN ADDITION, BROOKDALE IS NOT MAKING NOR AT ANY TIME HAS MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE FINANCIAL RECORDS AND INFORMATION RELATED TO ANY CONTRIBUTED FACILITY OR ANY CONTRIBUTED SUB AND THE EXTENT TO WHICH SUCH RECORDS ARE SUFFICIENT FOR THE PREPARATION OF FINANCIAL STATEMENTS IN ACCORDANCE WITH, OR THE AUDIT OF SUCH FINANCIAL STATEMENTS FOR ANY PERIOD BY AN INDEPENDENT AUDITOR IN ACCORDANCE WITH GENERALLY ACCEPTED AUDITING STANDARDS OR OTHERWISE MEETING THE REQUIREMENTS OF REGULATION S-X UNDER THE ACT OR THE EXCHANGE ACT;

(ii)       UPON THE CLOSING, HCP ACKNOWLEDGES THAT IT ACCEPTS (DIRECTLY OR INDIRECTLY, AS THE CASE MAY BE) ITS RESPECTIVE INTEREST (WHETHER DIRECT OR INDIRECT) IN EACH CONTRIBUTED FACILITY AND EACH CONTRIBUTED SUB, AS APPLICABLE, “AS IS, WHERE IS, WITH ALL FAULTS.” HCP HAS NOT RELIED NOR WILL RELY ON, AND BROOKDALE SHALL NOT BE LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO ANY CONTRIBUTED FACILITY OR ANY CONTRIBUTED SUB OR OTHERWISE RELATING THERETO (INCLUDING SPECIFICALLY, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO EACH CONTRIBUTED FACILITY) MADE OR FURNISHED BY BROOKDALE OR ANY BKD CONTRIBUTED SUB, ANY CURRENT MANAGER OR TENANT OF ANY CONTRIBUTED FACILITY, OR ANY REAL ESTATE BROKER, INVESTMENT BANKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT ANY OF THE FOREGOING, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING.  ALL MATERIALS, DATA AND INFORMATION DELIVERED TO HCP IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND UNDER THE OTHER CLOSING DOCUMENTS (INCLUDING ALL BKD DILIGENCE INFORMATION) HAVE BEEN PROVIDED TO THE HCP PARTIES, AND EACH OF THEM, AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SUCH MATERIALS, DATA OR INFORMATION BY HCP SHALL BE AT THE SOLE RISK OF HCP.  NONE OF BROOKDALE NOR ANY BKD CONTRIBUTED SUB, NOR ANY OTHER PERSON THAT PREPARED ANY REPORT OR REPORTS DELIVERED TO HCP SHALL HAVE ANY LIABILITY TO HCP FOR ANY INACCURACY IN OR OMISSION FROM ANY SUCH REPORTS. HCP ACKNOWLEDGES THAT THE TERMS OF THE VARIOUS TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT AND UNDER THE OTHER CLOSING DOCUMENTS REFLECT AND TAKE INTO ACCOUNT SUCH “AS IS” NATURE HEREOF AND THEREOF;

(iii)      UPON THE CLOSING, HCP REPRESENTS AND COVENANTS TO BROOKDALE THAT IT HAS CONDUCTED SUCH INVESTIGATIONS AS IT DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE BKD CCRC FACILITIES AND EACH

BKD CONTRIBUTED SUB AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS SUBSTANCES ON OR DISCHARGED FROM OR ONTO ANY SUCH BKD CCRC FACILITY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF BROOKDALE OR BKD CONTRIBUTED SUBS, OR THEIR AGENTS, EMPLOYEES OR REPRESENTATIVES WITH RESPECT THERETO; AND

(iv)      UPON THE CLOSING, HCP SHALL ACQUIRE (DIRECTLY OR INDIRECTLY, AS THE CASE MAY BE) ITS INTERESTS IN THE CONTRIBUTED FACILITIES AND THE BKD CONTRIBUTED SUBS SUBJECT TO THE RISK THAT CONSTRUCTION DEFECTS AND MATERIALLY ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS WITH RESPECT TO ANY OF THE CONTRIBUTED FACILITIES MAY NOT HAVE BEEN REVEALED BY HCP’S INVESTIGATIONS.

(c)        Notwithstanding anything to the contrary contained in this Agreement, following the Effective Date hereof and to the extent not already provided by Brookdale to HCP, HCP shall have the right to obtain (and Brookdale shall cooperate with HCP in obtaining) a current title report, real property survey, zoning report and/or Phase I environmental report for any of the BKD CCRC Facilities, the cost of which shall be paid by CCRC P-HoldCo or CCRC Op-HoldCo, as applicable (or, if the Closing does not occur, the cost of which shall be split equally by the parties) (each, a “Facility Diligence Report”).  Prior to May 1, 2014, HCP shall have the right to review any Facility Diligence Report and notify Brookdale, in writing, of any Material Diligence Objection which HCP has identified as reported or shown in any Facility Diligence Report with respect to any such facility; provided, however, HCP shall have no right to object to any matter which was disclosed in any of the Brookdale Diligence Information and all such matters shall be deemed approved by HCP.  Brookdale shall have the right to cure (or cause to be cured) any Material Diligence Objection identified by HCP pursuant to this Section 5.1(c) and shall be obligated to use commercially reasonable efforts to do so.

Section 5.2            “AS IS”- HCP Contributed Facilities and HCP Contributed Prop-Subs.

(a)        Brookdale acknowledges that (i) as of the Effective Date, Affiliates of Brookdale and Emeritus Corporation are in possession of, and are operating and maintaining, the HCP Contributed Facilities, and (ii) except as otherwise expressly set forth in this Agreement, HCP has afforded Brookdale and each of its agents and representatives an opportunity to review each of the HCP Contributed Facilities and the HCP Contributed Prop-Subs and all documentation, contracts, agreements, financials and other information related thereto (collectively, the “HCP Diligence Information”) prior to the Effective Date and that Brookdale has completed such review to its satisfaction. Brookdale acknowledges that, except as otherwise expressly set forth in this Agreement, Brookdale will acquire at the Closing its respective interest (whether direct or indirect) in each of the HCP Contributed Facilities and each of the HCP Contributed Prop-Subs, as applicable, subject to the risk that Brookdale has failed completely and adequately to review and consider any or all of the HCP Diligence Information.

(b)                       EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS, BROOKDALE ACKNOWLEDGES AND AGREES AS FOLLOWS:

(i)                         HCP IS NOT MAKING NOR AT ANY TIME HAS MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY CONTRIBUTED FACILITY OR HCP CONTRIBUTED PROP-SUB INCLUDING ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN ADDITION, HCP IS NOT MAKING NOR AT ANY TIME HAS MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE FINANCIAL RECORDS AND INFORMATION RELATED TO ANY CONTRIBUTED FACILITY OR ANY HCP CONTRIBUTED PROP-SUB AND THE EXTENT TO WHICH SUCH RECORDS ARE SUFFICIENT FOR THE PREPARATION OF FINANCIAL STATEMENTS IN ACCORDANCE WITH, OR THE AUDIT OF SUCH FINANCIAL STATEMENTS FOR ANY PERIOD BY AN INDEPENDENT AUDITOR IN ACCORDANCE WITH GENERALLY ACCEPTED AUDITING STANDARDS OR OTHERWISE MEETING THE REQUIREMENTS OF REGULATION S-X UNDER THE ACT OR THE EXCHANGE ACT;

(ii)                      UPON THE CLOSING, BROOKDALE ACKNOWLEDGES THAT IT ACCEPTS (DIRECTLY OR INDIRECTLY, AS THE CASE MAY BE) ITS RESPECTIVE INTEREST (WHETHER DIRECT OR INDIRECT) IN EACH CONTRIBUTED FACILITY AND EACH HCP CONTRIBUTED PROP-SUB, AS APPLICABLE, “AS IS, WHERE IS, WITH ALL FAULTS.” BROOKDALE HAS NOT RELIED NOR WILL RELY ON, AND HCP IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO ANY CONTRIBUTED FACILITY OR ANY HCP CONTRIBUTED PROP-SUB OR OTHERWISE RELATING THERETO (INCLUDING SPECIFICALLY, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO EACH CONTRIBUTED FACILITY) MADE OR FURNISHED BY HCP OR ANY HCP CONTRIBUTED PROP-SUB, ANY CURRENT MANAGER OR TENANT OF ANY CONTRIBUTED FACILITY, OR ANY REAL ESTATE BROKER, INVESTMENT BANKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT ANY OF THE FOREGOING, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING.  ALL MATERIALS, DATA AND INFORMATION DELIVERED TO BROOKDALE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND UNDER THE OTHER CLOSING DOCUMENTS (INCLUDING ALL HCP DILIGENCE INFORMATION) HAVE BEEN PROVIDED TO BROOKDALE AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SUCH MATERIALS, DATA OR INFORMATION BY BROOKDALE SHALL BE AT THE SOLE RISK OF BROOKDALE.  NONE OF HCP NOR ANY HCP CONTRIBUTED PROP-SUB, NOR ANY OTHER PERSON THAT PREPARED ANY REPORT OR REPORTS DELIVERED TO BROOKDALE SHALL HAVE ANY LIABILITY TO BROOKDALE FOR ANY INACCURACY IN OR OMISSION FROM

ANY SUCH REPORTS. BROOKDALE ACKNOWLEDGES THAT THE TERMS OF THE VARIOUS TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT AND UNDER THE OTHER CLOSING DOCUMENTS REFLECT AND TAKE INTO ACCOUNT SUCH “AS IS” NATURE HEREOF AND THEREOF;

(iii)                   UPON THE CLOSING, BROOKDALE REPRESENTS AND COVENANTS TO HCP THAT IT HAS CONDUCTED SUCH INVESTIGATIONS AS IT DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE HCP CONTRIBUTED FACILITIES AND EACH HCP CONTRIBUTED PROP-SUB AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS SUBSTANCES ON OR DISCHARGED FROM OR ONTO ANY SUCH HCP CONTRIBUTED FACILITY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF HCP OR HCP CONTRIBUTED PROP-SUBS, OR THEIR AGENTS, EMPLOYEES OR REPRESENTATIVES WITH RESPECT THERETO; AND

(iv)                  UPON THE CLOSING, BROOKDALE SHALL ACQUIRE (DIRECTLY OR INDIRECTLY, AS THE CASE MAY BE) ITS RESPECTIVE INTERESTS IN THE HCP CONTRIBUTED FACILITIES AND THE HCP CONTRIBUTED PROP-SUBS SUBJECT TO THE RISK THAT CONSTRUCTION DEFECTS AND MATERIALLY ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS WITH RESPECT TO ANY OF THE HCP CONTRIBUTED FACILITIES MAY NOT HAVE BEEN REVEALED BY THE BROOKDALE PARTIES’ INVESTIGATIONS.

Section 5.3                                    Survival.  The provisions of this Article V shall survive the Closing.

ARTICLE VI
CONDITIONS PRECEDENT AND TERMINATION OF AGREEMENT

Section 6.1                                    Conditions to Closing.

(a)                       HCP Conditions. Subject to Section 4.5, the obligations of HCP to consummate the Transactions contemplated hereby shall be subject to the fulfillment on or before the Closing Date (unless another date is specified) of all of the conditions set forth in this Section 6.1(a):

(i)                         The Merger Transaction Closing shall have occurred;

(ii)                      The performance or tender of performance by Brookdale and its Affiliates of all of its Closing obligations under this Agreement and under the Closing Documents to be performed by each of Brookdale and/or its Affiliates, including execution and delivery of the applicable Closing Documents to which Brookdale or such Affiliates are a party;

(iii)                   Except to the extent modified in an Exception/ Schedule Notice as provided in Section 4.8(b)(iv) hereof with respect to any Closing Date Document Representation, all of the express representations and warranties of Brookdale or its Affiliates contained in this Agreement and in the applicable Closing Documents shall be true and correct in all material respects as of the Closing Date and as if made at and as of such time, and Brookdale shall have delivered to HCP an officer’s certificate to that effect; provided, however, that, if any Closing Date Document Representation is modified as a result of any Exception/Schedule Notice delivered by Brookdale or any of its Affiliates as provided in Section 4.8(b)(iv), it shall be a condition to the Closing for the benefit of HCP that such modification, in HCP’s reasonable judgment, does not result in a Material Adverse Change with respect to Brookdale or a Material Adverse Effect;

(iv)                  Brookdale and its Affiliates, as applicable, shall have taken all corporate, partnership and other proceedings required to be taken by Brookdale and such Affiliates in connection with this Agreement, the applicable Closing Documents, and the Exhibits and Schedules hereto and thereto and all other documents to be executed and delivered in connection herewith and therewith, including under the Organizational Documents of Brookdale and such Affiliates, and shall have delivered to HCP such documents and certificates evidencing the same as HCP may reasonably request;

(v)                     No material default shall have occurred by Brookdale or its Affiliates under any lease or other agreement or instrument, now or hereafter with or in favor of HCP or its Affiliates and made by or with Brookdale or its Affiliates that has not been cured within any applicable grace period set forth therein, and no event or circumstance shall have occurred that with notice, passage of time, or both would constitute a default by any of Brookdale or its Affiliates under any of the Closing Documents following the Closing;

(vi)                  Neither Brookdale nor any of its Affiliates that has either executed any Closing Document or contributed any assets to CCRC P-HoldCo or CCRC Op-HoldCo or their respective direct or indirect subsidiaries shall have (A) made a general assignment for the benefit of its creditors; (B) consented to the appointment of a receiver of itself or of all or substantially all of its property; or (C) filed a petition or answer seeking reorganization or arrangement under the Bankruptcy Code or any other applicable law;

(vii)               Neither Brookdale nor any of its Affiliates that has either executed any Closing Document or contributed any assets to CCRC P-HoldCo or CCRC Op-HoldCo or their respective direct or indirect subsidiaries shall have had a petition in bankruptcy filed against it, been adjudicated bankrupt or had an order for relief thereunder entered against it and a court of competent jurisdiction shall not have entered an order or decree appointing, without its consent, a receiver of all or substantially all its properties, or approved a petition filed against it seeking reorganization or arrangement under the Bankruptcy Code or any other applicable law;

(viii)            Subject to the Parties’ obligations pursuant to Sections 4.8 and 6.2(c), as applicable, HCP shall have received evidence reasonably satisfactory to it that each CCRC Prop-Sub, RIDEA Prop-Sub, CCRC OpCo-Sub, RIDEA OpCo-Sub, BKD CCRC Manager and BKD RIDEA Manager has obtained and holds all Required Governmental Approvals for each of the Contributed Facilities;

(ix)                  BKD CCRC Manager and BKD RIDEA Manager shall be an Eligible Independent Contractor (as defined in the BKD CCRC Management Agreements and the BKD RIDEA Management Agreements, respectively);

(x)                     Each of the BKD CCRC Subs and Existing BKD Facility Manager shall have complied in all material respects with their respective obligations under the Interim Operations Agreement;

(xi)                  [Intentionally Deleted];

(xii)               The acquisition of the A Facilities pursuant to the A Purchase Agreement shall have been consummated in accordance with Section 4.4(d) or such acquisition will be consummated at or promptly following the Closing;

(xiii)            The acquisition of the B Facility pursuant to the B Purchase Agreement shall have been consummated in accordance with Section 4.4(d) or such acquisition will be consummated at or promptly following the Closing;

(xiv)           The Lender Approvals (other than the Robin Run Release) shall have been obtained on reasonable and customary terms;

(xv)              All Material Diligence Objections identified by HCP pursuant to Section 5.1(c) shall have been cured to HCP’s reasonable satisfaction;

(xvi)           Either the Robin Run Release shall have been obtained on reasonable and customary terms, or Brookdale shall have complied with its obligations under Section 8.3(d); and

(xvii)        The Closing shall have occurred on or before the Outside Closing Date.

(b)                       Brookdale Conditions. Subject to Section 4.5, the obligations of Brookdale to consummate the Transactions contemplated hereby shall be subject to the fulfillment on or before the Closing Date (unless another date is specified) of all of the conditions set forth in this Section 6.1(b):

(i)                         The Merger Transaction Closing shall have occurred;

(ii)                      The performance or tender of performance by HCP and its Affiliates of all of its Closing obligations under this Agreement and under the applicable Closing Documents to be performed by each of HCP and/or its Affiliates, including execution and delivery of the applicable Closing Documents to which HCP or its Affiliates are a party;

(iii)                   Except to the extent modified in an Exception/Schedule Notice as provided in Section 4.8(b)(iv) hereof with respect to any Closing Date Document Representation, all of the express representations and warranties of HCP or its Affiliates contained in this Agreement and in the applicable Closing Documents shall be true and correct in all material respects as of the Closing Date and as if made at and as of such time, and HCP shall have delivered to Brookdale an officer’s certificate to that effect; provided, however, that, if any Closing Date Document Representation is modified as a result of any Exception Schedule Notice delivered by HCP as provided in Section 4.8(b)(iv), it shall be a condition to the Closing for the benefit of Brookdale that such modification, in Brookdale’s reasonable judgment, does not result in a Material Adverse Change with respect to HCP or a Material Adverse Effect;

(iv)                  HCP and its Affiliates shall have taken all corporate, partnership and other proceedings required to be taken by HCP and such Affiliates in connection with this Agreement, the applicable Closing Documents, and the Exhibits and Schedules hereto and thereto and all other documents to be executed and delivered in connection herewith and therewith, including under the Organizational Documents of HCP and such Affiliates, and shall have delivered to Brookdale such documents and certificates evidencing the same as Brookdale may reasonably request;

(v)                     No material default shall have occurred by HCP or its Affiliates under any lease or other agreement or instrument, now or hereafter with or in favor of Brookdale or its Affiliates and made by or with HCP or its Affiliates that has not been cured within any applicable grace period set forth therein, and no event or circumstance shall have occurred that with notice, passage of time, or both would constitute a default by any of HCP or its Affiliates under any of the Closing Documents following the Closing;

(vi)                  Neither HCP nor any of its Affiliates that has either executed any Closing Document or contributed any assets to CCRC P-HoldCo or RIDEA P-HoldCo or their respective direct or indirect subsidiaries shall have (A) made a general assignment for the benefit of its creditors; (B) consented to the appointment of a receiver of itself or of all or substantially all of its property; or (C) filed a petition or answer seeking reorganization or arrangement under the Bankruptcy Code or any other applicable law;

(vii)               Neither HCP nor any of its Affiliates that has either executed any Closing Document or contributed any assets to CCRC P-HoldCo or RIDEA P-HoldCo or their respective direct or indirect subsidiaries shall have had a petition in bankruptcy filed against it, been adjudicated bankrupt or had an order for relief thereunder entered against it and a court of competent jurisdiction shall not have entered an order or decree appointing, without its consent, a receiver of all or substantially all its properties, or approved a petition filed against it seeking reorganization or arrangement under the Bankruptcy Code or any other applicable law;

(viii)            Subject to the Parties’ obligations pursuant to Section 6.2(c) and also subject to Section 8.3(d), the BKD Contributed Subs shall have received the written approval of (1) the lenders of the Permitted Debt with respect to the BKD CCRC Facilities, on terms and conditions satisfactory to Brookdale, in its reasonable discretion, to the contribution of the BKD Contribution Subs to the CCRC Venture and the terms and conditions of the CCRC Venture and (2) the release of all collateral securing the Robin Run Debt that is, or is related to, the BKD CCRC Facility known as “Robin Run” or the release of all collateral securing the Robin Run Debt that is not a BKD CCRC Facility (in which case the Robin Run Debt would remain in place, secured by Robin Run, after the Closing Date) (the “Robin Run Release”, and (1) and (2) collectively, the “Lender Approvals”), provided the Parties agree it shall be deemed reasonable for Brookdale to consider unsatisfactory any Lender Approval, the terms and conditions of which would require any of Brookdale, any BKD Contributed Sub or their respective Affiliates to provide a material concession (whether monetary or non-monetary) to any lender except as may be acceptable to Brookdale, in its sole discretion, provided further that (A) if any Lender Approval is conditioned on the payment of fees or amounts to or on behalf of the lenders that are customary amounts for approval fees and costs for indebtedness similar to the Permitted Debt, and the terms of the Lender Approval are otherwise reasonable and customary, HCP shall have the right, in its sole discretion, to require that Brookdale satisfy the conditions to such Lender Approval and BKD CCRC P-HoldCo Member and HCP CCRC P-HoldCo Member shall pay the required amounts for such Lender Approval on the Closing Date as a CCRC Required P-HoldCo Additional Contribution (in which event the condition set forth in Section 6.1(a)(xiv) shall be deemed satisfied) and (B) if all Lender Approvals, other than the Robin Run Release, are obtained in accordance with the terms of this Agreement, the Closing condition in this Section 6.1(b)(viii) shall be deemed to have been satisfied and Section 8.3(d) shall apply;

(ix)                  Subject to the Parties’ obligations pursuant to Sections 4.8 and 6.2(c), as applicable, Brookdale shall have received evidence reasonably satisfactory to it that each CCRC Prop-Sub, RIDEA Prop-Sub, CCRC OpCo-Sub, RIDEA OpCo-Sub, BKD CCRC Manager and BKD RIDEA Manager has obtained and holds all Required Governmental Approvals for each of the Contributed Facilities;

(x)                     [Intentionally Deleted];

(xi)                  The acquisition of the A Facilities pursuant to the A Purchase Agreement shall have been consummated;

(xii)               The acquisition of the B Facility pursuant to the B Purchase Agreement shall have been consummated; and

(xiii)            The Closing shall have occurred on or before the Outside Closing Date.

Section 6.2                                    Termination; Conditions and Responsibility for Certain Contracts; Waiver of Conditions; Efforts.

(a)                       Termination. This Agreement may be terminated as follows:

(i)                         By the written agreement of the Parties to terminate this Agreement;

(ii)                      By HCP, if (A) Brookdale has made a material misrepresentation or warranty or breached any material covenant or obligation set forth in this Agreement and such misrepresentation or breach shall not be cured within twenty (20) days after written notice thereof from HCP to Brookdale, or (B) if any of the conditions to HCP’s obligations that are required to be fulfilled or satisfied at or prior to the Closing Date (or such other specified date for fulfillment or satisfaction thereof) cannot be or are not fulfilled or satisfied by the Outside Closing Date or at any time after the Effective Date, if HCP reasonably determines that such conditions are not reasonably likely to be fulfilled or satisfied by the Outside Closing Date; or

(iii)                   By Brookdale, if (A) HCP has made a material misrepresentation or warranty or breached any material covenant or obligation set forth in this Agreement and such misrepresentation or breach shall not be cured within twenty (20) days after written notice thereof from Brookdale to HCP, or (B) if any of the conditions to Brookdale’s obligations that are required to be fulfilled or satisfied at or prior to the Closing Date (or such other specified date for fulfillment or satisfaction thereof) cannot be or are not fulfilled or satisfied by the Outside Closing Date or at any time after the Effective Date, if Brookdale reasonably determines that such conditions are not reasonably likely to be fulfilled or satisfied by the Outside Closing Date.

(b)                       Effect of Termination. If this Agreement shall be terminated pursuant to Section 6.2(a), all further obligations of each Party under this Agreement shall terminate, except for those obligations set forth in this Agreement that are expressly stated to survive such termination; provided, however, that any such termination shall be without prejudice to the right of any Party to assert any Claims or other rights against the defaulting Party arising out of or in any way related to this Agreement or the Transactions contemplated hereby; provided further, however, that notwithstanding anything to the contrary contained in this Agreement or otherwise, except for Claims based upon fraud of another Party, no Party will have any right or remedy to recover Special Damages from any other Party under this Agreement under any theory whatsoever (including contract, tort, strict liability or a statutory cause of action, or otherwise), even if such Party has been advised of the possibility of such damages, and each Party on behalf of itself and its Affiliates irrevocably waives any right it may have to claim or recover any such Special Damages from any Party.

(c)                        Cooperation and Responsibility for Certain Conditions.  Promptly upon execution and delivery of this Agreement, Brookdale shall use good faith and commercially reasonable efforts to satisfy the conditions set forth in Sections 6.1(a)(viii) and (xiv) and 6.1(b)(viii) and (ix), including promptly and timely making application for and using commercially reasonable efforts to diligently pursue and obtain all such Lender Approvals and Required Governmental Approvals. HCP hereby agrees that it will cooperate with Brookdale in connection with Brookdale’s efforts to satisfy the conditions set forth in Sections 6.1(a)(viii) and (xiv) and 6.1(b)(viii) and (ix) as reasonably requested by Brookdale (including, executing such documents and instruments as are reasonably required in connection therewith). From and after the Effective Date, Brookdale shall keep HCP reasonably apprised of the status of its efforts to satisfy such conditions for the benefit of all Parties including all material communications with lenders and all Governmental Authorities and the status of obtaining the Lender Approvals and the Required Governmental Approvals. Brookdale shall promptly deliver to HCP copies of all application(s) for all such Lender Approvals and Required Governmental Approvals and copies of any such Lender Approvals and Required Governmental Approvals issued in connection therewith (if and when obtained).  Notwithstanding the foregoing or anything to the contrary contained in this Agreement, and for the avoidance of doubt, the Parties agree and acknowledge that Brookdale and its Affiliates shall first make application for and seek lender approvals and all licenses, permits, accreditations, authorizations and certifications from all Governmental Authorities, in each case as required in connection with the Merger Transaction and, thereafter, shall make application for and seek the Lender Approvals and Required Governmental Approvals, unless Brookdale reasonably determines that such approvals, licenses, permits, accreditations, authorizations and certifications may be requested and/or sought simultaneously by Brookdale or pursuant to modified applications without adversely affecting or delaying the transactions contemplated by the Merger Transaction.

(d)                       Waiver of Conditions. If any condition specified in Section 6.1 hereof is not fulfilled or satisfied on or prior to the Closing Date (or such other specified date for fulfillment or satisfaction thereof), provided all Parties for whom any such condition is benefiting elect, in their sole discretion, to waive such condition in writing, the applicable Transactions shall proceed to Closing. Any election to waive a condition and to proceed to Closing shall be evidenced by a written document executed on behalf of all Parties waiving such condition.

(e)                        Efforts to Consummate. Without limiting any provision contained in this Agreement, and subject to the express terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts to cause the Closing to occur and to cause the conditions to Closing set forth in Article VI to be satisfied as soon as practicable. In furtherance and not in limitation of the foregoing, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Legal Requirements to consummate and make effective the Transactions. Neither Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

Section 7.1                                    HCP’s Representations and Warranties. HCP hereby represents and warrants to Brookdale that the following are true and correct as of the Effective Date:

(a)                       General Matters.

(i)                         Organization.  HCP and each HCP Contributed Prop-Sub is an entity duly organized, validly existing and in good standing under the laws of the state of its organization. HCP and each HCP Contributed Prop-Sub is qualified to conduct business and is in good standing under the laws of each jurisdiction where such qualification is necessary, except to the extent that failure to so qualify would not result in a Material Adverse Change to HCP or have a Material Adverse Effect on the CCRC Venture or the RIDEA Venture, as applicable.

(ii)                      Authorization; Valid and Binding. (A) HCP has the full right, authority and power to enter into this Agreement, and at Closing each of HCP and its Affiliates will have the full right, authority and power, to consummate the Transactions contemplated hereby and to perform its respective obligations hereunder and, when executed and delivered, under the Closing Documents to which HCP and such Affiliates are a party from and after the Closing Date, and each of the individuals executing this Agreement on behalf of HCP is, and each of the individuals executing the Closing Documents on behalf of HCP and its Affiliates at Closing will be, authorized to do so. (B) This Agreement constitutes, and each of the Closing Documents will constitute, a valid and legally binding obligation of each of HCP and its Affiliate party to the applicable Closing Document, enforceable against such Person in accordance with its terms, except with respect to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or to general principles of equity.

(iii)                   Noncontravention.  Neither the execution and the delivery of this Agreement by HCP nor the consummation of the Transactions contemplated hereby, will (A) violate any provision of any Organizational Documents in effect as of the Effective Date, as amended or restated, of HCP or any of its Affiliates, (B) violate any Legal Requirements to which any of HCP or any of its Affiliates is subject or by which any of its assets are bound, or (C) in any material respect conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of HCP or any of its Affiliates is a party or by which any such Person is bound or to which any of its respective assets are subject, except with respect to (C) above where such breach, default, acceleration, termination, modification or cancellation or failure to give any such notice would not materially impair or adversely affect such Person’s ability to perform its obligations under this Agreement or any Closing Document.

(iv)                  Certain Legal Proceedings.  There is no litigation, governmental investigation or proceeding pending or threatened, in each case against any of HCP or any of its Affiliates which would materially impair or adversely affect such Person’s ability to perform its obligations under this Agreement or any Closing Document.

(v)                     Non-Foreign Person. None of HCP nor any Affiliate of HCP that is a party to any Closing Document is a “foreign person” as defined in Section 1445(f)(3) of the Code.

(vi)                  Patriot Act. Each of HCP and its Affiliates is in compliance with the requirements of the Orders. To HCP’s Knowledge, none of HCP nor any of its Affiliates (A) is listed on the Lists, (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including without limitation by virtue of such Person (as defined in the Order) being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(b)                       Title; Indebtedness.  As of the Effective Date, each Person identified on Schedule 1-A and Schedule 4-A hereto is the owner of fee simple title to the HCP Contributed Facility set forth next to such Person’s name.  Except in connection with the Fannie Mae Debt, there are no mortgages or deeds of trust or other security interests encumbering the real property comprising any HCP Contributed Facility.  There are no restrictive covenants that prohibit the real property of any HCP Contributed Facility from being used for its Applicable Use.  Each HCP Contributed Prop-Sub has, and at the Closing will have, fee simple title to the real property comprising the applicable HCP Contributed Facility owned by such HCP Contributed Prop-Sub, in each case subject to all real property taxes and assessments and to all matters of record or that would be disclosed by an accurate physical inspection of the real property of such HCP Contributed Facility.

(c)                        Certain Matters Relating to the HCP Contributed Prop-Subs.

(i)                         Ownership of the HCP Contributed Prop-Subs and HCP Contributed Facilities; Subsidiaries.  As of the Closing Date, no HCP Contributed Prop-Sub has or will have since the date of formation thereof engaged in any business other than the ownership, financing, leasing, sale, maintenance, repair and replacement of the applicable HCP Contributed Facility owned by such HCP Contributed Prop-Sub and any and all acts incidental thereto.

(ii)                      Capitalization; Beneficial Ownership. HCP has provided to Brookdale true and correct copies of each of the Organizational Documents of each of the HCP Contributed Prop-Subs in effect as of the Effective Date.  As of the Effective Date, all of the equity interests in each of the HCP Contributed Prop-Subs are owned beneficially and of record by each of the HCP CCRC Prop-Sub Owners.  There are no outstanding options, warrants, rights, commitments, preemptive rights, rights of first refusal, or agreements of any kind for or relating to, the issuance, sale or transfer of equity interests or securities convertible into equity interests in any of the HCP Contributed Prop-Subs. None of the equity interests in any of the HCP Contributed Prop-Subs have been issued to the HCP CCRC Prop-Sub Owners in violation of any Legal Requirements.

(iii)                   Financial Liabilities. Except for the respective obligations of each HCP Contributed Prop-Sub as “Landlord” under the E Facility Leases and the HCP/BKD Leases, to HCP’s Knowledge, as of the Effective Date, no HCP Contributed Prop-Sub has any material liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, including liabilities as guarantor or otherwise with respect to obligations of others, liabilities for taxes due and payable by such HCP Contributed Prop-Sub or then accrued, or contingent or potential liabilities relating to activities of such HCP Contributed Prop-Sub or the conduct of its business.

(iv)                  [Intentionally Deleted]

(v)                     Taxes.

(1)                     Each HCP Contributed Prop-Sub has paid or caused to be paid all material federal, state, local, foreign, and other taxes, including income taxes, gross receipts, estimated taxes, alternative minimum taxes, franchise taxes, license, registration, excise, sales, use, property, capital stock taxes, employment and payroll-related taxes, withholding taxes, and transfer taxes (excluding any such transfer or similar taxes resulting from the transactions contemplated hereby and excluding any such taxes, including real property taxes and assessments, that are the responsibility of the E Facility Lessees and the BKD Lessees under the E Facility Leases and the HCP/BKD Leases, respectively), whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it and including any obligations to indemnify or otherwise assume or succeed to the tax liability of another (collectively, “Taxes”), required to have been paid by it, whether disputed or not (except that disputed Taxes have been paid only to the extent required pending resolution of that dispute, and the remaining amount of the disputed Taxes has been reserved against in accordance with GAAP);

(2)                     Each HCP Contributed Prop-Sub has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, partner or third party;

(3)                     Each HCP Contributed Prop-Sub has, in accordance with applicable Legal Requirements, filed all federal, state, material local and foreign tax returns required to be filed by it, except where the failure to file such returns would not have a Material Adverse Effect on the CCRC Venture or the RIDEA Venture, as applicable.  All such returns are current and accurate in all material respects;

(4)                     Neither the United States Internal Revenue Service nor any other Governmental Authority is now asserting or, to HCP’s Knowledge, threatening to assert against any HCP Contributed Prop-Sub any deficiency or claim for additional material Taxes. To HCP’s Knowledge, no claim has ever been made by an authority in a jurisdiction where any HCP Contributed Prop-Sub does not file reports and returns that such HCP Contributed Prop-Sub is or may be subject to taxation by that jurisdiction. There are no security interests on any of the HCP Contributed Prop-Subs’ assets that arose in connection with any failure (or alleged failure) to pay any Taxes. No HCP Contributed Prop-Sub has ever entered into a closing agreement pursuant to Section 7121 of the Code;

(5)                     There has not been any audit of any tax return filed by any HCP Contributed Prop-Sub, no such audit is in progress, and no HCP Contributed Prop-Sub has been notified in writing by any tax authority that any such audit is contemplated or pending; and

(6)                     [Intentionally Deleted].

(7)                     No HCP Contributed Prop-Sub has made an election to be excluded from the provisions of Subchapter K of the Code, is not and never has been subject to the taxable mortgage pool rules under Section 7701(i) of the Code, and has never been classified as an association taxable as a corporation or a publicly traded partnership taxable as a corporation under Section 7704 of the Code.

(vi)                  Employees. No HCP Contributed Prop-Sub has any employees or any obligation, liability or responsibility with respect to charges, salaries, vacation pay, fringe benefits or like items for any employees of such HCP Contributed Prop-Sub.

(vii)               Litigation. To HCP’s Knowledge, no HCP Contributed Prop-Sub has received notice of, and to HCP’s Knowledge there are no pending or threatened claims, lawsuits, complaints or proceedings (including administrative, arbitration or similar adjudicatory proceedings) against any HCP Contributed Prop-Sub which, if decided adversely to any HCP Contributed Prop-Sub, would have a Material Adverse Effect on the CCRC Venture or the RIDEA Venture, as applicable.

(viii)            No Powers of Attorney.  There are no outstanding powers of attorney with respect to any interest in any HCP Contributed Prop-Sub.

(d)                       HCP’s Knowledge Defined; Certain Limitations.  For the foregoing purposes of this Section 7.1, the term “HCP’s Knowledge” or words of similar effect shall mean the current actual, conscious knowledge of the following officers of HCP: Kendall Young, Executive Vice President or Susan Tate, Executive Vice President.  None of the named individuals whose knowledge is imputed to HCP under this Section 7.1 shall bear personal responsibility for any breach of such representation.

(e)                        Knowledge of Breach by HCP.  Brookdale hereby agrees that to the extent that Brookdale or its Affiliates or representatives learned during the course of its review and inspection of the HCP Diligence Information or otherwise had or obtained knowledge, in each case prior to or as of the Effective Date, of any facts or circumstances that make HCP’s representations and warranties herein or in any Closing Document untrue, inaccurate or incomplete in any respect, such representations and warranties shall be deemed to have been modified and amended to include such facts and circumstances just as though such facts and circumstances were included in such representations and warranties in the first instance.  No claim for any breach of representation or warranty under this Agreement and/or any other

Closing Document, and no assertion that a condition to the Closing has not been, or is not capable of being, satisfied under this Agreement, in each case, shall be made, if the facts, events or circumstances giving rise to such claim or assertion were disclosed by HCP or its Affiliates or representatives (including through any data room, due diligence discussion or otherwise) or actually known by Brookdale or any Affiliate or representative of Brookdale prior to the date hereof.

Section 7.2                                    Brookdale’s Representations and Warranties. Brookdale hereby represents and warrants to HCP that the following are true and correct as of the Effective Date:

(a)                                 General Matters.

(i)                         Organization. Brookdale and each BKD Contributed Sub is an entity duly organized, validly existing and in good standing under the laws of the state of its organization. Brookdale and each BKD Contributed Sub is qualified to conduct business and is in good standing under the laws of each jurisdiction where such qualification is necessary, except to the extent that failure to so qualify would not result in a Material Adverse Change to Brookdale or have a Material Adverse Effect on CCRC Venture.

(ii)                      Authorization; Valid and Binding. (A) Brookdale has the full right, authority and power to enter into this Agreement, and at Closing each of Brookdale and its Affiliates will have the full right, authority and power, to consummate the Transactions contemplated hereby and to perform its respective obligations hereunder and, when executed and delivered, under the Closing Documents to which Brookdale and such Affiliates are a party from and after the Closing Date and each of the individuals executing this Agreement on behalf of any of Brookdale and/or its Affiliates is authorized to do so. (B) This Agreement constitutes, and each of the Closing Documents will constitute, a valid and legally binding obligation of each of Brookdale and its Affiliate party to the Applicable Closing Document, enforceable against such Person in accordance with its terms, except with respect to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or to general principles of equity.

(iii)                   Noncontravention. Neither the execution and the delivery of this Agreement by Brookdale, nor the consummation of the Transactions contemplated hereby, will (A) violate any provision of any Organizational Documents in effect as of the Effective Date, as amended or restated, of Brookdale or any of its Affiliates, (B) violate any Legal Requirements to which any of Brookdale or any of its Affiliates is subject or by which any of its assets are bound, or (C) in any material respect conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of Brookdale or any of its Affiliates is a party or by which any such Person is bound or to which any of its respective assets are subject, except with respect to (C) above where such breach, default, acceleration, termination, modification or cancellation or failure to give any such notice would not materially impair or adversely affect such

Person’s ability to perform its obligations under this Agreement or any Closing Document.

(iv)                  [Intentionally Deleted]

(v)                     Non-Foreign Person. None of Brookdale nor any Affiliate of Brookdale that is a party to any Closing Document is a “foreign person” as defined in Section 1445(f)(3) of the Code.

(vi)                  Patriot Act. Each of Brookdale and its Affiliates is in compliance with the requirements of the Orders.  To Brookdale’s Knowledge, none of Brookdale nor any of its Affiliates (A) is listed on the Lists, (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including without limitation by virtue of such Person (as defined in the Order) being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(b)                                 Title; Indebtedness.    As of the Effective Date, each Person identified on Schedule 2-A hereto is the owner of fee simple title to the BKD CCRC Facilities set forth next to such Person’s name.  Brookdale and its Affiliates have good and valid title to, or a valid and enforceable right to its Personal Property and the same is (or will be at Closing) free and clear of all liens, charges and encumbrances, other than liens relating to Entrance Fee Liabilities, the rights of any vendors or suppliers, any lessor thereof, liens securing the Permitted Debt and the GE Debt, and the rights, if any of any Affiliate manager pursuant to any management agreement identified on Schedule 1-B and/or Schedule 2-B.  To the extent in its possession, Brookdale has made available to HCP true and correct copies of the most recent owner’s policies of title insurance insuring the fee title interest of each BKD Contributed Sub in and to the real property of the applicable BKD CCRC Facility owned by such BKD Contributed Sub.  Except for liens securing the Permitted Debt and the GE Debt, there are no mortgages or deeds of trust or other security interests for borrowed money encumbering the real property comprising any BKD CCRC Facility.  Each BKD Contributed Sub has, and at the Closing will have, fee simple title to the real property comprising the applicable BKD CCRC Facility owned by such BKD Contributed Sub, in each case subject to all real property taxes and assessments and to all matters of record or that would be disclosed by an accurate physical inspection of the real property of such BKD CCRC Facility.

(c)                                  Certain Matters Relating to the BKD Contributed Subs.

(i)             Ownership of the BKD Contributed Subs and BKD CCRC Facilities; Subsidiaries.  As of the Closing Date, no BKD Contributed Sub will have since the date of formation thereof engaged in any business other than the ownership, financing, sale, leasing, maintenance, repair and replacement of the applicable BKD CCRC Facility owned by such BKD Contributed Sub and any and all acts incidental thereto.

(ii)          Capitalization; Beneficial Ownership. BKD has provided to HCP true and correct copies of each of the Organizational Documents of each of the BKD Contributed Subs in effect as of the Effective Date.  As of the Effective Date, all of equity interests in each of the BKD Contributed Subs are owned beneficially and of record by each of the BKD CCRC Sub Owners.  There are no outstanding options, warrants, rights, commitments, preemptive rights, rights of first refusal, or agreements of any kind for or relating to, the issuance, sale or transfer of equity interests or securities convertible into equity interests in any of the BKD Contributed Subs. None of the equity interests in any of the BKD Contributed Subs have been issued to each of the BKD CCRC Sub Owners in violation of any Legal Requirements.

(iii)       Financial Liabilities.  Except for the Permitted Debt, Entrance Fee Liabilities, MLRs, liabilities disclosed in the Financial Statements and/or liabilities incurred after the date, as applicable, set forth in the Financial Statements incurred in the ordinary course of operation of the business, as of the Effective Date, no BKD Contributed Sub has any material liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, including liabilities as guarantor or otherwise with respect to obligations of others, liabilities for delinquent taxes by such BKD Contributed Sub, or contingent or potential liabilities relating to activities of such BKD Contributed Sub or the conduct of its business.

(iv)      Permitted Debt Documents.  To Brookdale’s Knowledge, there are no defaults or events, which, with the passage of time or notice, or both, would constitute a default or event of default by any BKD Contributed Sub under the Permitted Debt Documents.

(v)         Taxes.

(1)                     Each BKD Contributed Sub has paid or caused to be paid all material Taxes required to have been paid by it, whether disputed or not (except that disputed Taxes have been paid only to the extent required pending resolution of that dispute, and the remaining amount of the disputed Taxes has been reserved against in accordance with GAAP);

(2)                     Each BKD Contributed Sub has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, partner or third party;

(3)                     Each BKD Contributed Sub has, in accordance with applicable Legal Requirements, filed all federal, state, material local and foreign tax returns required to be filed by it, except where the failure to file such returns would not have a Material Adverse Effect on the CCRC Venture. All such returns are current and accurate in all material respects;

(4)                     Neither the United States Internal Revenue Service nor any other Governmental Authority is now asserting or, to BKD’s

Knowledge, threatening to assert against any BKD Contributed Sub any deficiency or claim for additional material Taxes. To BKD’s Knowledge, no claim has ever been made by an authority in a jurisdiction where any BKD Contributed Sub does not file reports and returns that such BKD Contributed Sub is or may be subject to taxation by that jurisdiction. There are no security interests on any of the BKD Contributed Subs’ assets that arose in connection with any failure (or alleged failure) to pay any Taxes. No BKD Contributed Sub has ever entered into a closing agreement pursuant to Section 7121 of the Code;

(5)                     There has not been any audit of any tax return filed by any BKD Contributed Sub, no such audit is in progress, and no BKD Contributed Sub has been notified in writing by any tax authority that any such audit is contemplated or pending; and

(6)                     [Intentionally Deleted].

(7)                     No BKD Contributed Sub has made an election to be excluded from the provisions of Subchapter K of the Code, is not and never has been subject to the taxable mortgage pool rules under Section 7701(i) of the Code, and has never been classified as an association taxable as a corporation or a publicly traded partnership taxable as a corporation under Section 7704 of the Code.

(vi)      Employees. No BKD Contributed Sub has any employees or any obligation, liability or responsibility with respect to charges, salaries, vacation pay, fringe benefits or like items for any employees of such BKD Contributed Sub.

(vii)                                                   [Intentionally Deleted].

(viii)                                                No Powers of Attorney. There are no outstanding powers of attorney with respect to any interest in any BKD Contributed Sub.

(d)                     Representations Regarding BKD Operated Facilities.

(i)                         Leases.  Except for Leases of less than twenty-five hundred square feet for uses that are incidental to the primary use of the applicable BKD Operated Facility (i.e., a salon) and the Resident Agreements, there are no lease, license or other occupancy agreements pursuant to which any Person is the lessee, licensee or occupant of any space at any BKD Operated Facility.  On the Closing Date, except for the Tenants or Residents, no Person (other than any landlord, Brookdale and its Affiliates) is entitled to present or future possession of or a right to use all or any part of the BKD Operated Facility.

(ii)                      Condemnation.  Except as set forth in Schedule 15 attached hereto, as of the date hereof, to Brookdale’s Knowledge, there are no, pending or overtly threatened in writing condemnation or any similar proceedings relating to the BKD Operated Facilities.

(iii)                   Legal Requirements.  Except as set forth in Schedule 16 attached hereto, as of the date hereof, Brookdale has not received any written notice of any material violations of any Legal Requirements, and to Brookdale’s Knowledge there are not material violations of any Legal Requirements, pertaining to the BKD Operated Facilities, which in either case have not been cured or that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the CCRC Venture.

(iv)                  Hazardous Materials.  Except as described on Schedule 17 attached hereto, to Brookdale’s Knowledge, (x) no material remediation of Hazardous Materials is currently being performed or currently required to be performed on the BKD Operated Facilities, and (y) all Hazardous Materials currently located in, on, under or within the BKD Operated Facilities are in material compliance with applicable Environmental Laws.

(v)                     Permits.  Except as described on Schedule 18 attached hereto, Brookdale and its Affiliates hold all material Permits from Governmental Authorities necessary for the ownership and/or operation of the BKD Operated Facilities under applicable Legal Requirements except for (i) incidental Permits which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof or (ii) those that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the CCRC Venture.  To Brookdale’s Knowledge, Brookdale and its Affiliates are in compliance in all respects with the terms of the Permits covered by the preceding sentence and all such Permits are valid and in full force and effect in all respects except, in each case, to the extent any non-compliance or failure of Permits to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the CCRC Venture.

(vi)                  Litigation.  Except as set forth on Schedule 19 attached hereto, as of the date hereof, there is no claim, lawsuit, proceeding or investigation pending or, to Brookdale’s Knowledge, overtly threatened in writing, against any BKD Operated Facilities that would prevent or materially delay consummation of the Transactions contemplated hereby or that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the CCRC Venture.  In addition, as of the date hereof, no claim, lawsuit, proceeding or investigation has been commenced or, to Brookdale’s Knowledge, asserted or threatened arising out of provisions contained or matters disclosed in the Life Estate Disclosed Documents (other than with respect to any matter disclosed in the Disclosure Letter).

(vii)               Financial Statements.  All of the Financial Statements (including notes thereto) have been prepared by or on behalf of Brookdale in accordance with GAAP throughout the periods covered thereby and present fairly in all material respects the financial condition of each BKD Operated Facility as of the respective dates thereof and the results of operations of each BKD Operated Facility for the periods covered thereby.

(e)                                  A Facilities and B Facilities.  To Brookdale’s Knowledge, none of the representations and warranties made by the seller pursuant to the terms of the A Purchase Agreement or the B Purchase Agreement are untrue in any material respect, it being acknowledged and agreed that, for purposes of this Section 7.2(e), any qualifications to those representations and warranties which are based on the seller’s knowledge shall (in each case) be deemed to be deleted.  To Brookdale’s Knowledge, there is no fact or circumstance relating to any of the A Facilities or the B Facility that has not been disclosed to HCP or HCP’s Affiliates or representatives that could reasonably be expected to result in a Material Adverse Effect on the CCRC Venture.

(f)                                   Brookdale’s Knowledge Defined; Certain Limitations.  For the foregoing purposes of this Section 7.2, the term “Brookdale’s Knowledge” or words of similar effect shall mean the current actual, conscious knowledge of Bryan Richardson, Executive Vice President and Chief Administrative Officer, Chris Bird, Division Vice President, or Kristin Ferge, Executive Vice President and Treasurer.  None of the named individuals whose knowledge is imputed to Brookdale under this Section 7.2 shall bear personal responsibility for any breach of such representation.

(g)                                  Knowledge of Breach by Brookdale.

(i)                                     HCP hereby agrees that to the extent that HCP learned during the course of its review and inspection of the BKD Diligence Information or otherwise had or obtained knowledge, in each case prior to or as of the Effective Date, of any facts or circumstances that make any of Brookdale’s representations and warranties herein or in any Closing Document untrue, inaccurate or incomplete in any respect, such representations and warranties shall be deemed to have been modified and amended to include such facts and circumstances just as though such facts and circumstances were included in such representations and warranties in the first instance.  No claim for breach of representation or warranty under this Agreement and/or any other Closing Document, and no assertion that a condition to the Closing has not been, or is not capable of being, satisfied under this Agreement, in each case, shall be made, if the facts, events or circumstances giving rise to such claim or assertion were disclosed by Brookdale or its Affiliates or representatives (including through any data room, due diligence discussion or otherwise), or actually known by HCP or any Affiliate or representative of HCP, prior to the date hereof.

(ii)                                  Each of the Parties acknowledges and agrees that HCP and its Affiliates and representatives have actual knowledge, prior to the date hereof, of (without limitation) the facts and other information disclosed in the Life Estate Disclosed Documents.  No claim for any breach of covenant under this Agreement and/or any other Closing Document (and, for avoidance of doubt, no claim for any breach of representation or warranty under this Agreement and/or any other Closing Document, and no assertion that a condition to the Closing has not been, or is not capable of being, satisfied under this Agreement) shall be made, if the facts, events or circumstances giving rise to such claim or assertion were disclosed in the Life Estate Disclosed Documents.

Section 7.3            Mutual Representations and Warranties. Each Party hereto acknowledges that the tax consequences of the contribution Transactions as set forth in Article III hereof is a matter upon which its own personal tax advisor must conclude. Each Party hereto declares that is has made its own investigation into the tax and legal matters involved in this Agreement.

Section 7.4            Survival and Limitation of Liability. The representations and warranties made in this Article VII shall survive the Closing for a period of eighteen (18) months after the Closing Date, except for the representations and warranties made in Section 7.1(c)(v) and Section 7.2(c)(v), which shall survive until ninety (90) days after the expiration of the statute of limitations for the assessment, collection, and levy of any applicable tax.  If a Party hereto does not notify the breaching Party of the breach of any of its representations and warranties in this Article VII on or before the expiration date set forth in the prior sentence and commence an action in accordance with the provisions of Section 10.12 hereof within thirty (30) days after such notice, the non-breaching Party shall be deemed to have waived all of its rights to claim and sue for such breach of any representations and warranties set forth in this Article VII. Notwithstanding anything set forth in this Agreement to the contrary, (a) no Party to this Agreement shall have any liability to any other Party hereto for any breach of its representations or warranties in this Article VII, unless the valid Claims for all such breaches of such breaching Party collectively aggregate more than Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Deductible”), in which event the full amount of such valid Claims in excess of such Deductible shall be actionable against the breaching Party and (b) the maximum aggregate amount of the liability of any Party to this Agreement to the other Party hereto for any and all breaches of its representations and warranties in this Article VII shall not exceed Fifteen Million and 00/100 Dollars ($15,000,000.00).  In addition, in no event shall any breaching Party be liable for any Special Damages as a result of any breach of its representations or warranties in this Article VII.

ARTICLE VIII
CLOSING

Section 8.1            The Closing. Unless otherwise agreed by the Parties, and provided that all conditions set forth in Section 6.1 have been satisfied or waived in writing as provided in Section 6.2(d) (other than those conditions that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions (including, without limitation, the consummation of the transactions contemplated by the B Purchase Agreement and the A Purchase Agreement)), the Closing shall occur within five (5) Business Days following satisfaction (or waiver) of the last of such conditions, at the offices of counsel to HCP, Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064, by mail or overnight delivery service, or by such other means as may be agreed to by the Parties in writing; provided that the Parties shall endeavor, to the extent reasonably practicable, to cause the Closing to occur on (or as close as reasonably practicable to) the last day of a calendar month.  On the Closing Date, the Parties shall (subject to Section 4.5) deliver the funds and documents (collectively, as applicable, the “Closing Documents”) in accordance with and as described in this Section 8.1:

1. CCRC Venture:

(a)        Contributions.  HCP shall contribute (or cause to be contributed) (i)  to CCRC P-HoldCo immediately available funds in the amounts due from HCP CCRC P-HoldCo Member to CCRC P-HoldCo as provided for in Article III hereof and as reflected on the CCRC P-HoldCo Closing Statement and (ii) to CCRC Op-HoldCo immediately available funds in the amounts due from HCP CCRC Op-HoldCo Member to CCRC Op-HoldCo as provided for in Article III hereof and as reflected on the applicable CCRC Op-HoldCo Closing Statement.    Brookdale shall contribute (or cause to be contributed) (x) to CCRC P-HoldCo immediately available funds in the amounts due from BKD CCRC P-HoldCo Member to CCRC P-HoldCo as provided for in Article III hereof and as reflected on the CCRC P-HoldCo Closing Statement and (y) to CCRC Op-HoldCo immediately available funds in the amounts due from BKD CCRC Op-HoldCo Member to CCRC Op-HoldCo as provided for in Article III hereof and as reflected on the applicable CCRC Op-HoldCo Closing Statement.

(b)        HCP Deliveries.  HCP shall execute and deliver, or cause its Affiliates party thereto to execute and deliver, each of the agreements and documents set forth below (collectively, and together with the documents executed and delivered pursuant to Section 8.1.1(c) and Section 8.1.1(d) below, the “CCRC Venture Closing Documents”) to Brookdale and to each counterparty thereto:

(i)    a certificate from HCP certifying that HCP is not a “foreign person” as defined in Section 1445(f)(3) of the Code;

(ii)   a counterpart copy of the CCRC P-HoldCo LLC Agreement, duly executed by HCP CCRC P-HoldCo Member;

(iii)  a counterpart of the CCRC P-HoldCo Closing Statement, duly executed by HCP CCRC P-HoldCo Member;

(iv)  a counterpart copy of the HCP/BKD Lease Modification Agreement, duly executed by each HCP CCRC Prop-Sub;

(v)   a counterpart copy of the CCRC Op-HoldCo LLC Agreement, duly executed by HCP CCRC Op-HoldCo Member; and

(vi)  a counterpart of the CCRC Op-HoldCo Closing Statement, duly executed by HCP CCRC Op-HoldCo Member.

(c)        Brookdale Deliveries. Brookdale shall execute and deliver, or cause its Affiliates party thereto to execute and deliver, each of the agreements and documents set forth below to HCP and to each counterparty thereto:

(i)    a certificate from Brookdale certifying that Brookdale is not a “foreign person” as defined in Section 1445(f)(3) of the Code;

(ii)   a counterpart copy of the CCRC P-HoldCo LLC Agreement, duly executed by BKD CCRC P-HoldCo Member;

(iii)  a counterpart of the CCRC P-HoldCo Closing Statement, duly executed by BKD CCRC P-HoldCo Member;

(iv)  a counterpart copy of the CCRC Op-HoldCo LLC Agreement, duly executed by BKD CCRC Op-HoldCo Member;

(v)   a counterpart of the CCRC Op-HoldCo Closing Statement, duly executed by BKD CCRC Op-HoldCo Member;

(vi)  a counterpart copy of each BKD CCRC Management Agreement for each applicable CCRC Contributed Facility, duly executed by the BKD CCRC Manager;

(vii) the Brookdale CCRC Management Agreement Guaranty, duly executed by Brookdale;

(viii)   a counterpart copy of the CCRC Pooling Agreement, duly executed by BKD CCRC Manager;

(ix)  a counterpart copy of the HCP CCRC Facility OTA for each HCP CCRC Facility (together with an executed counterpart of each of the (i) Bill of Sale and General Assignment and (ii) Assignment and Assumption Agreement described therein), duly executed by the HCP/BKD Lessees, the Existing BKD/HCP Facility Manager and BKD CCRC Manager, as applicable;

(x)   the Brookdale HCP CCRC Facility OTA Guaranty, duly executed Brookdale;

(xi)  a counterpart copy of the BKD CCRC Facility OTA for each BKD CCRC Facility (together with an executed counterpart of each of the (i) Bill of Sale and General Assignment and (ii) Assignment and Assumption Agreement described therein), duly executed by the BKD Prop-Subs, the Existing BKD Facility Manager and BKD CCRC Manager, as applicable;

(xii) a counterpart of the closing statement for each of the OTAs relating to the CCRC Venture, duly executed by the HCP/BKD Lessees, the Existing BKD/HCP Facility Manager and BKD CCRC Manager;

(xiii)   a counterpart copy of the A Assignment, duly executed by BKD A Acquisition;

(xiv)   a counterpart copy of the B Assignment, duly executed by BKD B Acquisition;

(xv) a counterpart copy of the HCP/BKD Lease Modification Agreement, duly executed by the HCP/BKD Lessees; and

(xvi)   the Brookdale Lease Modification Guaranty, duly executed by Brookdale.

(d)        Additional Deliveries. Brookdale and HCP shall cause to be executed and delivered the following to the applicable counterparty(ies) thereto:

(i)    each CCRC TRS Lease for the applicable CCRC Contributed Facility, duly executed by the applicable CCRC Prop-Sub and the applicable CCRC OpCo-Sub;

(ii)   each BKD CCRC Management Agreement for each applicable CCRC Contributed Facility, duly executed by the applicable CCRC OpCo-Sub;

(iii)  a counterpart copy of the CCRC Pooling Agreement, duly executed by each CCRC OpCo-Sub;

(iv)  a counterpart copy of the HCP CCRC Facility OTA for each HCP CCRC Facility (together with an executed counterpart of the Assignment and Assumption Agreement described therein), duly executed by the applicable CCRC OpCo-Sub;

(v)   a counterpart copy of the BKD CCRC Facility OTA for each BKD CCRC Facility (together with an executed counterpart of the Assignment and Assumption Agreement described therein), duly executed by the applicable CCRC OpCo-Sub;

(vi)  a counterpart copy of the A Assignment, duly executed by CCRC Op-HoldCo;

(vii) a counterpart copy of the B Assignment, duly executed by CCRC P-HoldCo;

(viii)   a counterpart of the closing statement for each of the OTAs relating to the CCRC Venture, duly executed by the applicable CCRC OpCo-Sub; and

(ix)  a counterpart copy of the OpCo PropCo EF Liabilities Assumption Agreement, the PropCo EF Liabilities Note and the PropCo EF Liabilities Guaranty, duly executed by CCRC P-HoldCo and CCRC Op-HoldCo, as applicable.

2.             RIDEA Venture:

(a)        Contributions.  HCP shall contribute (or cause to be contributed) (i) to RIDEA P-HoldCo immediately available funds in the amounts due from HCP RIDEA P-HoldCo Member to RIDEA P-HoldCo as provided for in Article III hereof and as reflected on the RIDEA P-HoldCo Closing Statement and (ii) to RIDEA Op-HoldCo immediately available funds in the amounts due from HCP RIDEA Op-HoldCo Member to RIDEA Op-HoldCo as provided for in Article III hereof and as reflected on the applicable RIDEA Op-HoldCo Closing

Statement.  Brookdale shall contribute (or cause to be contributed) (x) to RIDEA P-HoldCo immediately available funds in the amounts due from BKD RIDEA P-HoldCo Member to RIDEA P-HoldCo as provided for in Article III hereof and as reflected on the RIDEA P-HoldCo Closing Statement and (y) to RIDEA Op-HoldCo immediately available funds in the amounts due from BKD RIDEA Op-HoldCo Member to RIDEA Op-HoldCo as provided for in Article III hereof and as reflected on the applicable RIDEA Op-HoldCo Closing Statement.

(b)        HCP Deliveries. HCP shall execute and deliver, or cause its Affiliates party thereto to execute and deliver, each of the agreements and documents set forth below (collectively, and together with the documents executed and delivered pursuant to Section 8.1.2(c) and Section 8.1.2(d) below, the “RIDEA Venture Closing Documents”) to Brookdale and to each counterparty thereto:

(i)    a certificate from HCP certifying that HCP is not a “foreign person” as defined in Section 1445(f)(3) of the Code;

(ii)   a counterpart copy of the RIDEA P-HoldCo LLC Agreement, duly executed by HCP RIDEA P-HoldCo Member;

(iii)  a counterpart of the RIDEA P-HoldCo Closing Statement, duly executed by HCP RIDEA P-HoldCo Member;

(iv)  a counterpart copy of the E Lease Modification Agreement, duly executed by each HCP CCRC Prop-Sub;

(v)   a counterpart copy of each of the HCP/BKD RIDEA Loan Documents, duly executed by HCP or the Affiliate of HCP that is the lender thereunder;

(vi)  a counterpart copy of the RIDEA Op-HoldCo LLC Agreement, duly executed by HCP RIDEA Op-HoldCo Member;

(vii) a counterpart of the RIDEA Op-HoldCo Closing Statement, duly executed by HCP RIDEA Op-HoldCo Member; and

(viii)   a counterpart of the HCP RIDEA Mezz Loan Assumption, duly executed by the lender thereunder and HCP RIDEA P-HoldCo Member.

(c)        Brookdale Deliveries. Brookdale shall execute and deliver, or cause its Affiliates party thereto to execute and deliver, each of the agreements and documents set forth below to HCP and to each counterparty thereto:

(i)    a certificate from Brookdale certifying that Brookdale is not a “foreign person” as defined in Section 1445(f)(3) of the Code;

(ii)   a counterpart copy of the RIDEA P-HoldCo LLC Agreement, duly executed by BKD RIDEA P-HoldCo Member;

(iii)  a counterpart of the CCRC P-HoldCo Closing Statement, duly executed by BKD CCRC P-HoldCo Member;

(iv)  a counterpart copy of each of the HCP/BKD RIDEA Loan Documents, duly executed by BKD RIDEA P-HoldCo Member;

(v)   a counterpart copy of the RIDEA Op-HoldCo LLC Agreement, duly executed by BKD RIDEA Op-HoldCo Member;

(vi)  a counterpart of the RIDEA Op-HoldCo Closing Statement, duly executed by BKD RIDEA Op-HoldCo Member;

(vii) each BKD RIDEA Management Agreement for each applicable RIDEA Contributed Facility, duly executed by the BKD RIDEA Manager;

(viii)   the Brookdale RIDEA Management Agreement Guaranty, duly executed by Brookdale;

(ix)  a counterpart copy of the RIDEA Pooling Agreement, duly executed by BKD RIDEA Manager;

(x)   a counterpart copy of the E Facility OTA for each HCP RIDEA Facility (together with an executed counterpart of each of the (i) Bill of Sale and General Assignment and (ii) Assignment and Assumption Agreement described therein), duly executed by the E Facility Lessees and BKD RIDEA Manager, as applicable;

(xi)  a complete copy of the Brookdale E Facility OTA Guaranty, duly executed Brookdale;

(xii) a counterpart of the closing statement for the E Facility OTA, duly executed by the E Facility Lessees and BKD RIDEA Manager;

(xiii)   a counterpart copy of the E Lease Modification Agreement, duly executed by the E Facility Lessees; and

(xiv)   a counterpart of the HCP RIDEA Mezz Loan Assumption, duly executed by BKD RIDEA P-HoldCo Member on behalf of RIDEA P-HoldCo.

(d)        Additional Deliveries. Brookdale and HCP shall cause to be executed and delivered the following to the applicable counterparty(ies) thereto:

(i)    each RIDEA TRS Lease for the applicable RIDEA Contributed Facility, duly executed by the applicable RIDEA Prop-Sub and the applicable RIDEA OpCo-Sub;

(ii)   each BKD RIDEA Management Agreement for each applicable RIDEA Contributed Facility, duly executed by the applicable RIDEA OpCo-Sub;

(iii)  a counterpart copy of the RIDEA Pooling Agreement, duly executed by each RIDEA OpCo-Sub;

(iv)  a counterpart copy of the E Facility OTA for each HCP RIDEA Facility (together with an executed counterpart of the Assignment and Assumption Agreement described therein), duly executed by the applicable RIDEA OpCo-Sub; and

(v)   a counterpart of the closing statement for the E Facility OTA, duly executed by the applicable RIDEA OpCo-Sub.

3.             Additional Transactions.

(a)        HCP Deliveries. HCP shall execute and deliver, or cause its Affiliates party thereto to execute and deliver, each of the agreements and documents set forth below to Brookdale and to each counterparty thereto:

(i)    each of the NNN Leases, duly executed by the HCP NNN Lessors;

(ii)   a counterpart copy of the PO Termination Lease Amendment, duly executed by the HCP PO Termination Lessors;

(iii)  each of the HB Management Agreement Amendments, duly executed by the HCP Affiliate party thereto;

(iv)  a counterpart copy of the BKD/HCP Lease Letter Agreement, duly executed by HCP; and

(v)   a counterpart copy of the Guaranty Contribution Agreement, duly executed by HCP.

(b)        Brookdale Deliveries. Brookdale shall execute and deliver, or cause its Affiliates party thereto to execute and deliver, each of the agreements and documents set forth below to HCP and to each counterparty thereto:

(i)    each of the NNN Leases, duly executed by the E NNN Lessees;

(ii)   the Brookdale NNN Lease Guaranty, duly executed by Brookdale;

(iii)  a counterpart copy of the PO Termination Lease Amendment, duly executed by the PO Termination Lessees;

(iv)  each of the HB Management Agreement Amendments, duly executed by BKD Twenty-One Management Company, Inc.;

(v)   a counterpart copy of the BKD/HCP Lease Letter Agreement, duly executed by Brookdale;

(vi)  a counterpart copy of the Guaranty Contribution Agreement, duly executed by Brookdale; and

(vii) duly executed amendments of every agreement in effect as of the Closing Date giving Brookdale or any Affiliate of Brookdale, or Emeritus Corporation or any Affiliate of Emeritus Corporation, eliminating the right to use or occupy any space in any of the Contributed Facilities, except as expressly permitted or provided for in this Agreement or any other Closing Document.

Section 8.2            Prorations and Adjustments.  Each of HCP and Brookdale agree as follows:

(a)        Generally.  Except as otherwise set forth herein or in any other Closing Document, and for rents, certain other amounts payable by the BKD Lessees to the HCP CCRC Prop-Subs under the HCP/BKD Leases or certain other amounts payable by the E Lessees to the HCP RIDEA Prop-Subs under the E Facility Leases or, in each case, under the HCP/BKD Lease Modification Agreement or the E Lease Modification Agreement, as applicable, and interest under any Permitted Debt as provided in Section 8.2(b) hereof, as respects the Parties hereto, there shall be no prorations of incomes or expenses with respect to any of the Contributed Facilities or the Contributed Subs hereunder and no adjustment to the Net Contribution Value except as provided in the definition thereof, including for taxes, assessments, water charges, utilities, receivables or rents, if any, premiums on existing insurance policies, if any, or any other items relating to the Contributed Facilities or the Contributed Subs.  It is acknowledged and understood by the Parties hereto that, except as set forth in the applicable OTAs, (i) and except as provided in the HCP/BKD Leases or the E Facility Leases or the Closing Documents, the HCP/BKD Lessees and the E Facility Lessees are obligated to pay all such taxes, assessments, water charges, utilities, insurance premiums and other expense items relating to the Contributed Facilities leased by such parties pursuant to the terms of the HCP/BKD Leases and the E Facility Leases, respectively, which have accrued before the Closing Date and the effectiveness of the modification of the applicable leases, (ii) Brookdale and its Affiliates are obligated to pay all such taxes, assessments, water charges, utilities, insurance premiums and other expense items relating to the BKD CCRC Facilities which have accrued before the Closing Date, and (iii) except as otherwise provided in the applicable OTAs, the HCP/BKD Lessees, the E Facility Lessees and Brookdale and its Affiliates shall retain all right, title and interest in and to all receivables and rents relating to the CCRC OpCo Facilities, the CCRC PropCo Facilities and the RIDEA Contributed Facilities which have accrued before the Closing Date whether collected before or after the Closing Date.

(b)        Rent and other amounts due under HCP/BKD Leases and Interest Under Permitted Debt.

(i)    Rents and other amounts payable by the BKD Lessees to the HCP CCRC Prop-Subs under the HCP/BKD Leases or the HCP/BKD Lease Modification Agreement shall belong to and be paid over by CCRC P-HoldCo to HCP CCRC P-HoldCo Member, whether collected before or after the Closing Date, and shall not be deemed included in “Cash Available for Distribution” to the “Members” under the CCRC P-HoldCo LLC Agreement. In addition, prior to the Closing, (i) HCP CCRC P-HoldCo Member shall have the right to cause each of the HCP CCRC Prop-Subs to distribute any cash balances held by, or for the benefit of, any HCP CCRC Prop-Subs, and the same shall not be deemed “Cash Available for Distribution” under the CCRC P-HoldCo LLC Agreement, (ii) BKD CCRC P-HoldCo Member shall have the right to cause each of the BKD CCRC Subs to distribute any cash balances held by, or for the benefit of, any BKD CCRC Subs, and the same shall not be deemed “Cash Available for Distribution” under the CCRC P-HoldCo LLC Agreement, and (iii) HCP RIDEA P-HoldCo Member shall have the right to cause each of the HCP RIDEA Prop-Subs to distribute any cash balances held by, or for the benefit of, any HCP RIDEA Prop-Subs, and the same shall not be deemed “Cash Available for Distribution” under the RIDEA P-HoldCo LLC Agreement.

(ii)   Any amount received by or on behalf of a CCRC Prop-Sub or a CCRC OpCo-Sub from and after the Closing Date in payment of any sum outstanding under a P-Note as of the Closing Date shall promptly be paid over to the BKD CCRC P-HoldCo Member or BKD CCRC Op-HoldCo Member, the Parties agreeing and acknowledging that, as of Closing, no CCRC Prop-Sub or CCRC OpCo-Sub shall have any rights to any such amount, and no portion of any such amount shall be payable or owing to any CCRC Prop-Sub or CCRC OpCo-Sub.

(iii)  All interest payable under any Permitted Debt outstanding on the Closing Date shall be prorated as follows:

(1)       Brookdale (or HCP, in the case of the HCP RIDEA Mezz Loan) shall be obligated to pay all accrued interest payable under the Permitted Debt and attributable to any period prior to the Closing Date, and the BKD Contributed Subs or RIDEA P-HoldCo, as applicable, shall be obligated to pay all accrued interest payable with respect to such Permitted Debt and attributable to any period commencing on and after the Closing Date; and

(2)       To the extent that as of the Closing Date any interest payable under any Permitted Debt (A) has been paid in advance, and (B) is attributable to any period after the Closing Date, CCRC P-HoldCo, CCRC Op-HoldCo or RIDEA P-HoldCo, as applicable, shall pay to the member that contributed such facility such portion of such prepaid interest attributable to the period after the Closing Date.  To the extent that any interest payable under any Permitted Debt attributable to any period prior to the Closing Date has not been paid as of the Closing Date, then the member that contributed the applicable facility shall pay to CCRC P-HoldCo, CCRC Op-HoldCo or RIDEA P-HoldCo, as applicable, for payment to the applicable lenders, and not as a capital contribution under the CCRC P-HoldCo LLC Agreement, CCRC Op-HoldCo

LLC Agreement or the RIDEA P-HoldCo LLC Agreement, as applicable, such portion of such interest attributable to the period prior to the Closing Date; and

(3)       For purposes of prorating all such interest payable under any Permitted Debt pursuant to this Section 8.2(b)(iii), all such interest shall be prorated on a thirty (30) day month and a 360 day year.

(c)        Permitted Debt Amortization.  The Parties acknowledge that Brookdale intends to pay down a portion of some or all of the Permitted Debt secured by the BKD CCRC Facilities prior to the Closing Date.  To the extent of any such payment of Permitted Debt by Brookdale prior to the Closing Date, Brookdale shall receive a credit at closing from HCP for forty-nine percent (49%) of the amount of such paydown.

(d)        Survival. The provisions of this Section 8.2 shall survive the Closing.

Section 8.3            Costs.

(a)        Generally. Except as otherwise provided herein or in the Closing Documents, each Party and its Affiliates shall bear its and their own costs and expenses incurred in connection with preparation, negotiation, execution of this Agreement, the Closing Documents and any other document or instrument executed in connection herewith, the performance of its and their respective obligations hereunder and in the consummation of the Transactions contemplated hereby and thereby through Closing, including its and their own legal, accounting and other professional fees and expenses.  Notwithstanding the foregoing or any other provision hereof, but subject to Section 8.3(b) below except with respect to the HCP CCRC Costs, Brookdale shall pay the reasonable, out-of-pocket costs and expenses (including administrative organizational and formation expenses, attorneys’ fees and fees and reasonable legal fees of HCP’s lenders in connection with the release of any security interests in any HCP Contributed Facilities) incurred by HCP and its wholly-owned subsidiaries in connection with the Transactions contemplated by this Agreement (including the contemplated release of Deposits), whether or not such transactions are consummated and including such transactions contemplated by this Agreement that shall take place after the Closing Date.

(b)        CCRC P-HoldCo/RIDEA P-HoldCo. If the Closing occurs, each of the Parties agrees that, subject to the second sentence of Section 8.3(a), CCRC P-HoldCo and RIDEA P-HoldCo, as applicable, shall be responsible for and shall pay (or reimburse promptly following the Closing to the extent incurred and paid by any Party hereto on behalf of CCRC P-HoldCo or RIDEA P-HoldCo):

(i)        Unless otherwise provided in any of the Closing Documents to be a responsibility of another counterparty thereto, any and all state, municipal or other documentary, transfer, stamp, sales, use, privilege or similar taxes or fees (“Transfer Taxes”) payable in connection with the Closing, the Transactions contemplated by this Agreement and the Closing Documents relating to CCRC P-HoldCo and RIDEA P-HoldCo, as applicable, or in connection with the delivery of any instrument or document provided in or contemplated by this Agreement or the Closing Documents in connection with CCRC P-HoldCo and RIDEA P-HoldCo, as applicable

(including, without limitation, all Transfer Taxes in connection with any deed conveyances pursuant to the proviso clause of the definition of HCP RIDEA Prop-Sub and/or Recital F) together with interest and penalties, if any, thereon;

(ii)       All out-of-pocket costs and expenses (excluding legal fees and expenses) incurred by any of the Parties in forming any entity and filing any documents for CCRC P-HoldCo and/or RIDEA P-HoldCo as provided in Article II hereof;

(iii)      All out-of-pocket costs and expenses (excluding legal fees and expenses, other than amounts payable or reimbursable to any lender for such lender’s legal fees and expenses) incurred by Brookdale to obtain the Lender Approvals; and

(iv)      With respect to CCRC P-HoldCo only, all reasonable out-of-pocket costs and expenses incurred by Brookdale and its Affiliates (excluding the deposit to seller, which shall be reimbursed to Brookdale pursuant to Section 3.2(a)(i)(2)) in connection with the transactions contemplated by the B Acquisition Agreement.

To the extent necessary to fund any of the foregoing costs and expenses of CCRC P-HoldCo and/or RIDEA P-HoldCo, each of the members shall make capital contributions to CCRC P-HoldCo and RIDEA P-HoldCo, as applicable, in accordance with the provisions of the CCRC P-HoldCo LLC Agreement and the RIDEA P-HoldCo LLC Agreement, as applicable, for such purposes, and such capital contributions shall be deemed CCRC Required P-HoldCo Additional Capital Contributions and RIDEA Required P-HoldCo Additional Capital Contributions for purposes of this Agreement, in each case subject to the applicable provisions of Article III hereof.

(c)        Op-HoldCo. If the Closing occurs, each of the Parties agrees that, subject to the second sentence of Section 8.3(a), CCRC Op-HoldCo and RIDEA Op-HoldCo, as applicable, shall be responsible for and shall pay (or reimburse promptly following the Closing to the extent incurred and paid by any Party hereto on behalf of CCRC Op-HoldCo and RIDEA Op-HoldCo):

(i)        Unless otherwise provided in any of the Closing Documents to be a responsibility of another counterparty thereto, any and all Transfer Taxes in connection with the Closing, the Transactions contemplated by this Agreement or by the Closing Documents relating to CCRC Op-HoldCo and RIDEA Op-HoldCo, as applicable, or in connection with the delivery of any instrument or document provided in or contemplated by this Agreement or the Closing Documents in connection with CCRC Op-HoldCo and RIDEA Op-HoldCo, as applicable (including, without limitation, all Transfer Taxes in connection with any conveyances pursuant to Recital F), together with interest and penalties, if any, thereon;

(ii)       All out-of-pocket costs and expenses (excluding legal fees and expenses) incurred by any of the Parties in forming any entity and filing any documents for CCRC Op-HoldCo and/or RIDEA Op-HoldCo or any CCRC OpCo-Sub or RIDEA OpCo-Sub, as provided in Article II hereof;

(iii)      All out-of-pocket costs and expenses (excluding legal fees and expenses) incurred by any of the Parties to obtain the Required Governmental Approvals with respect to the Contributed Facilities; and

(iv)      With respect to CCRC Op-HoldCo only, all reasonable out-of-pocket costs and expenses incurred by Brookdale and its Affiliates (excluding the deposit to seller, which shall be reimbursed to Brookdale pursuant to Section 3.3(a)(i)) in connection with the transactions contemplated by the A Acquisition Agreement.

To the extent necessary to fund any of the foregoing costs and expenses of CCRC Op-HoldCo and/or RIDEA Op-HoldCo, each of the members shall make capital contributions to CCRC Op-HoldCo and RIDEA Op-HoldCo, as applicable, in accordance with the provisions of the CCRC Op-HoldCo LLC Agreement and the RIDEA Op-HoldCo LLC Agreement, as applicable, for such purposes, and such capital contributions shall be deemed CCRC Required Op-HoldCo Additional Capital Contributions and RIDEA Required Op-HoldCo Additional Capital Contributions for purposes of this Agreement, in each case subject to the applicable provisions of Article III hereof.

(d)        Robin Run.  If the Robin Run Release has not been obtained as of the Closing Date in accordance with Section 6.1(a)(xiv) and Section 6.1(b)(viii), then pursuant to documents executed and delivered at the Closing that are reasonably satisfactory to HCP and Brookdale, (i) Brookdale shall indemnify, defend and hold harmless CCRC P-HoldCo and CCRC Op-HoldCo and the subsidiaries of each, and HCP and its Affiliates, against any and all liabilities, losses, Claims and damages in connection with or relating to the Robin Run Debt (the “Robin Run Indemnification”), and (ii) the Robin Run Indemnification shall be secured by a pledge of all equity interests held by Brookdale and its Affiliates in CCRC P-HoldCo and CCRC Op-HoldCo.  In addition, if the applicable lender is willing to grant the Robin Run Release only in exchange for a monetary payment (the determination or calculation of such amount to include all fees, costs, expenses or reimbursements (whether legal or otherwise) that such lender requires that the borrower pay), and the amount of such monetary payment would cause the Lender Approval Ceiling Amount for the Robin Run Debt to be exceeded, unless Brookdale elects (which election shall be in its sole discretion) to pay the additional amount in excess of such Lender Approval Ceiling Amount and obtain the Robin Run Release, HCP shall have the right, in its sole discretion to elect to require that the documents described in the preceding sentence be executed and delivered at the Closing instead of such payment being made and such release being granted.

(e)        Survival.  The provisions of this Section 8.3 shall survive the Closing.

Section 8.4            Further Documentation. At or following the Closing, the Parties hereto shall execute (and cause their respective Affiliates, as necessary, to execute) such certificates or other instruments required by this Agreement, applicable Legal Requirements or local custom or otherwise reasonably requested by the other Party to effect the Transactions contemplated by this Agreement and the other Closing Documents.  The provisions of this Section 8.4 shall survive the Closing.

Section 8.5            Entrance Fees, Minimum Liquidity Requirements and other Deposits and Escrows.

(a)        At Closing, Brookdale shall pay to HCP an amount equal to 51% of the Excess Entrance Fee Liabilities, if any.  In the alternative, at Closing, if there is an Entrance Fee Liabilities Reduction, HCP shall pay to Brookdale an amount equal to 49% of the Entrance Fee Liabilities Reduction.  For purposes of this Section 8.5(a):

(i)        the term “Entrance Fee Liabilities” shall mean the sum of (1) refundable entry fees, (2) deferred revenue attributable to entry fees, (3) My Choice or PIPP refund liabilities and (4) master trust liabilities to the extent not included in prior clauses (1)-(3), all determined in accordance with GAAP;

(ii)       the term “Excess Entrance Fee Liabilities” shall mean the amount, if any, by which the aggregate Entrance Fee Liabilities as of 11:59:59 p.m., local time, on the date immediately prior to the Closing Date, exceeds the Entrance Fee Liabilities Base Amount;

(iii)      the term “Entrance Fee Liabilities Base Amount” means the aggregate amount of Entrance Fee Liabilities outstanding as of 11:59:59 p.m., local time, on the date that is the earlier of (x) June 30, 2014 and (y) the date that is ninety (90) days prior to the Closing Date (or, if such date is not the last day of the calendar month, the last day of such calendar month) (the earlier of (x) and (y), the “Cut-Off Date”) (an example of the calculation of Entrance Fee Liabilities Base Amount (as of 03/31/2014) is attached as Schedule 20 hereto); and

(iv)      the term “Entrance Fee Liabilities Reduction” shall mean the amount, if any, by which the aggregate amount of Entrance Fee Liabilities as of 11:59:59 p.m., local time, on the date immediately prior to the Closing Date, is less than the Entrance Fee Liabilities Base Amount.

Brookdale agrees that, if the net aggregate liability with respect to the My Choice program for all CCRC Contributed Facilities as of the Cut-Off Date exceeds the net aggregate liability with respect to the My Choice program for all CCRC Contributed Facilities as of March 31, 2014 by an amount in excess of $600,000, then Brookdale shall pay to HCP at the Closing an amount equal to 51% of the excess of such net aggregate liability as of the Cut-Off Date over such net aggregate liability as of March 31, 2014.

(b)        Minimum Liquidity Requirements.  With respect to each CCRC PropCo Facility and each CCRC OpCo Facility, at or prior to Closing, each of HCP (to the extent of the HCP CCRC Percentage) and Brookdale (to the extent of the BKD CCRC Percentage) shall, or shall cause one or more of its Affiliates to, replace any minimum liquidity requirement, reserve or other deposit currently provided by Brookdale or its Affiliates (each, an “Existing BKD MLR Provider”) that is required to be provided for the operation of such CCRC PropCo Facility and such CCRC OpCo Facility by any Governmental Authority or in connection with any Required Governmental Approval (the “MLRs”) in a manner sufficient to cause, with respect to the MLRs, any note issued by any Existing BKD MLR Provider to be returned to the

Existing BKD MLR Provider or cancelled, any cash posted by any Existing BKD MLR Provider to be fully refunded to the Existing BKD MLR Provider and all other arrangements and obligations of any Existing BKD MLR Provider to be terminated.  Each of HCP (to the extent of the HCP CCRC Percentage) and Brookdale (to the extent of the BKD CCRC Percentage) shall, or shall cause one or more of its Affiliates to, satisfy the MLR obligations in a manner consistent with Brookdale’s past practice by delivery of one or more notes or, to the extent a note is not permitted by the applicable Governmental Authority and/or to the extent the amount allowed to be satisfied by the note(s) is exceeded, by making a deposit of cash or otherwise engaging in any arrangement customarily required in connection with the operation of continuing care retirement communities similar to the CCRC PropCo Facilities and such CCRC OpCo Facilities.  Brookdale shall be entitled to any and all amounts constituting MLRs held in any recision escrow or other escrow account, and all such amounts shall be fully refunded to the applicable Existing BKD MLR Provider as such amounts are released.

Section 8.6            CCRC Program Max.  At the Closing, CCRC Op-HoldCo shall reimburse Brookdale and its Affiliates for (a) all expenses incurred by them in connection with the “Program Max” projects described on Schedule 13 hereto for the CCRC Contributed Facilities known as “Freedom Square”, “Holland” and “Robin Run”, each of which has been approved by HCP (provided that the aggregate amount of the expenses for which Brookdale and its Affiliates are reimbursed in connection with any such project shall not exceed the total amount of the budget for such project, as set forth on Schedule 13) and (b) all expenses incurred by them in connection with any other “Program Max” projects, and all projects or work performed in connection with such Program Max projects, for any other HCP CCRC Facility or any BKD CCRC Facility, but only if such other “Program Max” projects and related projects or work is approved in advance by HCP in its sole discretion.  To the extent any “Program Max” projects and related projects or work covered by the preceding sentence has not been completed as of the Closing, all post-Closing expenses in connection therewith shall be paid for by CCRC Op-Holdco.  Upon completion of the Freedom Square “Program Max” projects, the Holland “Program Max” projects or the Robin Run “Program Max” projects (but no earlier than the Closing Date), CCRC Op-Holdco shall pay Brookdale or its Affiliate, at the direction of Brookdale, a fee equal to five percent (5%) of the Total Development Costs incurred in connection with such “Program Max” projects and related projects or work.

ARTICLE IX
OTHER MATTERS

Section 9.1            Agreement Regarding Certain Cross-Defaulted Agreements. The Parties acknowledge and agree that HCP and/or its Affiliates, on the one hand, and Brookdale and/or its Affiliates, on the other hand, are parties to certain leases, guarantees and other written agreements in effect as of the Effective Date (collectively, the “Existing HCP/BKD Agreements”), and that certain of the Existing HCP/BKD Agreements (the “Existing Cross-Defaulted Agreements”) provide, in substance, that the occurrence of any breach or default by Brookdale or any Affiliate of Brookdale under any Existing Cross-Defaulted Agreement or any other lease, guarantee or other written agreement entered into after the date of any such Existing Cross-Defaulted Agreement with or in favor of HCP or any Affiliate of HCP and made by or with Brookdale or any Affiliate of Brookdale (such other future leases, guarantees or other written agreements entered into after the date of any such Existing Cross-Defaulted Agreements, the “Future Cross-Defaulted Agreements”) where such default is not cured within any applicable notice and cure period set forth therein will constitute a default by Brookdale and/or its Affiliates under one or more of the Existing Cross-Defaulted Agreements.  Notwithstanding that this Agreement and the other Closing Documents may constitute Future Cross-Defaulted Agreements for purposes of any of the Existing Cross-Defaulted Agreements, HCP hereby agrees that HCP shall not, and shall not permit any Affiliate of HCP, to declare a default or event of default under any such Existing Cross-Defaulted Agreement solely by reason of a breach or default by Brookdale or any Affiliate of Brookdale under this Agreement or any of the Closing Documents.  For avoidance of doubt, however, from and after the Closing, each NNN Lease and the Brookdale Guarantees shall at all times be and remain a Future Cross-Defaulted Agreement to the extent provided in any Existing Cross-Defaulted Agreement, and any breach or default by Brookdale and/or any Affiliate of Brookdale thereunder may, in any such case and to the extent provided in such Existing Cross-Defaulted Agreement, constitute a default or event of default under any such Existing Cross-Defaulted Agreement.

Section 9.2            Company Liabilities.

(a)        It is the intention of the Parties that each of RIDEA P-HoldCo, CCRC P-HoldCo, CCRC Op-HoldCo and each of their respective direct and indirect subsidiaries (each such entity, an “Indemnitee”) shall not be obligated to pay or discharge any liabilities or other obligations which such Indemnitee would not assume or be liable for if RIDEA P-HoldCo, CCRC P-HoldCo and CCRC Op-HoldCo were receiving direct contributions of all of the RIDEA Contributed Facilities, the HCP CCRC Facilities and the BKD CCRC Facilities as opposed to indirect contributions of all or some of such facilities by contributions of equity interests in various entities (the “Assigned Entities”).

(b)        In order to implement the foregoing Section 9.2(a), each of HCP and Brookdale, respectively (each, an “Indemnitor”), hereby indemnifies and agrees to hold harmless each Indemnitee from and against all liabilities, obligations, debts, Claims, causes of action, judgments and damages which may be asserted against, imposed on or incurred by an Indemnitee after the Closing by reason of any of the following: (i) any obligations of the Assigned Entities for borrowed money (other than Permitted Debt) which were incurred prior to the Closing; (ii) all obligations and payments due from the Assigned Entities to creditors with respect to any period prior to the Closing; (iii) all obligations with respect to existing litigation against the Assigned Entities, or any litigation instituted against the Assigned Entities on or after the Closing Date to the extent based on any matter occurring prior to the Closing Date; (iv) any income, excise or franchise taxes payable by the Assigned Entities in respect of any period prior to the Closing Date; and (v) any other liabilities, obligations, debts, claims, causes of action, judgments or damages which may be imposed upon, incurred by or asserted against the Assigned Entities and which are based on any matter occurring prior to the Closing.

(c)        Notwithstanding anything to the contrary set forth in this Section 9.2, the indemnity set forth in this Section 9.2 shall not apply to any Indemnitor in respect of any liability, obligation, debt, Claim, cause of action, judgment or damage based on any of the following: (i) any matter occurring, arising or accruing after the Closing Date except to the extent an Indemnitor is expressly obligated in respect thereof under other provisions of this Agreement; (ii) any matter as to which an Indemnitor is expressly relieved of any obligations or responsibilities under the terms of this Agreement; (iii) any matter or item in respect of which an adjustment or apportionment has been made or provided for in this Agreement or in any Closing Document; and (iv) any matter relating to the physical condition of the (directly or indirectly) contributed facilities, including, without limitation, the need for any required repairs or replacements whether or not giving rise to any violation of law or breach of any agreement.  In addition, notwithstanding the terms of this Section 9.2, the indemnification contemplated by this Section 9.2 shall not apply to any liabilities, obligations, debts, Claims, causes of action, judgments and damages which may be asserted against, imposed on or incurred by an Indemnitee by reason of any liability or obligation that is expressly assumed by any of RIDEA P-HoldCo, CCRC P-HoldCo, CCRC Op-HoldCo and/or any of their respective subsidiaries at (or, as applicable, following) Closing, in each case, pursuant to the express terms of this Agreement or any Closing Document. Furthermore, notwithstanding the terms of this Section 9.2, the indemnification contemplated by this Section 9.2 shall not apply to any liabilities, obligations, debts, Claims, causes of action, judgments and damages which may be asserted against, imposed on or incurred by an Indemnitee that arise out of provisions contained or matters disclosed in the Life Estate Disclosed Documents, except to the extent that such liabilities, obligations, debts, Claims, causes of action, judgments or damages arise out of (x) any claim, lawsuit, proceeding or investigation commenced, asserted or threatened prior to the Effective Date (other than with respect to any matter disclosed in the Disclosure Letter), (y) any breach by the Indemnitor or any of its Affiliates of its performance obligations under an agreement entered into (or instrument executed and delivered) in the form of life estate residency agreement (or attachment thereto) constituting a Life Estate Disclosed Document, or (z) any criminal misconduct on the part of the Indemnitor or any of its Affiliates.

(d)        The obligations and liability of the Parties under this Section 9.2 is in addition to the liability of the Parties under Article VII hereof, and is not limited in any way by the limitation on the Parties liability under said Article VII.

ARTICLE X
MISCELLANEOUS

Section 10.1          No Brokerage. Each Party hereby agrees to indemnify and defend the other parties against and to hold the other Parties harmless from any and all Claims by any Person for any commission, finder’s fee, acquisition fee or other brokerage-type compensation based upon the acts of the indemnifying Party. The provisions of this Section 10.1 will survive the Closing and any termination of this Agreement.

Section 10.2          Successors and Assigns. Except as specifically provided herein to the contrary, this Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors, heirs, administrators and assigns. In no event, however, shall any of the Parties to this Agreement transfer, whether voluntarily, involuntarily, or by operation of law, its interest or obligations in, to or under this Agreement, without the other Parties’ consent, which approval may be given or withheld in such Parties’ sole and absolute discretion. No transfer by any Party to this Agreement of its interest or obligations in, to or under this Agreement, whether made with or without the other Parties’ consent, shall release any party of any of its obligations under this Agreement. The provisions of this Section 10.2 will survive the Closing or the termination of this Agreement.

Section 10.3          Notices. Unless expressly provided otherwise herein, any notice, communication or demand required or permitted to be given (each, a “notice”) under this Agreement shall be in writing (including facsimile or electronic mail communications) and shall be sent to the applicable Party at the following addresses:

To HCP, by addressing the same to:

HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, California 90806
Attention: Legal Department

Facsimile:
E-mail:

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Robert B. Schumer
Facsimile No.: (212) 492-0097

E-mail: rschumer@paulweiss.com

and

Attention: Harris B. Freidus
Facsimile No.: (212) 492-0064

E-mail: hfreidus@paulweiss.com

To Brookdale , by addressing the same to:

Brookdale Senior Living Inc.
111 Westwood Place, Suite 400
Brentwood, Tennessee 37027
Attention: General Counsel
Facsimile: 615-564-8204

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile No.: (212) 735-2000

Attention:	Joseph A. Coco — Joseph.Coco@skadden.com

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

Attention: Nancy M. Olson
Facsimile No.: (312) 407-8584
Email: nancy.olson@skadden.com

Any such notices shall be either (a) delivered by hand, in which case it will be deemed delivered on the date of delivery or on the date delivery was refused by the addressee, (b) by United States mail, postage prepaid, registered or certified, with return receipt requested, in which case it will be deemed delivered on the date of delivery as established by the return receipt (or the date on which the return receipt confirms that acceptance of delivery was refused by the addressee), (c) by Federal Express or similar expedited commercial carrier, with all freight charges prepaid, in which case it will be deemed delivered on the date of delivery as established by the courier service confirmation (or the date on which the courier service confirms that acceptance of delivery was refused by the addressee), or (d) by facsimile transmission with a hard copy to follow by any of the other methods above, in which case it will be deemed delivered on the day and at the time indicated in the sender’s automatic acknowledgment. The above addresses may be changed by notice to the other Party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices to counsel for any Party are for informational purposes only, and a failure to give or receive copies of any notice to such counsel shall not be deemed a failure to give notice. Any notice desired or required to be given by any Party may be given on behalf of such Party by such Party’s legal counsel. The provisions of this Section 10.3 will survive the Closing and any termination of this Agreement.

Section 10.4          Time of Essence. Time is of the essence of every provision contained in this Agreement.

Section 10.5          Dates. If any date upon which or by which action is required under this Agreement is not a Business Day, then the date for such action shall be extended to the first day that is after such date and is a Business Day.

Section 10.6          Incorporation by Reference. All of the schedules and exhibits attached to this Agreement or referred to herein and all documents in the nature of such schedules or exhibits, when executed, are by this reference incorporated in and made a part of this Agreement.

Section 10.7          Attorneys’ Fees. Should any Party institute any action or proceeding to enforce or interpret this Agreement or any provision hereof, for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing Party in any such action or proceeding shall be entitled to receive from the non-prevailing Party all costs and expenses, including reasonable attorneys’ and other fees, incurred by the prevailing Party in connection with such action or proceeding.  For purposes of this Section 10.7, the term “attorneys’ and other fees” shall mean and include attorneys’ fees, accountants’ fees, and any and all other similar fees incurred in connection with the action or proceeding and preparations therefor. The term “action or proceeding” shall mean and include actions, proceedings, suits, arbitrations, appeals and other similar proceedings. The provisions of this Section 10.7 will survive the Closing or the termination of this Agreement.

Section 10.8          Construction. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

Section 10.9          Confidentiality. Each Party hereto agrees that the provisions of this Agreement, all understandings, agreements and other arrangements between and among the Parties with respect to the Transactions contemplated hereby, and all other non-public information received from or otherwise relating to, any of the Parties or their Affiliates (including any Contributed Prop-Subs) or the Contributed Facilities shall be confidential, and shall not be disclosed or otherwise released to any other Person (other than another Party hereto), without the written consent of the other Parties.  The obligations of each Party under this Section 10.9 shall not apply to disclosures made (i) to (a) financing sources, (b) Affiliates, or (c) legal counsel, accountants and other professional advisors to such Party, so long as such Persons described in any of clauses (a) through (c) agree to maintain the confidential nature thereof; (ii) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, to the extent necessary in support of motions, filings, or other proceedings in court as required to be undertaken pursuant to this Agreement or any Closing Document, or otherwise as required by applicable Legal Requirements, provided that any party is given a reasonable opportunity to obtain a protective order in connection with such disclosure; (iii) in connection with reporting requirements in filings with Securities and Exchange Commission by such Party and its Affiliates; (iv) in compliance with any filing requirements, regulations or other requirements of, or upon the request or demand of, any stock exchange (or other similar entity) on which such Party’s (or its Affiliates’) shares (or other equity interests) are listed, or of any other Governmental Authority having jurisdiction over such Party; (v) in any proceeding arising from a dispute between the Parties or (vi) in any public announcement approved by both Parties.  The provisions of this Section 10.9 will survive the Closing and any termination of this Agreement.

Section 10.10       Entire Agreement; Amendments. This Agreement, including the Exhibits and Schedules attached hereto, contain the entire agreement between the parties hereto with respect to the subject matter, and no prior oral or written, and no contemporaneous oral representations or agreements between the parties with respect to the subject matter of this Agreement shall be of any force and effect. Any additions, amendments or modifications to this Agreement shall be of no force and effect unless in writing and signed by each of the Parties hereto.

Section 10.11       Governing Law. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the state of Delaware, without giving effect to principles of conflicts of law. The provisions of this Section 10.11 will survive the Closing or the termination of this Agreement

Section 10.12       Submission to Jurisdiction. Each of HCP and Brookdale hereby irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware) or, in the case of claims over which the federal courts have jurisdiction, the United States District Court for the District of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or the Transactions contemplated hereby. Each of HCP and Brookdale further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of HCP and Brookdale hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions contemplated hereby in Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware) or, in the case of claims over which the federal courts have jurisdiction, the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party’s obligation under this Section 10.12 will survive the Closing or the termination of this Agreement.

Section 10.13       Waiver of Trial by Jury. The parties hereto waive trial by jury in action or proceeding arising out of or in connection with this Agreement. The provisions of this Section 10.13 will survive the Closing or the termination of this Agreement.

Section 10.14       Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

Section 10.15       Execution of This and Other Writings. The Parties hereto have signed below voluntarily after having been advised by their respective counsel of all provisions hereof, and, in signing below, they are not relying on any inducements, promises and representations made by or on behalf of the other except as contained in this Agreement or in any Closing Document. This Agreement may be executed in counterparts, each of which shall be deemed an original. An executed counterpart of this Agreement transmitted by fax or other electronic means (e.g., e-mail) shall be equally as effective as a manually executed counterpart. Each of the Parties hereto shall take all reasonable steps, and execute, acknowledge and deliver all further instruments necessary or expedient to implement this Agreement.

Section 10.16                 Interpretation.  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date first written above.

HCP, INC., a Maryland corporation

By:	/s/ Kendall K. Young
Name:	Kendall K. Young
Title:	Executive Vice President

BROOKDALE SENIOR LIVING INC., a Delaware corporation

By:	/s/ T. Andrew Smith
Name:	T. Andrew Smith
Title:	Chief Executive Officer